Exhibit 99.1

PART I

ITEM 1.	BUSINESS

Business Overview

Federal-Mogul Corporation (the “Company”) is a leading global supplier of technology and innovation in vehicle and industrial products for fuel economy, emissions reduction and safety systems. The Company serves the world’s foremost original equipment manufacturers (“OEM”) and servicers (“OES”) (collectively “OE”) of automotive, light, medium and heavy-duty commercial vehicles, off-road, agricultural, marine, rail, aerospace, power generation and industrial equipment, as well as the worldwide aftermarket. The Company seeks to participate in both of these markets by leveraging its original equipment product engineering and development capability, manufacturing know-how, and expertise in managing a broad and deep range of replacement parts to service the aftermarket. The Company believes that it is uniquely positioned to effectively manage the life cycle of a broad range of products to a diverse customer base. Federal-Mogul is a leading technology supplier and a market share leader in several product categories. As of December 31, 2012, the Company had current OEM products included on more than 300 global vehicle platforms and more than 700 global powertrains used in light, medium and heavy-duty vehicles. The Company offers premium brands, OE replacement and entry/mid level products for all aftermarket customers. Therefore, the Company can be first to the aftermarket with new products, service expertise and customer support. This broad range of vehicle and powertrain applications reinforces the Company’s belief in its unique market position.

Effective September 1, 2012, the Company began operating with two end-customer focused business segments. The Powertrain (or “PT”) segment focuses on original equipment products for automotive, heavy duty and industrial applications. The Vehicle Components Solutions (or “VCS”) segment sells and distributes a broad portfolio of products in the global aftermarket, while also serving original equipment manufacturers with products including braking, chassis, wipers and other vehicle components. The new organizational model allows for a strong product line focus benefitting both original equipment and aftermarket customers and enables the global Federal-Mogul teams to be responsive to customers’ needs for superior products and to promote greater identification with Federal-Mogul premium brands. The division of the global Federal-Mogul business into two operating segments is expected to enhance management focus to capitalize on opportunities for organic or acquisition growth, profit improvement, resource utilization and business model optimization in line with the unique requirements of the two different customer bases. Prior period amounts have been reclassified to conform to the presentation used in this filing.

PT offers its customers a diverse array of market-leading products for OE applications, including pistons, piston rings, piston pins, cylinder liners, valve seats and guides, ignition products, dynamic seals, bonded piston seals, combustion and exhaust gaskets, static gaskets and seals, rigid heat shields, engine bearings, industrial bearings, bushings and washers, plus element resistant systems protection sleeving products, acoustic shielding and flexible heat shields. VCS offers powertrain products manufactured by PT, distributed through globally-recognized aftermarket brands to the independent aftermarket and also offers brake disc pads, brake linings, brake blocks, brake system components, chassis products, wipers, and other products lines to OEM, OES and aftermarket customers.

Federal-Mogul has operations in 34 countries and, accordingly, all of the Company’s reporting segments derive sales from both domestic and international markets. The attendant risks of the Company’s international operations are primarily related to currency fluctuations, changes in local economic and political conditions, extraterritorial effects of United States laws such as the Foreign Corrupt Practices Act, and changes in laws and regulations.

The following tables set forth net sales and net property, plant and equipment (“PP&E”) by geographic region as a percentage of total net sales and net PP&E, respectively.

	Net Sales			Net PP&E
	Year Ended December 31			December 31
	2012	2011	2010	2012	2011

United States	38%	37%	39%	29%	29%
Mexico	5%	4%	4%	6%	7%
Canada	2%	2%	2%	—	—

Total North America	45%	43%	45%	35%	36%

Germany	18%	19%	17%	20%	21%
France	6%	6%	7%	5%	4%
Italy	4%	4%	5%	4%	4%
United Kingdom	4%	4%	4%	4%	4%
Belgium	4%	4%	5%	1%	1%
Other EMEA	6%	8%	5%	14%	10%

Total EMEA	42%	45%	43%	48%	44%

China	4%	4%	4%	6%	7%
India	4%	4%	3%	7%	6%
South America	2%	2%	2%	2%	2%
Other	3%	2%	3%	2%	5%

Total Rest of World	13%	12%	12%	17%	20%

	100%	100%	100%	100%	100%

The following table sets forth net sales by reporting segment as a percentage of total net sales:

	Year Ended December 31
	2012	2011	2010
Net sales by reporting segment:
Powertrain	56%	56%	52%
Vehicle Components Solutions	44%	44%	48%

	100%	100%	100%

Strategy

The Company’s strategy is designed to create sustainable global profitable growth by leveraging existing and developing new competitive advantages. This strategy consists of the following primary elements:

•	Provide value-added products to customers in all markets served through leading technology and innovation;

•	Develop products to enable increased fuel economy and reduce vehicle emissions, plus enable the use of alternative energies;

•	Utilize the Company’s leading technology resources to develop advanced and innovative products, processes and manufacturing capabilities;

•	Offer leading technology and innovation in visibility, vehicle control and stability to help vehicle makers meet safety and performance specifications critical for customer satisfaction;

•	Extend the Company’s global reach to support its OE customers, furthering its relationships with leading Asian OEs and strengthening market share with U.S. and European OEs;

•	Assess acquisition and investment opportunities that provide product line expansion, technological advancements, geographic positioning, penetration of emerging markets (including the “BRIC” markets of Brazil, Russia, India and China) and market share growth;

•	Leverage the strength of the Company’s global aftermarket leading brand positions, product portfolio and range, marketing and selling expertise, and distribution and logistics capabilities; and

•	Aggressively pursue cost competitiveness in all business segments by continuing to drive productivity in existing operations, consolidating and relocating manufacturing operations to best cost countries, utilizing the Company’s strategic joint ventures and alliances, and rationalizing business resources and infrastructure.

The Company’s strategy is to develop and deliver leading technology and innovation which results in market share expansion in the OE market and aftermarket. The Company assesses individual opportunities to execute its strategy based upon estimated sales and margin growth, cost reduction potential, internal investment returns, and other criteria, and makes investment decisions on a case-by-case basis. Opportunities meeting or exceeding benchmark return criteria may be undertaken through research and development activities, acquisitions, joint ventures and other strategic alliances, or restructuring activities as further discussed below.

Research and Development. The Company maintains technical centers throughout the world designed to:

•	provide solutions for customers and bring new, innovative products to market;

•	integrate the Company’s leading technologies into advanced products and processes;

•	provide engineering support for all of the Company’s manufacturing sites; and

•	provide technological expertise in engineering and design development.

Federal-Mogul’s research and development activities are conducted at the Company’s research and development locations. Within the United States, these centers are located in Skokie, Illinois; Ann Arbor, Michigan; Plymouth, Michigan; and Exton, Pennsylvania. Internationally, the Company’s research and development centers are located in Burscheid, Germany; Nuremberg, Germany; Wiesbaden, Germany; Bad Camberg, Germany; Chapel, United Kingdom; Crepy, France; Shanghai, China; Bangalore, India; and Yokohama, Japan.

Each of the Company’s business units is engaged in engineering, research and development efforts working closely with customers to develop custom solutions to meet their needs. Total expenditures for research and development activities, including product engineering and validation costs, were $173 million, $166 million and $151 million for the years ended December 31, 2012, 2011 and 2010, respectively.

Joint Ventures and Other Strategic Alliances. The Company forms joint ventures and strategic alliances to gain share in emerging markets, facilitate the exchange of technical information and development of new products, extend current product offerings, provide best cost manufacturing operations, and broaden its customer base. The Company believes that certain of its joint ventures have provided, and will continue to provide, opportunities to expand business relationships with Asian and other OEs operating in BRIC growth markets. The Company is currently involved in 29 joint ventures located in 13 different countries throughout the world, including China, India, Korea, Russia, Turkey and the United States. Of these joint ventures, the Company maintains a controlling interest in 17 entities and, accordingly, the financial results of these entities are included in the Consolidated Financial Statements of the Company. The Company has a non-controlling interest in 11 of its joint ventures, of which 7 are accounted for under the equity method and 4 are accounted for under the cost method. The Company does not consolidate any entity for which it has a variable interest based solely on power to direct the activities and significant participation in the entity’s expected results that would not otherwise be consolidated based on control through voting interests. Further, the Company’s joint ventures are businesses established and maintained in connection with its operating strategy.

Net sales for the Company’s 17 consolidated joint ventures were approximately 9%, 9% and 8% of consolidated net sales for the years ended December 31, 2012, 2011 and 2010, respectively. The Company’s investments in non-consolidated joint ventures totaled $240 million and $228 million as of December 31, 2012 and 2011, respectively, and the equity in earnings of such affiliates amounted to $34 million, $37 million and $32 million for the years ended December 31, 2012, 2011 and 2010, respectively.

Acquisition. In June 2012, the Company entered into a definitive agreement to purchase the BERU spark plug business from BorgWarner, Inc. These spark plugs are manufactured in France and Germany and are sold to European original equipment manufacturers. The purchase closed at the end of September 2012 for $52 million, net of cash acquired. The Company has performed a preliminary allocation of the purchase price in accordance with the

Financial Accounting Standards Board (“FASB”) Accounting Standards Codifications (“ASC”) Topic 805, Business Combinations. The Company is utilizing a third party to assist in the fair value determination of certain components of the purchase price allocation, namely fixed assets and intangible assets. The Company has preliminarily recorded $22 million of definite-lived intangible assets (primarily customer relationships) and $1 million of indefinite-lived intangible assets (trademarks) associated with this acquisition.

Restructuring Activities. The Company’s restructuring activities are undertaken as necessary to execute management’s strategy and streamline operations, consolidate and take advantage of available capacity and resources, and ultimately achieve net cost reductions. Restructuring activities include efforts to integrate and rationalize the Company’s businesses and to relocate manufacturing operations to best cost markets.

In June 2012, the Company announced a restructuring plan (“Restructuring 2012”) to reduce or eliminate capacity at several high cost VCS facilities and transfer production to lower cost locations. Restructuring 2012 is anticipated to be completed within two years. In connection with Restructuring 2012, the Company expects to incur restructuring charges totaling approximately $15 million. During the year ended December 31, 2012, the Company recorded $11 million in restructuring expenses for Restructuring 2012, all of which were employee costs. The Company expects to incur an additional $4 million in restructuring expenses for Restructuring 2012, comprised of $1 million in employee costs and $3 million in facility closure costs.

An unprecedented downturn in the global automotive industry and global financial markets led the Company to announce, in September and December 2008, certain restructuring actions, herein referred to as “Restructuring 2009,” designed to improve operating performance and respond to increasingly challenging conditions in the global automotive market. The Company’s global workforce of 45,000 employees as of December 31, 2012 is approximately 1,700 positions less than the workforce as of September 30, 2008 due to Restructuring 2009 actions, partially offset by subsequent rehiring of employees as production volumes increased in 2010 and 2011. During 2012, the Company recorded $1 million in facility closure costs and $(1) million in employee cost reversals associated with Restructuring 2009. During 2011, the Company recorded $3 million in facility closure costs, $1 million in employee costs and $(4) million in employee cost reversals associated with Restructuring 2009. During 2010, the Company recorded $5 million in facility closure costs, $3 million in employee costs and $(8) million in employee cost reversals associated with Restructuring 2009.

During the years ended December 31, 2012, 2011 and 2010, the Company recorded $14 million, $5 million and $8 million, respectively, in net restructuring expenses outside of Restructuring 2009 and Restructuring 2012. The Company recorded $14 million in employee costs related to other restructuring activities during 2012. The Company recorded $3 million in employee costs and $2 million in facility closure costs related to other restructuring activities during 2011. The Company recorded $7 million in employee costs and $1 million in facility closure costs related to other restructuring activities during 2010.

The Company’s restructuring activities are further discussed in Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and Note 2 to the Consolidated Financial Statements, included in Item 8 of this report.

The Company’s Products

The following provides an overview of products manufactured and distributed by the Company’s reporting segments.

Powertrain. The PT segment primarily represents the Company’s OEM business. About 90% of PT’s revenue is to OEM customers, with the remaining 10% of its revenue being sold directly to the Company’s VCS segment for eventual distribution, by VCS, to customers in the independent aftermarket.

PT operates 78 manufacturing sites in 18 countries, serving a large number of major automotive, heavy-duty, marine and industrial customers worldwide. Powertrain derived 34% of its 2012 OE sales in North America, 49% in EMEA and 17% in the rest of the world (“Rest of World” or “ROW”).

Federal-Mogul is one of the world’s leading powertrain component and assembly providers. Comprehensive design capability and an extensive product portfolio enable effective delivery of a broad range of engine and driveline components as well as engineered solutions to improve fuel economy, reduce emissions or enhance vehicle performance and durability. Products in this segment include pistons, piston rings, piston pins, cylinder liners, valve seats and guides, engine bearings, industrial bearings, bushings and washers, ignition products, dynamic seals, bonded piston seals, combustion and exhaust gaskets, static gaskets and seals, rigid heat shields, element resistant systems protection sleeving products, flexible heat shields, lighting products and metallic filters. PT products are used in automotive, motorcycle, light truck, heavy-duty, industrial, commercial equipment (construction, agricultural, power generation, marine and railway), aerospace, and small air-cooled engine applications.

The following provides a description of the various products manufactured by PT:

Product	Description

Pistons	The main task of the piston is to compress the air and fuel mixture in advance of ignition. Following combustion, the piston relays the combustion energy into mechanical energy. In this process, substantial pressures are exerted on the piston, imposing high demands on it in terms of rigidity and temperature resistance. Product offerings include Monosteel and DuraBowl pistons, winners of the 2006 and 2010 PACE awards, respectively.

Piston Rings	The three main tasks of piston rings in internal combustion engines include: (1) sealing the combustion chamber, (2) supporting heat transfer from the piston to the cylinder wall, and (3) regulating lubrication and oil consumption. Products include GDC and LKZ Rings, winners of the 2007 and 2011 PACE awards, respectively.

Piston Pins	Piston pins attach the piston to the end of the connecting rod, allowing the piston to pivot in each cycle of the engine and following the revolution of the crankshaft.

Cylinder Liners	Cylinder liners, or sleeves are specially engineered where surfaces formed within the engine block, working in tandem with the piston and ring, as the chamber in which the thermal energy of the combustion process is converted into mechanical energy.

Valve Seats and Guides	Federal-Mogul designs and manufactures a wide variety of powdered metal inserts used in engines and general industrial applications, which are specially designed to meet customer requirements for extreme hardness.

Engine Bearings

Engine bearings provide an intermediate surface between the connecting rod and crankshaft and between the crankshaft and engine block. Their purpose is to facilitate the conversion of combustion energy into mechanical energy by allowing low-friction movement of the connecting rods and crankshaft when absorbing the power created in the combustion chamber. They operate principally under hydrodynamic lubrication conditions.

The Company’s bearing product line includes lead-free aluminum engine bearings commonly used in gasoline engines and bronze bearings used in highly-loaded compression engines such as diesel or gasoline turbocharged models. The Company’s portfolio includes a full range of lead-free solutions developed to meet EU requirements and covers a range of electroplated and sputter coated bearings. These extremely high performance materials support the downsizing of engines and consequent improved fuel economy and CO2 reduction. The Company’s product range also includes innovative polymer coated bearings

(IROX™) for automotive engines. These bearings have a special polymer coated shell that helps to withstand high reciprocating mechanical loads produced by heavily boosted engines. The innovative IROX bearing coating with embedded dry lubricant design enables these bearings to operate in low lubrication conditions found in hybrid or start-stop engines.

Industrial Bearings	Sold under the Deva®, Glycodur®, Metafram® and Metagliss® brands, industrial bearings are primarily dedicated to applications operating in mixed or low lubrication conditions. Applications are mainly diverse industrial motors or converters and include wind turbines and hydroelectric power generation equipment.

Bushings and Washers	Bushings and washers are used in engines and transmissions to ensure low friction rotation or oscillation of shafts. They are made of bronze, aluminum or polymer material.

Ignition	Ignition products include spark plugs, glow plugs, ignition coils and accessories for automotive commercial and industrial applications.

Dynamic Seals	Dynamic seals are used between a housing or body structure and rotating or moving shafts to contain lubricants, fluids and pressure inside the housing, while keeping out dust and other contaminates. There are numerous areas of application including engine crankshaft, transmission driveshaft, pinion and axle, and wheel seals.

Bonded Piston Seals	Bonded piston seals use hydraulic pressure in transmissions to facilitate gearshift. These products are used in automatic, dual clutch transmissions and continuously variable transmissions.

Combustion and Exhaust Gaskets	Combustion and exhaust gaskets are used between two surfaces to contain gas and pressure produced from combustion. These gaskets are primarily used on internal combustion engine applications including cylinder head, exhaust manifold, exhaust takedown, exhaust gas recirculation and turbocharger gaskets.

Static Gaskets and Seals	Static gaskets and seals create a barrier between two surfaces to contain fluids, pressure and gases while keeping out dust and other contaminants. There are numerous areas of application including engine covers, oil pans, intake manifolds, transmission covers and differential covers.

Rigid Heat Shields	Rigid heat shields are designed to provide a heat and sound barrier to emitting components. These products cover a full range of application on a vehicle from engine to tailpipe.

Element Resistant Sleeving

Element resistant sleeving products provide protection of wires, hoses, sensors, and mechanical components and assemblies from heat, electro-magnetic interference, dirt, vibration and moisture. Element resistant sleeving products include:

• automotive wire harnesses and hoses;

• abrasion protection and wire management of cable assemblies;

• dielectric protection of electrical leads;

• thermal and mechanical protection of hose assemblies; and

• acoustic insulating and sound-dampening materials.

Flexible Heat Shields	Flexible heat shields are designed to provide a heat barrier and for thermal management usually in the engine compartment.

Lighting	Automotive lighting products include power and lighting systems, and interior and exterior lighting components.

Metallic Filters	Used in several industries (chemical, nuclear, water and air treatment, and food and beverage), these filters are specially designed to meet particular customer requirements.

Vehicle Components Solutions. VCS primarily represents the Company’s aftermarket business. About 75% of VCS’s revenue is to customers in the independent aftermarket, with the remaining 25% sold to the OE/OES market. VCS operates 32 wholly owned manufacturing sites in 15 countries and 15 distribution centers in 10 countries. VCS derived 61% of its sales through North America, 32% in EMEA and 7% in Rest of World.

VCS sells products manufactured by the VCS and Powertrain segments, as well as certain products purchased from outside suppliers, into the independent automotive, heavy-duty and specialty replacement markets. Through global market insight, supply chain expertise, and brand and product line management, aftermarket customers worldwide benefit from the Company’s extensive OE technology and manufacturing expertise. Federal-Mogul markets a broad portfolio of leading brands and products that are designed to solve a problem, facilitate installation and improve safety, durability and vehicle performance. This portfolio is organized into product categories that provide comprehensive vehicle solutions. The following provides a description of the aftermarket products sold by the VCS segment:

Category	Product Lines	Brand Names

Braking Solutions	Disc Pads Hydraulic Parts Linings Rotors & Drums Brake Hardware	Abex®; Beral®; Ferodo®; Necto®; ThermoQuiet®; Wagner®

Chassis Solutions	Chassis Driveline Hub Assemblies Anti Friction Bearings	MOOG®; National®

Sealing Solutions	Gaskets Seals	Fel-Pro®; Goetze®; National®; Payen®

Engine and Service Solutions	Engine Parts	AE®; FP Diesel®; Glyco®; Goetze®; Nural®; Sealed Power®

	Wipers Ignition Products Lighting	ANCO®; Champion®; Wagner®

VCS manufactures braking, chassis, sealing and wiper products which are sold both to aftermarket and to OE / OES customers. The following provides a description of the products manufactured by VCS:

Product	Description

Light Vehicle Disc Pads

A light vehicle disc pad assembly consists of:

•      friction material, which dissipates forward momentum by converting energy into heat;

•      underlayer, which is a layer of different friction material placed between the backplate and friction material to improve strength, provide a thermal barrier, corrosion resistance, noise performance or a combination of these characteristics;

•      backplate, to support and locate the friction material in the caliper; and

•      shim, which is a rubber/metal laminate developed to suppress noise.

Commercial Vehicle Disc Pads	Commercial vehicle disc brake pads are a growing segment of the friction market, superseding drum brakes on trucks, buses, tractor units and trailers. The basic construction of a commercial vehicle disc pad is the same as a light vehicle disc pad.

Railway Disc Pads	Railway disc pads are produced in single pad or paired pad format. Federal-Mogul produces sintered metal pads for railway applications.

Light Vehicle Drum Brake Linings	Drum brake linings are friction material affixed to a brake shoe and fitted on the rear service brake, rear parking brake and/or transmission brake application.

Commercial Vehicle Full Length Linings	Full length linings are the commercial vehicle equivalent of light vehicle drum brake linings.

Commercial Vehicle Half Blocks	Half blocks are segments of friction material made to be riveted onto drum brake shoes. They are used on heavier vehicle applications where discs are not used.

Railway Brake Blocks	Railway brake blocks work by acting on the circumference of the wheel. They are lighter and quieter in operation than cast iron blocks. However, friction performance is designed to replicate that of cast iron blocks.

Chassis	Chassis parts include ball joints, tie rod ends, sway bar links, idler arms, and pitman arms. These components affect vehicle steering and vehicle ride quality.

Combustion and Exhaust Gaskets	Combustion and exhaust gaskets are used between two surfaces to contain gas and pressure produced from combustion. These gaskets are primarily used on internal combustion engine applications including cylinder head, exhaust manifold, exhaust takedown, exhaust gas recirculation and turbocharger gaskets.

Static Gaskets and Seals	Static gaskets and seals create a barrier between two surfaces to contain fluids, pressure and gases while keeping out dust and other contaminants. There are numerous areas of application including engine covers, oil pans, intake manifolds, transmission covers and differential covers.

Wipers	Windshield wiper parts include conventional and profile style wiper blades, blade refills and wiper arms.

Reporting Segment Financial Information. The following tables summarize net sales, cost of products sold, gross margin and total assets for each reporting segment. For additional information related to the Company’s reporting segments, refer to Note 23 to the Consolidated Financial Statements, included in Item 8 of this report.

Net sales:

	Year Ended December 31
	2012	2011	2010
	(Millions of Dollars)

Powertrain	$3,926	$4,131	$3,497
Vehicle Components Solutions	2,853	2,985	2,945
Inter-segment eliminations	(335)	(397)	(397)

Total	$6,444	$6,719	$6,045

Cost of products sold:

	Year Ended December 31
	2012	2011	2010
	(Millions of Dollars)

Powertrain	$(3,470)	$(3,570)	$(3,034)
Vehicle Components Solutions	(2,390)	(2,462)	(2,406)
Inter-segment eliminations	335	397	397

Total Reporting Segment	(5,525)	(5,635)	(5,043)
Corporate	(6)	(5)	(6)

Total Company	$(5,531)	$(5,640)	$(5,049)

Gross margin:

	Year Ended December 31
	2012	2011	2010
	(Millions of Dollars)

Powertrain	$456	$561	$463
Vehicle Components Solutions	463	523	539

Total Reporting Segment	919	1,084	1,002
Corporate	(6)	(5)	(6)

Total Company	$913	$1,079	$996

Total assets:

	December 31
	2012	2011
	(Millions of Dollars)

Powertrain	$3,090	$3,145
Vehicle Components Solutions	3,226	3,023

Total Reporting Segment	6,316	6,168
Corporate	516	756
Discontinued operations	95	105

Total Company Assets	$6,927	$7,029

The Company’s Industry

The automotive market, light, medium and heavy-duty commercial vehicle market and energy, industrial and transport market sectors are comprised of two primary markets: the OE market, in which the Company’s products are used in the manufacture of new products and for manufacturer service replacement parts; and the aftermarket, in which the Company’s products are used as replacement parts for current production and previous models through the independent aftermarket or other service distribution channels.

The OE Market. Demand for component parts in the OE market is generally a function of the number of new vehicles produced, which is driven by macro-economic factors such as interest rates, fuel prices, consumer confidence, employment trends, regulatory requirements and trade agreements. Although OE demand is tied to planned vehicle production, parts suppliers also have the opportunity to grow through increasing their product content per vehicle, by increasing market share and by expanding into new or emerging markets. Companies with a global presence, leading technology and innovation, and advanced product engineering, manufacturing and customer support capabilities are best positioned to take advantage of these opportunities.

There are currently several significant trends that are impacting the OE market, including the following:

•	Global Production – The global light and commercial vehicle production in the developed markets experienced a decline in Europe and growth in North America in 2012. In total, the number of vehicles produced during 2012 was 20.2 million in the Americas, 21.4 million in Europe, the Middle East and Africa (“EMEA”) and 42.1 million in Asia, compared to 2011 vehicle production of 18 million, 23 million and 38.4 million in the Americas, EMEA and Asia, respectively. While global OE production increased at a moderate pace, the demand for parts, including products produced by the Company remained flat during 2012 due to the Company’s regional dependence in the developed markets.

•	Automotive Supply Consolidation – Consolidation within the automotive supply base is expected to continue as the entire industry evolves and as the industry responds to the need to achieve economies of scale and global capabilities to serve vehicle manufacturers who are increasingly global in their production. Suppliers will seek opportunities to achieve synergies in their operations through consolidation, while striving to acquire complementary businesses to improve global competitiveness or to strategically enhance a product offering to global customers.

•	Globalization of Automotive Industry – OEs are increasingly designing global platforms where the basic design of the vehicle is performed in one location, but the vehicle is produced and sold in numerous geographic markets to realize significant economies of scale by limiting variations across product designs and geographic regions. While developed markets in North America and Europe continue to remain important to OEs, increased focus is being placed upon expanded design, development and production within emerging markets for growth opportunities, especially in the BRIC markets. As a result, suppliers must be prepared to provide product and technical resources in support of their customers within these emerging markets. Furthermore, OEs are moving their operations to best cost geographies outside the U.S. and western European markets and, accordingly, OEs are increasingly requiring suppliers to provide parts on a global basis. Finally, the Asian OEs continue to expand their reach and market share in relation to traditional North American and European manufacturers. As this trend is expected to continue into the foreseeable future, suppliers must be geographically and technically positioned to meet the needs of the Asian OEs.

•	Focus on Fuel Economy, Reduced Emissions and Alternative Energy Sources – Increased fuel economy and decreased vehicle emissions are of great importance to OEs as legislators and customers continue to demand more efficient and cleaner operating vehicles. Increasingly stringent fuel economy standards and environmental regulations are driving OEs to focus on new technologies including downsized, higher output and turbocharged gasoline engines, diesel and turbocharged diesel, bio-mass and hybrid diesel applications and hybrid, electric and alternative energy engines. As a result, the number of powertrain configurations will increase in response to the proliferation of commercially available energy sources. Suppliers offering solutions to OEs related to numerous vehicle fuel and powertrain configurations possess a distinct competitive advantage, which is driving accelerated new product development cycles.

•	Focus on Vehicle Safety – Vehicle safety continues to receive industry attention by OEs as customers view safety as a fundamental driver in consumer purchasing decisions and legislation looks on improved vehicle safety as a public health issue. Accordingly, OEs are seeking suppliers with new technologies, capabilities and products that have the ability to advance vehicle safety. Suppliers that are able to enhance vehicle safety through innovative products and technologies have a distinct competitive advantage.

•	Pricing Pressures – OEs provide extensive pricing incentives and financing alternatives to consumers in order to generate sales of new vehicles and retain or gain market share. These actions, coupled with the increasing content required to meet regulations, have placed pressures on the OEs’ profits and, in turn, the OEs expect certain recovery from their supply base. Suppliers must continually identify and implement product innovation and cost reduction activities to fund customer annual price concession expectations in order to retain current business as well as to be competitively positioned for future new business opportunities.

•	Raw Material Cost Fluctuations – There have been significant fluctuations in recent periods in global prices of aluminum, copper, lead, nickel, platinum, resins, steel, other base raw materials and energy. Suppliers must continue to identify leading design and innovative technological solutions and material substitution options in order to retain a competitive advantage to the extent that cost increases are not passed on to customers.

•	Energy, Industrial and Transport Markets – Customers continue to develop alternatives to historic infrastructure in the energy, industrial and transport markets. This includes power generators and other power conversion devices as well as growth in the aerospace and high speed railway markets and ocean transport. Suppliers with the capability to utilize automotive expertise to service these and other related markets have a competitive advantage.

The Aftermarket Business. Global Aftermarket products for current production and previous models are sold directly to a wide range of distributors, retail parts stores and mass merchants who distribute these products to professional service providers and “do-it-yourself” consumers. Demand for aftermarket products is driven by many factors, including the number of vehicles in operation, the average age of the vehicle fleet, the durability of OE parts, and vehicle usage. Although the number of vehicles on the road and different models available continue to increase, the aftermarket has experienced softness due to increases in average useful lives of automotive parts resulting from continued technological advancements and resulting improvements in durability. More recently, some aftermarket product categories have been impacted by the growth of the midgrade segment due to consumer and trade channel trends.

Some of the significant trends, both negative and positive, that are impacting the aftermarket business include the following:

•	Projected Expansion of the Global Car Parc – OEMs are increasingly focused on emerging markets for growth. This increased OEM focus on emerging geographic regions will ultimately drive the need for replacement parts for vehicles produced and in service, which the Company believes provides longer-term growth opportunities for its aftermarket business in these regions.

•	Vehicle Usage Trends – The overall usage of the vehicle fleet, typically measured in number of miles driven, has historically increased year over year in most global markets. That increase in usage of the fleet causes vehicle parts to wear out faster, requiring more frequent replacement. In the last few years, however, that market demand tailwind has tapered off as vehicle usage has slowed in the more established regional markets.

•	Increase in Average Age of Vehicles – The average age of vehicles on the road has increased over the past few years. Should the average age of the vehicle fleet continue to rise over the long term, this increase in vehicles requiring maintenance and repair will increase the demand for aftermarket replacement parts.

•	Vehicle Complexity – Today’s vehicles are more complex in design, features, and integration of mechanical and electrical products. Ever increasing complexity adversely impacts the demand for replacement parts through the traditional independent aftermarket, as certain repairs can be too complex for some independent repair shops, which forces owners back to the dealer network for these types of services.

•	Extended Automotive Part Product Life and New Car Warranties – The average useful lives of automotive parts, both OE and aftermarket, have been steadily increasing due to innovations in product technology and manufacturing. Longer product lives and improved durability results in vehicle owners replacing parts on their vehicles less frequently.

•	Changes in Consumer Behavior – The aftermarket is impacted by changes in economic conditions, volatility in fuel prices, and expanding focus on environmental and energy conservation. For example, the number of consumers with the ability to purchase new vehicles has been reduced due to adverse economic conditions and this may increase demand for repairs in order to keep older vehicles road-worthy. In relation to fuel prices, rising fuel prices cause consumers to drive less or defer vehicle repairs, whereas falling fuel prices free up residual income for consumers to make vehicle repairs.

•	Size of the Dealer Network – As a result of the contraction of the U.S. dealer network, there has been a reduction in the availability of dealers offering post-warranty repair work. This should increase the demand for replacement parts through the independent aftermarket.

The Company’s Customers

The Company supplies OEs with a wide variety of technologically innovative parts, substantially all of which are manufactured by the Company. The Company’s OE customers consist of automotive and heavy-duty vehicle manufacturers as well as agricultural, off-highway, marine, railroad, aerospace, high performance and industrial application manufacturers. The Company has well-established relationships with substantially all major American, European and Asian automotive OEs.

The Company’s aftermarket customers include independent warehouse distributors who redistribute products to local parts suppliers, distributors of heavy-duty vehicular parts, engine rebuilders, retail parts stores and mass merchants. The breadth of the Company’s product lines, the strength of its leading brand names, marketing expertise, sizable sales force, and its distribution and logistics capability are central to the success of the Company’s Global VCS operations.

No individual customer accounted for more than 6% of the Company’s direct sales during 2012.

The Company’s Competition

The global vehicular parts business is highly competitive. The Company competes with many independent manufacturers and distributors of component parts globally. In general, competition for sales is based on price, product quality, technology, delivery, customer service and the breadth of products offered by a given supplier. The Company is meeting these competitive challenges by developing leading technologies, efficiently integrating its manufacturing and distribution operations, expanding its product coverage within its core businesses, restructuring its operations and transferring production to best cost countries, and utilizing its worldwide technical centers to develop and provide value-added solutions to its customers. A summary of the Company’s primary independent competitors by reporting segment is set forth below.

•	Powertrain – Primary competitors include Aisin, Art Metal, BinZou, Bleistahl, Bosch, Daido, Dana/Reinz, Delfingen, Denso, DongYang, ElringKlinger, Freudenberg, General Electric, GKN, Hella, Hitachi-Automotive, Honeywell, Kolbenschmidt, Mahle, Miba, NGK, NOK, NPR, Osram, Pall, Riken, Sinteron, Stanley and TPR.

•	Vehicle Components Solutions – Primary competitors include AC Delco, Affinia, Akebono, Airtex, Bosch, Contitech, Dana/Reinz, Delfingen, Delphi, Denso, ElringKlinger, Freudenberg, Galfer, General Electric, Hella, Honeywell, Mahle, Nisshinbo/TMD, NOK, Osram, Pall, SKF, Stanley, Stemco, Sylvania, Timken, TMD, Trico, TRW and Valeo.

The Company’s Backlog

For OE customers, the Company generally receives purchase orders for specific products supplied for particular vehicles. These supply relationships typically extend over the life of the related vehicle, subject to interim design and technical specification revisions, and do not require the customer to purchase a minimum quantity. In addition to customary commercial terms and conditions, purchase orders generally provide for annual price reductions based upon expected productivity improvements and other factors. Customers typically retain the right to terminate purchase orders, but the Company generally cannot terminate purchase orders. OE order fulfillment is typically manufactured in response to customer purchase order releases, and the Company ships directly from a manufacturing location to the customer for use in vehicle production and assembly. Accordingly, the Company’s manufacturing locations turn finished goods inventory relatively quickly, producing from on-hand raw materials and work-in-process inventory within relatively short manufacturing cycles. A significant risk to the Company is lower than expected vehicle production by one or more of its OE customers or termination of the business based upon perceived or actual shortfalls in delivery, quality or value.

For its Global Aftermarket customers, the Company generally establishes product line arrangements that encompass all parts offered within a particular product line. These are typically open-ended arrangements that are subject to termination by either the Company or the customer at any time. Pricing is market responsive and subject to adjustment based upon competitive pressures, material costs and other commercial factors. Global Aftermarket order fulfillment is largely performed from finished goods inventory stocked in the Company’s worldwide distribution network. Inventory stocking levels in the Company’s distribution centers are established based upon historical and anticipated future customer demand.

Although customer programs typically extend to future periods, and although there is an expectation that the Company will supply certain levels of OE production and aftermarket shipments over such periods, the Company believes that outstanding purchase orders and product line arrangements do not constitute firm orders. Firm orders are limited to specific and authorized customer purchase order releases placed with its manufacturing and distribution centers for actual production and order fulfillment. Firm orders are typically fulfilled as promptly as possible after receipt from the conversion of available raw materials and work-in-process inventory for OE orders and from current on-hand finished goods inventory for aftermarket orders. The dollar amount of such purchase order releases on hand and not processed at any point in time is not believed to be significant based upon the timeframe involved.

The Company’s Raw Materials and Suppliers

The Company purchases various raw materials and component parts for use in its manufacturing processes, including ferrous and non-ferrous metals, non-metallic raw materials, stampings, castings and forgings. The Company also purchases parts manufactured by other manufacturers for sale in the aftermarket. The Company has not experienced any significant shortages of raw materials, components or finished parts and normally does not carry inventories of raw materials or finished parts in excess of those reasonably required to meet its production and shipping schedules. In 2012, no outside supplier of the Company provided products that accounted for more than 2% of the Company’s annual purchases.

Insight Portfolio Group LLC (formally known as Icahn Sourcing, LLC)

Icahn Sourcing, LLC (“Icahn Sourcing”) is an entity formed and controlled by Mr. Icahn in order to maximize the potential buying power of a group of entities with which Mr. Icahn has a relationship in negotiating with a wide range of suppliers of goods, services and tangible and intangible property at negotiated rates. Icahn Enterprises was a member of the buying group in 2012. Prior to December 31, 2012, Icahn Enterprises did not pay Icahn Sourcing any fees or other amounts with respect to the buying group arrangement.

In December, 2012, Icahn Sourcing advised the Company that effective January 1, 2013 it would restructure its ownership and change its name to Insight Portfolio Group LLC (“Insight Portfolio Group”). In connection with the restructuring, the Company acquired a minority equity interest in Insight Portfolio Group and agreed to pay a portion of Insight Portfolio Group’s operating expenses in 2013. In addition to the minority equity interest held by Icahn Enterprises Holdings, certain subsidiaries of Icahn Enterprises Holdings, including CVR, Tropicana, ARI,

Viskase PSC Metals and WPH also acquired minority equity interests in Icahn Portfolio Group and agreed to pay a portion of Insight Portfolio Group’s operating expenses in 2013. A number of other entities with which Mr. Icahn has a relationship also acquired equity interests in Insight Portfolio Group and also agreed to pay certain of Insight Portfolio Group’s operating expenses in 2013.

Seasonality of the Company’s Business

The Company’s business is moderately seasonal because many North American customers typically close assembly plants for two weeks in July for model year changeovers, and for an additional week during the December holiday season. Customers in Europe historically shut down vehicle production during portions of July and August and one week in December. Shut-down periods in the Rest of World generally vary by country. The aftermarket experiences seasonal fluctuations in sales due to demands caused by weather and driving patterns. Historically, the Company’s sales and operating profits have been the strongest in the second quarter. For additional information, refer to the Company’s quarterly financial results contained in Note 24 to the Consolidated Financial Statements, included in Item 8 of this report.

The Company’s Employee Relations

The Company had approximately 45,000 employees as of December 31, 2012.

Various unions represent approximately 36% of the Company’s U.S. hourly employees and approximately 70% of the Company’s non-U.S. hourly employees. With the exception of two facilities in the U.S., most of the Company’s unionized manufacturing facilities have their own contracts with their own expiration dates and, as a result, no contract expiration date affects more than one facility.

An unprecedented downturn in the global automotive industry and global financial markets led the Company to announce, in September and December 2008, certain restructuring actions, herein referred to as “Restructuring 2009,” designed to improve operating performance and respond to increasingly challenging conditions in the global automotive market. The Company’s global workforce as of December 31, 2012 is approximately 1,700 positions less than the workforce as of September 30, 2008 due to Restructuring 2009 actions, partially offset by subsequent rehiring of employees as production volumes increased in 2010 and 2011.

Impact of Environmental Regulations on the Company

The Company’s operations, consistent with those of the manufacturing sector in general, are subject to numerous existing and proposed laws and governmental regulations designed to protect the environment, particularly regarding plant wastes and emissions and solid waste disposal. Capital expenditures for property, plant and equipment for environmental control activities did not have a material impact on the Company’s financial position or cash flows in 2012 and are not expected to have a material impact on the Company’s financial position or cash flows in 2013.

The Company’s Intellectual Property

The Company holds in excess of 5,700 patents and patent applications on a worldwide basis, of which more than 1,100 have been filed in the United States. Of the approximately 5,700 patents and patent applications, approximately 30% are in production use and/or are licensed to third parties, and the remaining 70% are being considered for future production use or provide a strategic technological benefit to the Company.

The Company does not materially rely on any single patent, nor will the expiration of any single patent materially affect the Company’s business. The Company’s current patents expire over various periods into the year 2033. The Company is actively introducing and patenting new technology to replace formerly patented technology before the expiration of the existing patents. In the aggregate, the Company’s worldwide patent portfolio is materially important to its business because it enables the Company to achieve technological differentiation from its competitors.

The Company also maintains more than 6,400 active trademark registrations and applications worldwide. In excess of 90% of these trademark registrations and applications are in commercial use by the Company or are licensed to third parties.

Interests Held by an Entity Controlled by Mr. Carl C. Icahn

An entity indirectly owned and controlled by Mr. Icahn filed a Schedule 13D and amendments therein with the Securities and Exchange Commission indicating that such entity has a beneficial interest of approximately 78% of the Company’s outstanding shares of common stock. As a result, Mr. Icahn has the indirect ability to nominate and elect all of the directors on the Company’s Board of Directors, other than the Chief Executive Officer. Under applicable law and the Company’s certificate of incorporation and by-laws, certain actions cannot be taken without the approval of holders of a majority of the Company’s voting stock including, without limitation, mergers, the sale of substantially all of the Company’s assets, and amendments to its certificate of incorporation and by-laws. So long as Mr. Icahn continues to control a majority of the Company’s outstanding capital stock, he will continue to have these governance rights and the ability to control the Company.

The Company’s Web Site and Access to Filed Reports

The Company maintains an internet Web site at www.federalmogul.com. The contents of the Company’s Web site are not incorporated by reference in this report. The Company provides access to its annual and periodic reports filed with the SEC free of charge through this Web site. The Company’s Integrity Policy is also available on its Web site. The SEC maintains a Web site at www.SEC.gov where reports, proxy and information statements, and other information about the Company may be obtained. Paper copies of annual and periodic reports filed with the SEC may be obtained free of charge by contacting the Company’s headquarters at the address located within the SEC Filings or under Investor Relations on the Company’s Web site.

ITEM 1.A.	RISK FACTORS

An investment in Federal-Mogul involves various risks. The risks discussed below are not the only ones faced by the Company. Please also read the cautionary note regarding “Forward-Looking Statements” beginning on page 2.

The Company has substantial indebtedness, which could restrict the Company’s business activities and could subject the Company to significant interest rate risk: As of December 31, 2012, the Company had approximately $2.8 billion of outstanding indebtedness. The Company is permitted by the terms of its debt instruments to incur substantial additional indebtedness, subject to the restrictions therein. The Company’s inability to generate sufficient cash flow to satisfy its debt obligations, or to refinance its debt obligations on commercially reasonable terms, would have a material adverse effect on the Company’s business, financial condition and results of operations.

The Company’s indebtedness could:

•	limit the Company’s ability to borrow money for working capital, capital expenditures, debt service requirements or other corporate purposes;

•	require the Company to dedicate a substantial portion of its cash flow to payments on indebtedness, which would reduce the amount of cash flow available to fund working capital, capital expenditures, product development and other corporate requirements;

•	increase the Company’s vulnerability to general adverse economic and industry conditions; and

•	limit the Company’s ability to respond to business opportunities.

A significant portion of the Company’s indebtedness accrues interest at variable rates. To the extent market interest rates rise, the cost of the Company’s debt would increase, adversely affecting the Company’s financial condition, results of operations, and cash flows.

The Company’s restructuring activities may not result in the anticipated synergies and cost savings: It is possible that the achievement of expected synergies and cost savings associated with restructuring activities will require additional costs or charges to earnings in future periods. It is also possible that the expected synergies may not be achieved. Any costs or charges could adversely impact the business, results of operations, liquidity and financial condition.

Adverse conditions in the automotive market adversely affect demand for the Company’s products and exposes the Company to credit risks of its customers: The revenues of the Company’s operations are closely tied to global OE automobile sales, production levels, and independent aftermarket parts replacement activity. The OE market is characterized by short-term volatility, with overall expected long-term growth in global vehicle sales and production. Automotive production in the local markets served by the Company can be affected by macro-economic factors such as interest rates, fuel prices, consumer confidence, employment trends, regulatory and legislative oversight requirements and trade agreements. A variation in the level of automobile production would affect not only sales to OE customers but, depending on the reasons for the change, could impact demand from aftermarket customers. The Company’s results of operations and financial condition could be adversely affected if the Company fails to respond in a timely and appropriate manner to changes in the demand for its products.

Accounts receivable potentially subject the Company to concentrations of credit risk. The Company’s customer base includes virtually every significant global automotive manufacturer, numerous Tier 1 automotive suppliers, and a large number of distributors and installers of automotive aftermarket parts.

If the Company loses any of its executive officers or key employees, the Company’s operations and ability to manage the day-to-day aspects of its business may be materially adversely affected: The Company’s future performance substantially depends on its ability to retain and motivate executive officers and key employees, both individually and as a group. If the Company loses any of its executive officers or key employees, which have many years of experience with the Company and within the automotive industry and other manufacturing industries, or is unable to recruit qualified personnel, the Company’s ability to manage the day-to-day aspects of its business may be materially adversely affected. The loss of the services of one or more executive officers or key employees, who also have strong personal ties with customers and suppliers, could have a material adverse effect on the Company’s business, financial condition and results of operations.

The Company does not currently maintain “key person” life insurance.

The Company’s operations in foreign countries expose the Company to risks related to economic and political conditions, currency fluctuations, import/export restrictions, regulatory and other risks: The Company has manufacturing and distribution facilities in many countries. International operations are subject to certain risks including:

•	exposure to local economic conditions;

•	exposure to local political conditions (including the risk of seizure of assets by foreign governments);

•	currency exchange rate fluctuations (including, but not limited to, material exchange rate fluctuations, such as devaluations) and currency controls

•	export and import restrictions; and

•	compliance with U.S. laws such as the Foreign Corrupt Practices Act, and local laws prohibiting inappropriate payments.

The likelihood of such occurrences and their potential effect on the Company are unpredictable and vary from country-to-country.

Certain of the Company’s operating entities report their financial condition and results of operations in currencies other than the U.S. dollar (including, but not limited to, Brazilian real, British pound, Chinese yuan renminbi, Czech crown, euro, Indian rupee, Mexican peso, Polish zloty, Russian ruble, South Korean won and Swedish krona). In reporting its consolidated statements of operations, the Company translates the reported results of these entities into U.S. dollars at the applicable exchange rates. As a result, fluctuations in the dollar against foreign currencies will affect the value at which the results of these entities are included within Federal-Mogul’s consolidated results.

The Company is exposed to a risk of gain or loss from changes in foreign exchange rates whenever the Company, or one of its foreign subsidiaries, enters into a purchase or sales agreement in a currency other than its functional currency. While the Company reduces such exposure by matching most revenues and costs within the same currency, changes in exchange rates could impact the Company’s financial condition or results of operations.

The Company may pursue acquisitions or joint ventures that involve inherent risks, any of which may cause the Company not to realize anticipated benefits, and the Company may have difficulty integrating the operations of any companies that may be acquired, which may adversely affect the Company’s results of operations: In the past, the Company has grown through acquisitions, and may engage in acquisitions in the future as part of the Company’s sustainable global profitable growth strategy. The full benefits of these acquisitions, however, require integration of manufacturing, administrative, financial, sales, and marketing approaches and personnel. If the Company is unable to successfully integrate its acquisitions, it may not realize the benefits of the acquisitions, the financial results may be negatively affected, or additional cash may be required to integrate such operations.

In the future, the Company may not be able to successfully identify suitable acquisition or joint venture opportunities or complete any particular acquisition, combination, joint venture or other transaction on acceptable terms. The Company’s identification of suitable acquisition candidates and joint venture opportunities and the integration of acquired business operations involve risks inherent in assessing the values, strengths, weaknesses, risks and profitability of these opportunities. This includes the effects on the Company’s business, diversion of management’s attention and risks associated with unanticipated problems or unforeseen liabilities, and may require significant financial resources that would otherwise be used for the ongoing development of the Company’s business.

The difficulties of integration may be increased by the necessity of coordinating geographically dispersed organizations, integrating personnel with disparate business backgrounds and combining different corporate cultures. These difficulties could be further increased to the extent the Company pursues acquisition or joint venture opportunities internationally. The Company may not be effective in retaining key employees or customers of the combined businesses. The Company may face integration issues pertaining to the internal controls and operations functions of the acquired companies and also may not realize cost efficiencies or synergies that were anticipated when selecting the acquisition candidates. The Company may experience managerial or other conflicts with its joint venture partners. Any of these items could adversely affect the Company’s results of operations.

The Company’s failure to identify suitable acquisition or joint venture opportunities may restrict the Company’s ability to grow its business. If the Company is successful in pursuing future acquisitions or joint ventures, the Company may be required to expend significant funds, incur additional debt and/or issue additional securities, which may materially adversely affect results of operations. If the Company spends significant funds or incurs additional debt, the Company’s ability to obtain financing for working capital or other purposes could decline and the Company may be more vulnerable to economic downturns and competitive pressures.

The Company’s actions to separate its business into two divisions may result in additional costs: As previously disclosed, the Company is separating its business into two separate business divisions. One division will focus primarily on the manufacture and sale of powertrain products to original equipment manufacturers (“Powertrain” or “PT”), while the other will consist of the Company’s global aftermarket as well as its brake, chassis and wipers businesses (“Vehicle Components Solutions” or “VCS”). The Company has initiated several actions in connection with the creation of these two operating divisions, including the hiring of a Chief Executive Officer for VCS and the identification of facilities that will be managed by each division. This separation may result in additional costs and expenses both during and after separation. No assurance can be given that the separation of the business into these two divisions will not have a material adverse impact on the Company’s profitability and consolidated financial position.

The Company is subject to possible insolvency of financial counterparties: The Company engages in numerous financial transactions and contracts including insurance policies, letters of credit, credit line agreements, financial derivatives (including interest rate swaps), and investment management agreements involving various counterparties. The Company is subject to the risk that one or more of these counterparties may become insolvent and therefore be unable to discharge its obligations under such contracts.

The automotive industry is highly competitive and the Company’s success depends upon its ability to compete effectively in the market: The Company operates in an extremely competitive industry, driven by global vehicle production volumes and part replacement trends. Business is typically awarded to the supplier offering the most favorable combination of cost, quality, technology and service. In addition, customers continue to require periodic price reductions that require the Company to continually assess, redefine and improve its operations, products and manufacturing capabilities to maintain and improve profitability. The Company’s management continues to develop and execute initiatives to meet the challenges of the industry and to achieve its strategy; however, there can be no assurance that the Company will be able to compete effectively in the automotive market.

The Company’s pension obligations and other postemployment benefits could adversely impact the Company’s operating margins and cash flows: The automotive industry, like other industries, continues to be impacted by the rising cost of providing pension and other postemployment benefits. In addition, the Company sponsors certain defined benefit plans worldwide that are underfunded and will require cash payments. If the performance of the assets in the pension plans does not meet the Company’s expectations, or other actuarial assumptions are modified, the Company’s required contributions may be higher than it expects. See Note 14 to the Consolidated Financial Statements, included in Item 8 of this report.

The price of the Company’s common stock is subject to volatility: Various factors could cause the market price of the Company’s common stock to fluctuate substantially including general financial market changes, changes in governmental regulation, significant automotive industry announcements or developments, the introduction of new products or technologies by the Company or its competitors, and changes in other conditions or trends in the automotive industry. Other factors that could cause the Company’s stock price to fluctuate could be actual or anticipated variations in the Company’s or its competitors’ quarterly or annual financial results, financial results failing to meet expectations of analysts or investors, changes in securities analysts’ estimates of the Company’s future performance or of that of the Company’s competitors and the general health of the automotive industry.

Mr. Carl C. Icahn exerts significant influence over the Company and his interests may conflict with the interest of the Company’s other stockholders: Mr. Carl C. Icahn indirectly controls approximately 78% of the voting power of the Company’s capital stock and, by virtue of such stock ownership, is able to control or exert substantial influence over the Company, including:

•	the election of directors;

•	business strategy and policies;

•	mergers or other business combinations;

•	acquisition or disposition of assets;

•	future issuances of common stock or other securities;

•	incurrence of debt or obtaining other sources of financing; and

•	the payment of dividends on the Company’s common stock.

The existence of a controlling stockholder may have the effect of making it difficult for, or may discourage or delay, a third party from seeking to acquire a majority of the Company’s outstanding common stock, which may adversely affect the market price of the stock.

Mr. Icahn’s interests may not always be consistent with the Company’s interests or with the interests of the Company’s other stockholders. Mr. Icahn and entities controlled by him may also pursue acquisitions or business opportunities that may or may not be complementary to the Company’s business. To the extent that conflicts of interest may arise between the Company and Mr. Icahn and his affiliates, those conflicts may be resolved in a manner adverse to the Company or its other shareholders.

The Company’s stock price may decline due to sales of shares by Mr. Carl C. Icahn: Sales of substantial amounts of the Company’s common stock by Mr. Icahn and his affiliates, or the perception that these sales may occur, may adversely affect the price of the Company’s common stock and impede its ability to raise capital through the issuance of equity securities in the future. Mr. Icahn is contractually entitled, subject to certain exceptions, to exercise rights under a registration rights agreement to cause the Company to register his shares under the Securities Act. By exercising his registration rights and selling a large number of shares, Mr. Icahn could cause the price of the Company’s common stock to decline. No other shareholder has registration rights.

Certain disruptions in supply of and changes in the competitive environment for raw materials could adversely affect the Company’s operating margins and cash flows: The Company purchases a broad range of materials, components and finished parts. The Company also uses a significant amount of energy, both electricity and natural gas, in the production of its products. A significant disruption in the supply of these materials, supplies and energy or the failure of a supplier with whom the Company has established a single source supply relationship could decrease production and shipping levels, materially increase operating costs and materially adversely affect profit margins. Shortages of materials or interruptions in transportation systems, labor strikes, work stoppages, or other interruptions to or difficulties in the employment of labor or transportation in the markets where the Company purchases material, components and supplies for the production of products or where the products are produced, distributed or sold, whether as a result of labor strife, war, further acts of terrorism or otherwise, in each case may adversely affect profitability.

In recent periods there have been significant fluctuations in the prices of aluminum, copper, lead, nickel, platinum, resins, steel, other base metals and energy which have had and may continue to have an unfavorable impact on the Company’s business. Any continued fluctuations in the price or availability of energy and materials may have an adverse effect on the Company’s results of operations or financial condition. To address increased costs associated with these market forces, a number of the Company’s suppliers have implemented surcharges on existing fixed price contracts. Without the surcharge, some suppliers claim they will be unable to provide adequate supply. Competitive and marketing pressures may limit the Company’s ability to pass some of the supply and material cost increases on to the Company’s customers and may prevent the Company from doing so in the future. Furthermore, the Company’s customers are generally not obligated to accept price increases that the Company may desire to pass along to them. This inability to pass on price increases to customers when material prices increase rapidly or to significantly higher than historic levels could adversely affect the Company’s operating margins and cash flow, possibly resulting in lower operating income and profitability.

The Company’s hedging activities to address commodity price fluctuations may not be successful in offsetting future increases in those costs or may reduce or eliminate the benefits of any decreases in those costs: In order to mitigate short-term variation in operating results due to the aforementioned commodity price fluctuations, the Company hedges a portion of near-term exposure to certain raw materials used in production processes, primarily natural gas, copper, nickel, tin, zinc, high-grade aluminum and aluminum alloy. The results of the Company’s hedging practice could be positive, neutral or negative in any period depending on price changes in the hedged exposures.

The Company’s hedging activities are not designed to mitigate long-term commodity price fluctuations and, therefore, will not protect from long-term commodity price increases. The Company’s future hedging positions may not correlate to actual energy or raw materials costs, which would cause acceleration in the recognition of unrealized gains and losses on hedging positions in operating results.

The Company is subject to a variety of environmental, health and safety laws and regulations and the cost of complying, or the Company’s failure to comply with such requirements may have a material adverse effect on its business, financial condition and results of operations: The Company is subject to a variety of federal, state and local environmental laws and regulations relating to the release or discharge of materials into the environment, the management, use, processing, handling, storage, transport or disposal of hazardous waste materials, or otherwise relating to the protection of public and employee health, safety and the environment. These laws and regulations expose the Company to liability for the environmental condition of its current facilities, and also may expose the Company to liability for the conduct of others or for the Company’s actions that were in compliance with all applicable laws at the time these actions were taken. These laws and regulations also may expose the Company to liability for claims of personal injury or property damage related to alleged exposure to hazardous or toxic materials in foreign countries. Despite the Company’s intention to be in compliance with all such laws and regulations, the Company cannot guarantee that it will at all times be in compliance with all such requirements. The cost of complying with these requirements may also increase substantially in future years. If the Company violates or fails to comply with these requirements, the Company could be fined or otherwise sanctioned by regulators. These requirements are complex, change frequently and may become more stringent over time, which could have a material adverse effect on the Company’s business.

The Company’s failure to maintain and comply with environmental permits that the Company is required to maintain could result in fines or penalties or other sanctions and have a material adverse effect on the Company’s operations or results. Future events, such as new environmental regulations or changes in or modified interpretations of existing laws and regulations or enforcement policies, newly discovered information or further investigation or evaluation of the potential health hazards of products or business activities, may give rise to additional compliance and other costs that could have a material adverse effect on the Company’s business, financial conditions and operations.

New regulations related to “conflict minerals” may force us to incur additional expenses and may make the Company’s supply chain more complex. In August 2012 the SEC adopted annual disclosure and reporting requirements for those companies who use certain minerals known as “conflict minerals” mined from the Democratic Republic of Congo and adjoining countries in their products. These new requirements will require due diligence efforts in 2013, with initial disclosure requirements beginning in 2014. There will be significant costs associated with complying with these disclosure requirements, including for diligence to determine the sources of conflict minerals used in the Company’s products and other potential changes to products, processes or sources of supply as a consequence of such verification activities.

The Company is involved from time to time in legal proceedings and commercial or contractual disputes, which could have an adverse impact on the Company’s profitability and consolidated financial position: The Company is involved in legal proceedings and commercial or contractual disputes that, from time to time, are significant. These are typically claims that arise in the normal course of business including, without limitation, commercial or contractual disputes, including disputes with suppliers, intellectual property matters, personal injury claims, environmental issues, tax matters and employment matters. No assurances can be given that such proceedings and claims will not have a material adverse impact on the Company’s profitability and consolidated financial position.

If the Company is unable to protect its intellectual property and prevent its improper use by third parties, the Company’s ability to compete in the market may be harmed: Various patent, copyright, trade secret and trademark laws afford only limited protection and may not prevent the Company’s competitors from duplicating the Company’s products or gaining access to its proprietary information and technology. These means also may not permit the Company to gain or maintain a competitive advantage.

Any of the Company’s patents may be challenged, invalidated, circumvented or rendered unenforceable. The Company cannot guarantee that it will be successful should one or more of its patents be challenged for any reason and countries outside the U.S. may diminish the protection of the Company’s patents. If the Company’s patent claims are rendered invalid or unenforceable, or narrowed in scope, the patent coverage afforded to the Company’s products could be impaired, which could significantly impede the Company’s ability to market its products, negatively affect its competitive position and materially adversely affect its business and results of operations.

The Company’s pending or future patent applications may not result in an issued patent. Additionally, newly issued patents may not provide meaningful protection against competitors or against competitive technologies. Courts in the United States and in other countries may invalidate the Company’s patents or find them unenforceable. Competitors may also be able to design around the Company’s patents. Other parties may develop and obtain patent protection for more effective technologies, designs or methods. If these developments were to occur, it could have an adverse effect on the Company’s sales. If the Company’s intellectual property rights are not adequately protected, the Company may not be able to commercialize its technologies, products or services and the Company’s competitors could commercialize the Company’s technologies, which could result in a decrease in the Company’s sales and market share and could materially adversely affect the Company’s business, financial condition and results of operations.

The Company’s products could infringe the intellectual property rights of others, which may lead to litigation that could itself be costly, could result in the payment of substantial damages or royalties, and could prevent the Company from using technology that is essential to its products: The Company cannot guarantee that its products, manufacturing processes or other methods do not infringe the patents or other intellectual property rights of third parties. Infringement and other intellectual property claims and proceedings brought against the Company, whether successful or not, could result in substantial costs and harm the Company’s reputation. Such claims and proceedings can also distract and divert management and key personnel from other tasks important to the success of its business. In addition, intellectual property litigation or claims could force the Company to do one or more of the following:

•	cease selling or using of any products that incorporate the asserted intellectual property, which would adversely affect the Company’s revenue;

•	pay substantial damages for past use of the asserted intellectual property;

•	obtain a license from the holder of the asserted intellectual property, which license may not be available on reasonable terms, if at all; and

•	redesign or rename, in the case of trademark claims, products to avoid infringing the intellectual property rights of third parties, which may not be possible and could be costly and time-consuming if it is possible to do.

In the event of an adverse determination in an intellectual property suit or proceeding, or the Company’s failure to license essential technology, the Company’s sales could be harmed and its costs could increase, which could materially adversely affect the Company’s business, financial condition and results of operations.

The Company may be exposed to certain regulatory and financial risks related to climate change: Climate change is continuing to receive ever increasing attention worldwide. Many scientists, legislators and others attribute climate change to increased levels of greenhouse gases, including carbon dioxide, which could lead to additional legislative and regulatory efforts to limit greenhouse gas emissions. The focus on emissions could increase costs associated with the Company’s operations, including costs for raw materials and transportation. Because the scope of future laws in this area is uncertain, the Company cannot predict the potential impact of such laws on its future consolidated financial condition, results of operations or cash flows.

ITEM 2.	PROPERTIES

Federal-Mogul’s world headquarters is located in Southfield, Michigan, which is a leased facility. The Company had 177 manufacturing facilities, technical centers, distribution centers, and sales and administration office facilities worldwide at December 31, 2012. Approximately 37% of the facilities are leased; the majority of which are distribution centers, and sales and administration offices. The Company owns the remainder of the facilities.

Type of Facility	North America	EMEA	Rest of World	Total

Manufacturing facilities	37	50	23	110
Technical centers	8	6	2	16
Distribution centers	7	5	4	16
Sales and administration offices	9	10	16	35

	61	71	45	177

The facilities range in size from approximately 350 square feet to 1.1 million square feet. The facilities count shown above includes 6 manufacturing facilities and 2 technical facilities related to discontinued operations. Discontinued Operations are further discussed in Note 5 to the Consolidated Financial Statements, included in Item 8 of this report. Management believes that substantially all of the Company’s facilities are in good condition and that it has sufficient capacity to meet its current and expected manufacturing and distribution needs.

ITEM 6.	SELECTED FINANCIAL DATA

The following table presents information from the Consolidated Financial Statements as of or for the five years ended December 31, 2012. This information should be read in conjunction with ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations’’ and ‘‘Financial Statements and Supplemental Data.’’

	Year Ended December 31
	2012	2011	2010	2009	2008
	(Millions of Dollars, Except Per Share Amounts)
Consolidated Statement of Operations Data
Net sales	$6,444	$6,719	$6,045	$5,142	$6,592
Cost of products sold	(5,531)	(5,640)	(5,049)	(4,364)	(5,498)

Gross margin	913	1,079	996	778	1,094
Selling, general and administrative expenses	(702)	(680)	(676)	(682)	(763)
OPEB curtailment gains	51	1	29	—	—
Adjustment of assets to fair value	(187)	(279)	(2)	(17)	(451)
Interest expense, net	(128)	(127)	(129)	(132)	(179)
Amortization expense	(49)	(48)	(49)	(48)	(76)
Equity earnings of non-consolidated affiliates	34	37	32	16	24
Restructuring expense, net	(26)	(5)	(8)	(26)	(126)
Chapter 11 and U.K. Administration related reorganization expenses, net	—	—	—	(3)	(17)
Other (expense) income, net	(26)	(18)	(17)	44	34
Income tax benefit (expense)	29	(16)	(11)	38	(19)

Net (loss) income from continuing operations	(91)	(56)	165	(32)	(479)
(Loss) income from discontinued operations, net of tax	(19)	(27)	2	(1)	14
Less net income attributable to noncontrolling interests	(7)	(7)	(6)	(12)	(3)

Net (loss) income attributable to Federal-Mogul	$(117)	$(90)	$161	$(45)	$(468)

Amounts attributable to Federal-Mogul:
Net (loss) income from continuing operations	$(98)	$(63)	$159	$(44)	$(482)
(Loss) income from discontinued operations, net of tax	(19)	(27)	2	(1)	14

Net (loss) income	$(117)	$(90)	$161	$(45)	$(468)

Common Share Summary Attributable to Federal-Mogul
Net (loss) income per common share – basic:
Net (loss) income from continuing operations	$(0.99)	$(0.64)	$1.61	$(0.45)	$(4.83)
Net (loss) income from discontinued operations	(0.19)	(0.27)	0.02	(0.01)	0.14

Net (loss) income	$(1.18)	$(0.91)	$1.63	$(0.46)	$(4.69)

Net (loss) income per common share – diluted:
Net (loss) income from continuing operations	$(0.99)	$(0.64)	$1.60	$(0.45)	$(4.83)
Net (loss) income from discontinued operations	(0.19)	(0.27)	0.02	(0.01)	0.14

Net (loss) income	$(1.18)	$(0.91)	$1.62	$(0.46)	$(4.69)

Weighted average shares outstanding – basic (in millions)	98.9	98.9	98.9	98.9	99.7
Weighted average shares outstanding – diluted (in millions)	99.4	99.4	99.4	99.3	100.0

Dividends declared per common share	$—	$—	$—	$—	$—

Other Financial Information
Net cash (used by) provided from operating activities	$(53)	$241	$404	$328	$627
Expenditures for property, plant, equipment	(387)	(348)	(251)	(176)	(320)
Depreciation and amortization expense	(289)	(284)	(333)	(327)	(349)

	As of December 31
	2012	2011	2010	2009	2008
	(Millions of Dollars)
Consolidated Balance Sheet Data
Total assets	$6,927	$7,029	$7,296	$7,127	$7,236
Short-term debt, including current portion of long-term debt	94	88	73	97	102
Long-term debt	2,733	2,741	2,752	2,760	2,768
Federal-Mogul shareholders’ equity	725	953	1,277	1,023	951

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Federal-Mogul Corporation is a leading global supplier of a broad range of components, accessories and systems to the automotive, small engine, heavy-duty, marine, railroad, agricultural, off-road, aerospace and energy, industrial and transport markets, including customers in both the original equipment manufacturers and servicers (“OE”) market and the replacement market (“aftermarket”). The Company’s customers include the world’s largest automotive OEs and major distributors and retailers in the independent aftermarket. Geographically, the Company derived 39% of its 2012 sales in the United States and 61% internationally. The Company has operations in established markets including France, Germany, Italy, Japan, Spain, Sweden, the United Kingdom and the United States, and emerging markets including Argentina, Brazil, China, Czech Republic, Hungary, India, Korea, Mexico, Poland, Russia, South Africa, Thailand, Turkey and Venezuela. The attendant risks of the Company’s international operations are primarily related to currency fluctuations, changes in local economic and political conditions, and changes in laws and regulations.

Effective September 1, 2012, the Company began operating with two end-customer focused business segments. The Powertrain (or “PT”) segment focuses on original equipment products for automotive, heavy duty and industrial applications. The Vehicle Components Solutions (or “VCS”) segment sells and distributes a broad portfolio of products in the global aftermarket, while also serving original equipment manufacturers with products including braking, chassis, wipers and other vehicle components. The new organizational model allows for a strong product line focus benefitting both original equipment and aftermarket customers and will enable the global Federal-Mogul teams to be responsive to customers’ needs for superior products and to promote greater identification with Federal-Mogul premium brands. The division of the global Federal-Mogul business into two operating segments is expected to enhance management focus to capitalize on opportunities for organic or acquisition growth, profit improvement, resource utilization and business model optimization in line with the unique requirements of the two different customer bases. Prior period amounts have been reclassified to conform to the presentation used in this filing.

The Company operates in an extremely competitive industry, driven by global vehicle production volumes and part replacement trends. Business is typically awarded to the supplier offering the most favorable combination of cost, quality, technology and service. Customers continue to require periodic cost reductions which drive the Company to continually assess, redefine, and improve its operations, products, and manufacturing capabilities to maintain and improve profitability. Management continues to develop and execute initiatives to meet the challenges of the industry and to achieve its strategy for sustainable global profitable growth, including the following ongoing initiatives:

•	Best-Cost Production – The Company has established and expanded manufacturing operations in best-cost countries in an effort to meet the cost pressures inherent in the industry and increase profitability. The Company has manufacturing operations or joint venture alliances in Brazil, China, Czech Republic, Hungary, India, Korea, Mexico, Poland, Russia, South Africa, Thailand and Turkey.

•	Global Organization – Recognizing the ever-increasing globalization of the automotive industry, the Company organized its primary business units on a global basis. This allows each business to take advantage of best practices in product development, technology and innovation, manufacturing capability and capacity. Furthermore, the Company continues to develop and implement standardized processes and consolidated systems to further the direction and performance of the business.

•	Global Distribution Optimization – The Company continued its efforts to optimize its aftermarket distribution network in order to improve both the efficiency of operations and customer order fulfillment and delivery performance, including initiatives to streamline its American and European aftermarket operations, and expand its aftermarket operations in Asia.

•	Global Delivery Performance – In addition to the distribution network consolidation efforts, the Company upgraded many of its remaining distribution centers with state-of-the-art warehouse management systems. Furthermore, the Company has renewed its focus on internal logistics and execution of inventory “pull” systems throughout its manufacturing operations and suppliers to ensure prompt and accurate replenishment of its distribution network.

•	Expand Asia Pacific Presence – The Company has invested in manufacturing operations, both wholly-owned and joint venture relationships, in the Asia Pacific region and maintains three technical centers in Shanghai, China; Bangalore, India; and Yokohama, Japan to support the Company’s efforts in this region. The Company intends to use these operations and technical centers to strengthen its current, as well as to develop new, customer relationships in this important region.

•	Customer Valued Technology – The Company has significant engineering and technical resources throughout its businesses focused on creating value for customers with innovative solutions for both product applications and manufacturing processes.

Critical Accounting Policies

The accompanying Consolidated Financial Statements, included in Item 8 of this report, have been prepared in conformity with U.S. GAAP and, accordingly, the Company’s accounting policies have been disclosed in Note 1 to the Consolidated Financial Statements. The Company considers accounting estimates to be critical accounting policies when:

•	the estimates involve matters that are highly uncertain at the time the accounting estimate is made; and

•	different estimates or changes to estimates could have a material impact on the reported financial position, changes in financial position, or results of operations.

When more than one accounting principle, or the method of its application, is generally accepted, management selects the principle or method that it considers to be the most appropriate given the specific circumstances. Application of these accounting principles requires the Company’s management to make estimates about the future resolution of existing uncertainties. Estimates are typically based upon historical experience, current trends, contractual documentation, and other information, as appropriate. Due to the inherent uncertainty involving estimates, actual results reported in the future may differ from those estimates. In preparing these financial statements, management has made its best estimates and judgments of the amounts and disclosures included in the financial statements, giving due regard to materiality. The following summarizes the Company’s critical accounting policies.

Pension Plans and Other Postemployment Benefit Plans

The Company sponsors defined benefit pension plans (“Pension Benefits”) and postemployment health care and life insurance benefits (“Other Postemployment Benefits” or “OPEB”) for certain employees and retirees around the world. Using appropriate actuarial methods and assumptions, the Company’s defined benefit pension plans and postemployment benefits other than pensions are accounted for in accordance with FASB ASC Topic 715, Compensation – Retirement Benefits (“FASB ASC 715”).

Actual results that differ from assumptions used are accumulated and amortized over future periods and, accordingly, generally affect recognized expense and the recorded obligation in future periods. Therefore, assumptions used to calculate benefit obligations as of the end of a fiscal year directly impact the expense to be recognized in future periods. The primary assumptions affecting the Company’s accounting for employee benefits as of December 31, 2012 are as follows:

•	Long-term rate of return on plan assets: The required use of the expected long-term rate of return on plan assets may result in recognized returns that are greater or less than the actual returns on those plan assets in any given year. While the development of the long-term rate of return on assets gives appropriate consideration to recent fund performance and historical returns, the assumption is designed to approximate a long-term prospective rate. The expected long-term rate of return used to calculate net periodic pension cost is 7.60% for U.S. plans and a weighted average of 5.27% for non-U.S. plans.

•	Discount rate: The discount rate reflects the effective yield on high quality fixed income securities available in the marketplace as of the measurement date to settle pension and postemployment benefit obligations. In determining its pension and other benefit obligations, the Company used a discount rate of 3.70% for its U.S. pension plans, a weighted average discount rate of 2.99% for its non-U.S. pension plans and a discount rate of 3.60% for its postemployment benefit obligations.

•	Health care cost trend: For postemployment health care plan accounting, the Company reviews external data and Company specific historical trends for health care costs to determine the health care cost trend rate. The assumed health care cost trend rate used to measure next year’s postemployment health care benefits is 7.25% declining to an ultimate trend rate of 5.0% in 2018. The assumed drug cost trend rate used to measure next year’s postemployment health care benefits is 8.38% declining to an ultimate trend rate of 5.00% in 2018.

The following table illustrates the sensitivity to a change in certain assumptions for projected benefit obligations (“PBO”), associated expense and other comprehensive loss (“OCL”). The changes in these assumptions have no impact on the Company’s funding requirements.

	Pension Benefits						Other Postemployment
	United States Plans			Non-U.S. Plans			Benefits
	Change in 2013 Pension Expense	Change in PBO	Change in Accumulated OCL	Change in 2013 Pension Expense	Change in PBO	Change in Accumulated OCL	Change in 2013 Expense	Change in PBO
	(Millions of Dollars)

25 bp decrease in discount rate	$—	$35	$(35)	$1	$15	$(15)	$—	$9
25 bp increase in discount rate	—	(34)	34	(1)	(14)	14	—	(9)
25 bp decrease in return on assets rate	2	—	—	—	—	—	—	—
25 bp increase in return on assets rate	(2)	—	—	—	—	—	—	—

The assumed health care trend rate has a significant impact on the amounts reported for non-pension plans. The following table illustrates the sensitivity to a change in the assumed health care trend rate:

	Total Service and Interest Cost	APBO
	(Millions of Dollars)

100 bp increase in health care trend rate	$1	$27
100 bp decrease in health care trend rate	$(1)	$(23)

Environmental Matters

The Company is a defendant in lawsuits filed, or the recipient of administrative orders issued or demand letters received, in various jurisdictions pursuant to the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980 (“CERCLA”) or other similar national, provincial or state environmental remedial laws. These laws provide that responsible parties may be liable to pay for remediating contamination resulting from hazardous substances that were discharged into the environment by them, by prior owners or occupants of property they currently own or operate, or by others to whom they sent such substances for treatment or other disposition at third party locations. The Company has been notified by the United States Environmental Protection Agency, other national environmental agencies, and various provincial and state agencies that it may be a potentially responsible party (“PRP”) under such laws for the cost of remediating hazardous substances pursuant to CERCLA and other national and state or provincial environmental laws. PRP designation typically requires the funding of site investigations and subsequent remedial activities.

Many of the sites that are likely to be the costliest to remediate are often current or former commercial waste disposal facilities to which numerous companies sent wastes. Despite the potential joint and several liability which might be imposed on the Company under CERCLA and some of the other laws pertaining to these sites, the Company’s share of the total waste sent to these sites has generally been small. Therefore, the Company believes its exposure for liability at these sites is limited.

The Company has also identified certain other present and former properties at which it may be responsible for cleaning up or addressing environmental contamination, in some cases as a result of contractual commitments and/or federal or state environmental laws. The Company is actively seeking to resolve these actual and potential statutory, regulatory and contractual obligations. Although difficult to quantify based on the complexity of the issues, the Company has accrued amounts corresponding to its best estimate of the costs associated with such regulatory and contractual obligations on the basis of available information from site investigations and best professional judgment of consultants.

Recorded environmental liabilities were $15 million and $16 million at December 31, 2012 and 2011, respectively. These accruals are based upon management’s best estimates, which requires management to make assumptions regarding the costs for remediation activities, the extent to which costs may be borne by other liable parties, the financial viability of such parties, the time periods over which remediation activities will be completed, and other factors. Although management believes its accruals will be adequate to cover the Company’s estimated liability for its exposure in respect to such environmental matters, any changes in the underlying assumptions could materially impact the Company’s future results of operations and financial condition. At December 31, 2012, management estimates that reasonably possible material additional losses above and beyond management’s best estimate of required remediation costs as recorded approximate $43 million.

Asset Retirement Obligations

The Company records asset retirement obligations (“ARO”) in accordance with FASB ASC Topic 410, Asset Retirement and Environmental Obligations. The Company’s primary ARO activities relate to the removal of hazardous building materials at its facilities. The Company records an ARO at fair value upon initial recognition when the amount can be reasonably estimated, typically upon the expectation that an operating site may be closed or sold. The Company has identified sites with contractual obligations and several sites that are closed or expected to be closed and sold. In connection with these sites, the Company has accrued $29 million and $22 million as of December 31, 2012 and 2011, respectively, for ARO, primarily related to anticipated costs of removing hazardous building materials, and has considered impairment issues that may result from capitalization of an ARO.

In determining whether the fair value of ARO can reasonably be estimated, the Company must determine if the obligation can be assessed in relation to the acquisition price of the related asset or if an active market exists to transfer the obligation. If the obligation cannot be assessed in connection with an acquisition price and if no market exists for the transfer of the obligation, the Company must determine if it has sufficient information upon which to estimate the obligation using expected present value techniques. This determination requires the Company to estimate the range of settlement dates and the potential methods of settlement, and then to assign the probabilities to the various potential settlement dates and methods.

The Company has conditional asset retirement obligations (“CARO”), primarily related to removal costs of hazardous materials in buildings, for which it believes reasonable cost estimates cannot be made at this time because the Company does not believe it has a reasonable basis to assign probabilities to a range of potential settlement dates for these retirement obligations. Accordingly, the Company is currently unable to determine amounts to accrue for CARO at such sites. If new information were to become available whereby the Company could make reasonable probability assessments for these CARO, the amount accrued for ARO could change significantly, which could materially impact the Company’s statement of operations and/or financial position. Settlements of ARO in the near-future at amounts other than the Company’s best estimates as of December 31, 2012 also could materially impact the Company’s future results of operations and financial condition.

Long-Lived Asset Impairment Testing

As a result of fresh-start reporting, long-lived assets such as property, plant and equipment (“PP&E”) have been stated at estimated replacement cost as of December 31, 2007, unless the expected future use of the assets indicated a lower value was appropriate. Long-lived assets such as definite-lived intangible assets have been stated at fair value as of December 31, 2007. Depreciation and amortization is computed principally by the straight-line method for financial reporting purposes and by accelerated methods for income tax purposes. Definite-lived assets are periodically reviewed for impairment indicators. If impairment indicators exist, the Company performs the required analysis and records an impairment charge, as required, in accordance with the subsequent measurement provisions of FASB ASC Topic 360, Property, Plant & Equipment. The Company recognized PP&E impairments of $43 million, $11 million and $7 million for the years ended December 31, 2012, 2011 and 2010, respectively. The 2012 impairment of property, plant and equipment excludes $7 million related to discontinued operations. Discontinued operations are further discussed in Note 5 to the Consolidated Financial Statements, included in Item 8 of this report.

Goodwill Impairment Testing

As of December 31, 2007, goodwill was determined as the excess of reorganization value over amounts attributable to specific tangible and intangible assets, including developed technology and customer relationships. Goodwill is reviewed for impairment annually as of October 1, or more frequently if impairment indicators exist, in accordance with the subsequent measurement provisions of FASB ASC Topic 350, Intangibles – Goodwill and Other (“FASB ASC 350”). This impairment analysis compares the fair values of the Company’s reporting units to their related carrying values. If a reporting unit carrying value exceeds its fair value, the Company must then calculate the reporting unit’s implied fair value of goodwill and impairment charges are recorded for any excess of the goodwill carrying value over the implied fair value of goodwill. The reporting units’ fair values are based upon consideration of various valuation methodologies, including projected future cash flows discounted at rates commensurate with the risks involved, guideline transaction multiples, and multiples of current and future earnings.

Effective September 1, 2012, the Company re-segmented its business (see Note 23 for further details). Given the business realignments that occurred due to this re-segmentation and the fact that some reporting units containing goodwill under the former segmentation were being divided within the new Company structure thus requiring the Company to determine the relative fair value of these divided reporting units in order to allocate goodwill, the Company deemed it prudent to perform an interim goodwill impairment test in accordance with FASB ASC 350. As a result of this interim testing, one divided reporting unit that received a relative fair value goodwill allocation of $3 million had a carrying value in excess of fair value, thus requiring the Company to recognize a full impairment charge of $3 million in the third quarter of 2012.

In the second quarter of 2012, the Company determined that goodwill impairment indicators existed in the Company’s friction reporting unit, including lower than expected profits and cash flows due to continued lower aftermarket volumes, further product mix shifts and pressure on margins. In response to these trends, the Company’s board of directors approved a restructuring plan to reduce or eliminate capacity at several high cost facilities and transfer production to lower cost locations. The friction reporting unit goodwill was tested for impairment in accordance with the FASB ASC Topic 350, Intangibles – Goodwill and Other, during the second quarter of 2012. The fair value of friction reporting unit did not support the recorded goodwill and accordingly the Company recognized a full impairment charge of $91 million in the second quarter of 2012.

In the first quarter of 2012, the Company increased goodwill and decreased PP&E by $8 million to correct for PP&E that were incorrectly valued in fresh-start accounting. During 2011, the Company corrected $19 million of tax adjustments that were improperly recorded to goodwill during fresh-start accounting.

Given the complexity of the calculation, the Company had not finalized “Step 2” of its annual goodwill impairment assessment for the year ended December 31, 2011 prior to filing its annual report on Form 10-K. The goodwill impairment charge recognized during the fourth quarter of 2011 was $259 million, which includes $28 million related to discontinued operations. During the quarter ended March 31, 2012, the Company completed this assessment, and recorded an additional $1 million goodwill impairment charge.

The Company has eight reporting units that have goodwill. The following table categorizes the Company’s goodwill by reporting unit as of October 1, 2012 according to the level of excess between the reporting unit’s fair value and carrying value after giving effect to the 2012 impairment charges:

	Fair Value Exceeds Carrying Value	Net Goodwill
		(Millions of Dollars)
Reporting Unit 1	6%	$48
Reporting Unit 2	8%	86
Reporting Unit 3	30%	124
Reporting Unit 4	37%	159
Reporting Unit 5	78%	97
Reporting Units 6-8	>100%	273

		$787

The Company notes that Reporting Unit 1 and Reporting Unit 2 with goodwill carrying values of $48 million and $86 million, respectively, are at risk of failing “Step 1” of a goodwill impairment analysis. As stated previously, reporting unit fair values are based upon consideration of various valuation methodologies, one of which is projecting future cash flows discounted at rates commensurate with the risks involved (“Discounted Cash Flow” or “DCF”). Assumptions used in a DCF require the exercise of significant judgment, including judgment about appropriate discount rates and terminal values, growth rates, and the amount and timing of expected future cash flows. The forecasted cash flows are based on current plans and for years beyond that plan, the estimates are based on assumed growth rates. The Company believes that its assumptions are consistent with the plans and estimates used to manage the underlying businesses. The discount rates, which are intended to reflect the risks inherent in future cash flow projections, used in a DCF are based on estimates of the weighted-average cost of capital (“WACC”) of a market participant. Such estimates are derived from the Company’s analysis of peer companies and consider the industry weighted average return on debt and equity from a market participant perspective. Specific assumptions used by the Company as of October 1, 2012 for the Reporting Unit 1 and Reporting Unit 2 were as follows:

	Reporting Unit 1	Reporting Unit 2
Weighted average cost of capital	14.0%	12.0%
Seven year compound annual sales growth rate	6.1%	2.6%
Terminal year growth rate	2.5%	2.5%

The Company believes its growth and profitability assumptions related to these reporting units to be reasonable, however, it cannot predict the occurrence of certain future events that might adversely affect the reported value of these goodwill carrying values. Such events include, but are not limited to, strategic decisions made in response to economic and competitive conditions, the impact of the economic environment of the Company’s customer base and material adverse effects in relationships with significant customers.

Other Indefinite-Lived Intangible Assets Impairment Testing

The Company performs its annual trademarks and brand names impairment analysis as of October 1, or more frequently if impairment indicators exist, in accordance with the subsequent measurement provisions of FASB ASC Topic 350, Intangibles – Goodwill and Other. In connection with the September 1, 2012 goodwill impairment test, the Company also performed its trademarks and brand names impairment analysis as of September 1, 2012. This impairment analysis compares the fair values of these assets to the related carrying values, and impairment charges are recorded for any excess of carrying values over fair values. These fair values are based upon the prospective stream of hypothetical after-tax royalty cost savings discounted at rates that reflect the rates of return appropriate for these intangible assets. Based upon this annual analysis, the Company recognized a $33 million impairment charge in the third quarter of 2012.

The Company performed a trademarks and brand names impairment analysis in accordance FASB ASC 350 during the second quarter of 2012 due to noted impairment indicators. Based upon this analysis, the Company recognized a $13 million impairment charge in the second quarter of 2012.

Based upon the results of the annual trademarks and brand names impairment analysis, the net trademarks and brand names carrying value of $232 million as of December 31, 2012 equals it fair value. All of the Company’s trademarks and brand names are associated with its aftermarket sales and are further broken down by product line. The primary, and most sensitive, input utilized in determining the fair values of trademarks and brand names is aftermarket sales by product line. The Company performed a sensitivity analysis on its trademarks and brand names and determined that a one percentage point decrease in its projected future sales growth rates within each aftermarket product line would result in a $16 million impairment.

Results of Impairment Testing Described Above

The Company recorded total impairment charges for the years ended December 31, 2012, 2011 and 2010 as follows:

	Year Ended December 31
	2012	2011	2010
	(Millions of Dollars)

Goodwill A	$96	$231	$7
Other indefinite-lived intangible assets	46	37	(12)
Property, plant and equipment B	43	11	7
Investments in non-consolidated affiliates	2	—	—

	$187	$279	$2

A	The 2011 impairment of goodwill excludes $28 million related to discontinued operations. Discontinued operations are further discussed in Note 5 to the Consolidated Financial Statements, included in Item 8 of this report.
B	The 2012 impairment of property, plant and equipment excludes $7 million related to discontinued operations. Discontinued operations are further discussed in Note 5 to the Consolidated Financial Statements, included in Item 8 of this report.

The Company’s adjustment of assets to fair value are further discussed in Note 3 to the Consolidated Financial Statements, included in Item 8 of this report.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with FASB ASC Topic 718, Compensation – Stock Compensation (“FASB ASC 718”), which requires companies to expense the fair value of employee stock options and other forms of stock-based compensation. Estimating fair value for shared-based payments in accordance with FASB ASC 718 requires management to make assumptions regarding expected volatility of the underlying shares, the risk-free rate over the life of the share-based payment, and the date on which share-based payments will be settled. Any differences in actual results from management’s estimates could result in fair values different from estimated fair values, which could materially impact the Company’s future results of operations and financial condition. Additional financial information related to the Company’s share-based payments is presented in Note 19 to the Consolidated Financial Statements, included in Item 8 of this report.

Income Taxes

The Company accounts for income taxes in accordance with FASB ASC Topic 740, Income Taxes (“FASB ASC 740”). The determination of the Company’s tax provision is complex due to operations in many tax jurisdictions outside the United States. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and other tax loss and credit carryforwards. The realization of deferred tax assets is dependent upon the Company’s ability to generate future taxable income. The Company records a valuation allowance to offset its deferred tax assets to the amount that it believes is more likely than not to be realized.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company records a valuation allowance that primarily represents operating and other loss carryforwards for which utilization is uncertain. Management judgment is required in determining the Company’s provision for income taxes, deferred tax assets and liabilities and the valuation allowance recorded against the Company’s net deferred tax assets.

The Company did not record taxes on its undistributed earnings of $719 million at December 31, 2012 since these earnings are considered by the Company to be permanently reinvested. If at some future date, these earnings cease to be permanently reinvested, the Company may be subject to United States income taxes and foreign withholding taxes on such amounts. Determining the unrecognized deferred tax liability on the potential distribution of these earnings is not practicable as such liability, if any, is dependent on circumstances existing when remittance occurs.

At December 31, 2012, the Company had deferred tax assets of $285 million, net of a valuation allowance of $1,223 million, and deferred tax liabilities of $536 million. At December 31, 2011, the Company had deferred tax assets of $311 million, net of a valuation allowance of $824 million, and deferred tax liabilities of $667 million.

The Company is subject to income taxes in the U.S. at the federal and state level and numerous non-U.S. jurisdictions. Significant judgment is required in determining the Company’s worldwide provision for income taxes and recording the related assets and liabilities. In the ordinary course of business, there are many transactions and calculations where the ultimate tax determination is less than certain. Accruals for income tax contingencies are provided for in accordance with the requirements of FASB ASC 740. The Company’s U.S. federal and certain state income tax returns and certain non-U.S. income tax returns are currently under various stages of audit by applicable tax authorities. Although the outcome of ongoing tax audits is always uncertain, management believes that it has appropriate support for the positions taken on its tax returns and that its annual tax provisions include amounts sufficient to pay assessments, if any, which may be proposed by the taxing authorities. At December 31, 2012, the Company has recorded a liability for its best estimate of the more likely than not loss on certain of its tax positions, which is included in other non-current liabilities. Nonetheless, the amounts ultimately paid, if any, upon resolution of the issues raised by the taxing authorities may differ materially from the amounts accrued for each year.

RESULTS OF OPERATIONS

The following discussion of the Company’s results of operations should be read in connection with Items 1, 3 and 7A of this Form 10-K, as well as “Forward-Looking Statements” and Item 1.A. “Risk Factors.” These items provide additional relevant information regarding the business of the Company, its strategy, and the various industry dynamics in the OE market and the aftermarket which have a direct and significant impact on the Company’s results of operations, as well as the risks associated with the Company’s business.

Consolidated Results

Net sales:

	Year Ended December 31
	2012	2011	2010
	(Millions of Dollars)

Powertrain	$3,926	$4,131	$3,497
Vehicle Components Solutions	2,853	2,985	2,945
Inter-segment eliminations	(335)	(397)	(397)

Total	$6,444	$6,719	$6,045

Net sales by group and region are listed below. “PT,” represents Powertrain and “VCS” represents Vehicle Components Solutions.

	PT	VCS	Total
2012
North America	34%	60%	45%
EMEA	49%	33%	42%
Rest of World	17%	7%	13%

2011
North America	30%	58%	43%
EMEA	53%	35%	45%
Rest of World	17%	7%	12%

2010
North America	32%	60%	45%
EMEA	51%	34%	43%
Rest of World	17%	6%	12%

Cost of products sold:

	Year Ended December 31
	2012	2011	2010
	(Millions of Dollars)

Powertrain	$(3,470)	$(3,570)	$(3,034)
Vehicle Components Solutions	(2,390)	(2,462)	(2,406)
Inter-segment eliminations	335	397	397

Total Reporting Segment	(5,525)	(5,635)	(5,043)
Corporate	(6)	(5)	(6)

Total Company	$(5,531)	$(5,640)	$(5,049)

Gross margin by reporting segment was:

	Year Ended December 31
	2012	2011	2010
	(Millions of Dollars)

Powertrain	$456	$561	$463
Vehicle Components Solutions	463	523	539

Total Reporting Segment	919	1,084	1,002
Corporate	(6)	(5)	(6)

Total Company	$913	$1,079	$996

Consolidated Results – 2012 versus 2011

The fundamental causes of the drop in sales and margin are the U.S. dollar strengthening, primarily against the euro, combined with reductions in virtually all areas of European vehicle production and reductions in demand for European non-automotive and industrial applications. Although the U.S. passenger car market grew slightly, this had only a minor mitigating impact on the Company’s sales given that the majority of its OEM sales are to customers outside the U.S. The European passenger car market also underwent a shift in demand away from diesel towards gasoline vehicles. As a result of this change, the diesel share of the passenger car market in Europe moved from 51% in 2011 to 48% in 2012. Over 70% of the Company’s European OEM business serves the European light vehicle diesel and heavy duty markets, and so the Company’s sales were heavily impacted by this unfavorable shift in mix. Furthermore, given the generally greater technical complexity of these applications, the margins for these parts are generally higher than those serving light vehicle gasoline market. Therefore, not only were the Company’s sales significantly impacted by the changes in European demand, but its profits bore a disproportionate adverse impact due to those reductions occurring in some of the most profitable applications within those regions.

Consolidated net sales decreased by $275 million, or 4%, to $6,444 million for the year ended December 31, 2012 from $6,719 million for the year ended December 31, 2011. Over 60% of the Company’s sales originate outside the United States; therefore, the impact of the U.S. dollar strengthening, primarily against the euro, decreased reported sales by $280 million. Sales increases of $28 million directly related to acquisitions, were mostly offset by $23 million of decreased volumes. Although sales were essentially flat when removing the impact of exchange and acquisitions, there were significant regional differences in the year over year constant dollar sales patterns, with North America increasing by 2%, Europe decreasing by 4%, and ROW increasing by 8%.

Cost of products sold decreased by $109 million to $5,531 million for the year ended December 31, 2012 compared to $5,640 million for the year ended December 31, 2011. The impact of the relative strength of the U.S. dollar decreased cost of products sold by $229 million. The Company noted materials and services sourcing savings of $102 million. These decreases were partially offset by $88 million of increases in material, labor and overheads related to the regional changes in sales, plus a further $25 million of such costs directly related to the acquisitions. The unfavorable productivity of $78 million is largely the result of reductions in direct labor lagging behind the reductions in manufacturing output in Europe, but also includes a $10 million expense associated with a commercial agreement with a customer, along with unabsorbed fixed costs on inter-segment sales volumes of $21 million.

Gross margin decreased by $166 million to $913 million, or 14.2% of sales, for the year ended December 31, 2012 compared to $1,079 million, or 16.1% of sales, for the year ended December 31, 2011. The favorable impact on margin of new program launches was more than offset by the impact of the production volume declines in Europe, and a shift in mix towards lower margin products, resulting in a net $111 million decrease in gross margin. Other factors contributing to the decreased margin were unfavorable productivity of $78 million, inclusive of $10 million expense associated with a commercial agreement with a customer, currency movements of $51 million and unabsorbed fixed costs on inter-segment sales volumes of $21 million. These decreases were partially offset by materials and services sourcing savings of $102 million.

Consolidated Results – 2011 versus 2010

Consolidated net sales increased by $674 million, or 11%, to $6,719 million for the year ended December 31, 2011 from $6,045 million for the year ended December 31, 2010. Over 60% of the Company’s sales originate outside the United States; therefore, the impact of the U.S. dollar weakening, primarily against the euro, increased reported sales by $152 million. Other increases included $485 million of increased sales volumes, $17 million due to acquisitions, and $20 million of net favorable customer pricing.

Cost of products sold increased by $591 million to $5,640 million for the year ended December 31, 2011 compared to $5,049 million for the year ended December 31, 2010. The impact of the relative weakness of the U.S. dollar increased cost of products sold by $123 million. Other increases include $444 million of additional materials, labor and overheads, directly related to external sales volumes increases, plus a further $13 million of such increases directly related to the acquisitions, unfavorable productivity of $24 million and increased materials and services sourcing costs of $22 million.

Gross margin increased by $83 million to $1,079 million, or 16.1% of sales, for the year ended December 31, 2011 compared to $996 million, or 16.5% of sales, for the year ended December 31, 2010. This increase was due to decreased depreciation of $48 million, a combination of sales volume increases and unfavorable regional and product mix of $41 million, currency movements of $29 million, customer price increases of $20 million and $4 million directly related to acquisitions, partially offset by unfavorable productivity of $24 million and increased materials and services sourcing costs of $22 million.

Reporting Segment Results 2012 versus 2011

The following table provides a reconciliation of changes in net sales, cost of products sold, gross margin and operational EBITDA for the year ended December 31, 2012 compared with the year ended December 31, 2011 for each of the Company’s reporting segments. Operational EBITDA is defined as earnings from continuing operations before interest, income taxes, depreciation and amortization, and certain items such as restructuring and impairment charges, Chapter 11 and U.K. Administration related reorganization expenses, gains or losses on the sales of businesses, the non-service cost components of the U.S. based funded pension plan, OPEB curtailment gains or losses and the income statement impacts associated with stock appreciation rights. Prior periods have been reclassified to conform to the presentation used in this filing.

	PT	VCS	Inter-segment Elimination	Total Reporting Segment	Corporate	Total
	(Millions of Dollars)

2011 Sales	$4,131	$2,985	$(397)	$6,719	$—	$6,719
External sales volumes	24	(47)	—	(23)	—	(23)
Inter-segment sales volumes	(60)	(2)	62	—	—	—
Customer pricing	(6)	6	—	—	—	—
Acquisitions	20	8	—	28	—	28
Foreign currency	(183)	(97)	—	(280)	—	(280)

2012 Sales	$3,926	$2,853	$(335)	$6,444	$—	$6,444

	PT	VCS	Inter-segment Elimination	Total Reporting Segment	Corporate	Total

2011 Cost of Products Sold	$(3,570)	$(2,462)	$397	$(5,635)	$(5)	$(5,640)
External sales volumes / mix	(58)	(30)	—	(88)	—	(88)
Inter-segment sales volumes	39	2	(62)	(21)	—	(21)
Productivity, net of inflation	(66)	(12)	—	(78)	—	(78)
Materials and services sourcing	56	46	—	102	—	102
Pension	—	1	—	1	(1)	—
Depreciation	(10)	—	—	(10)	—	(10)
Acquisitions	(17)	(8)	—	(25)	—	(25)
Foreign currency	156	73	—	229	—	229

2012 Cost of Products Sold	$(3,470)	$(2,390)	$335	$(5,525)	$(6)	$(5,531)

	PT	VCS	Inter-segment Elimination	Total Reporting Segment	Corporate	Total
2011 Gross Margin	$561	$523	$—	$1,084	$(5)	$1,079
External sales volumes / mix	(34)	(77)	—	(111)	—	(111)
Inter-segment sales volumes	—	—	—	—	—	—
Unabsorbed fixed costs on inter-segment sales	(21)	—	—	(21)	—	(21)
Customer pricing	(6)	6	—	—	—	—
Productivity, net of inflation	(66)	(12)	—	(78)	—	(78)
Materials and services sourcing	56	46	—	102	—	102
Pension	—	1	—	1	(1)	—
Depreciation	(10)	—	—	(10)	—	(10)
Acquisitions	3	—	—	3	—	3
Foreign currency	(27)	(24)	—	(51)	—	(51)

2012 Gross Margin	$456	$463	$—	$919	$(6)	$913

	PT	VCS	Inter-segment Elimination	Total Reporting Segment	Corporate	Total
2011 Operational EBITDA	$425	$254	$—	$679	$—	$679
External sales volumes / mix	(34)	(77)	—	(111)	—	(111)
Unabsorbed fixed costs on inter-segment sales	(21)	—	—	(21)	—	(21)
Customer pricing	(6)	6	—	—	—	—
Productivity – Cost of products sold	(66)	(12)	—	(78)	—	(78)
Productivity – SG&A	(26)	—	—	(26)	—	(26)
Productivity – Other	3	1	—	4	—	4
Sourcing – Cost of products sold	56	46	—	102	—	102
Sourcing – SG&A	3	3	—	6	—	6
Sourcing – Other	3	(1)	—	2	—	2
Equity earnings of non-consolidated affiliates	(5)	4	—	(1)	—	(1)
Expense associated with payment to retired CEO	(4)	(2)	—	(6)	—	(6)
Stock-based compensation expense	1	1	—	2	—	2
Acquisitions	2	—	—	2	—	2
Foreign currency	(36)	(16)	—	(52)	—	(52)
Other	(7)	(7)	—	(14)	—	(14)

2012 Operational EBITDA	$288	$200	$—	$488	$—	$488

Depreciation and amortization						(285)
Interest expense, net						(128)
Adjustment of assets to fair value						(187)
Non-service cost components associated with the U.S. based funded pension plan						(35)
Restructuring expense, net						(26)
Discontinued operations						(19)
OPEB curtailment gains						51
Income tax benefit						29
Stock appreciation rights						4
Other						(2)

Net loss						$(110)

Contained within the Company’s 2012 Operational EBITDA of $488 million are $25 million of charges comprised of a $10 million commercial agreement with a customer, a $9 million legal and contractual settlement, and $6 million in expense associated with a payment made to the Company’s retired CEO, José Maria Alapont.

Powertrain

Sales decreased by $205 million to $3,926 million for the year ended December 31, 2012 from $4,131 million for the year ended December 31, 2011. The Powertrain segment generated approximately 70% of its revenue outside the United States and the resulting currency movements decreased reported sales by $183 million. Unfavorable customer pricing also reduced sales by $6 million. A decrease in inter-segment sales volumes caused a $60 million decrease in sales, largely as a result of the non-recurrence of prior year inventory build for VCS, partially offset by an increase in external sales volumes of $24 million. This consists of significant regional and market differences. In fact, sales in NA rose by $52 million, or 5%, sales in Europe fell by $76 million, or 4%, and sales in ROW rose by $48 million, or 8%. These movements are generally in line with the changes in vehicle production in those regions. However, with over 70% of PT’s European business serving the light vehicle diesel and heavy duty markets, its sales were heavily impacted by this unfavorable shift in mix. Furthermore, given the generally greater technical complexity of these applications, the margins for these parts are generally higher than those used in the light vehicle gasoline market. Therefore, not only were PT’s sales significantly impacted by the changes in European demand, but its profits bore a disproportionate adverse impact due to those reductions occurring in some of the most profitable applications within those regions. Sales decreases were also partially offset by a $20 million increase in sales directly related to the BERU acquisition.

Cost of products sold decreased by $100 million to $3,470 million for the year ended December 31, 2012 compared to $3,570 million for the year ended December 31, 2011. This was due to currency movements of $156 million, materials and services sourcing savings of $56 million, and reduced materials and labor for inter-segment sales of $39 million. There were increases in materials, labor and overheads of $58 million due to increased volumes in NA and ROW, not being offset by sufficient decreases in Europe, where volumes declined. The unfavorable productivity of $66 million is largely the result of reductions in direct labor lagging behind the reductions in manufacturing output in Europe, but also includes a $10 million expense associated with a commercial agreement with a customer.

Gross margin decreased by $105 million to $456 million, or 11.6% of sales, for the year ended December 31, 2012 compared to $561 million, or 13.6% of sales, for the year ended December 31, 2011. Materials and services sourcing savings of $56 million and a $3 million increase in gross margin directly related to the BERU acquisition, were more than offset by unfavorable productivity of $66 million, a net unfavorable sales volumes and regional mix impact of $34 million, unfavorable currency movements of $27 million, unabsorbed fixed costs on inter-segment sales volumes of $21 million, increased depreciation of $10 million and $6 million of unfavorable customer pricing.

Operational EBITDA decreased by $137 million to $288 million for the year ended December 31, 2012 from $425 million for the year ended December 31, 2011. This decrease was caused by unfavorable productivity of $89 million, net unfavorable external sales volume and mix of $34 million, unfavorable currency movements of $36 million, unabsorbed fixed costs on inter-segment sales volumes of $21 million, a decrease in equity earnings of non-consolidated affiliates of $5 million, unfavorable customer pricing of $6 million, $4 million allocation of expense associated with retired CEO payment and other decreases of $7 million. These decreases were partially offset by materials and services sourcing savings of $62 million, and a $2 million increase directly related to the BERU acquisition.

Vehicle Components Solutions

Sales decreased by $132 million to $2,853 million for the year ended December 31, 2012, from $2,985 million for the year ended December 31, 2011. The VCS segment generated approximately 50% of its revenue outside the United States and the resulting currency movements decreased reported sales by $97 million. Otherwise, sales were largely flat to the prior year, although there was a significant shift in the mix of products away from premium towards mid-grade products in North America.

Cost of products sold decreased by $72 million to $2,390 million for the year ended December 31, 2012 compared to $2,462 million for the year ended December 31, 2011. This decrease is primarily due to currency movements of $73 million and materials and services sourcing savings of $46 million, partially offset by increased product costs of $30 million, reflecting the shift in product mix from premium to mid-grade product.

Gross margin decreased by $60 million to $463 million, or 16.2% of sales, for the year ended December 31, 2012 compared to $523 million, or 17.5% of sales, for the year ended December 31, 2011. This decrease was due to a significant shift in the mix of products away from premium and towards mid-grade products in North America, as well as softness in certain key European markets, which decreased gross margin by $77 million. Other decreases consist of currency movements of $24 million and unfavorable productivity of $12 million. These decreases were partially offset by materials and services sourcing savings of $46 million, and increases in customer pricing of $6 million – largely the non-recurrence of prior year customer incentives.

Operational EBITDA decreased by $54 million to $200 million for the year ended December 31, 2012 from $254 million for the year ended December 31, 2011. This decrease was due to the impact of a significant shift in the mix of products away from premium and towards mid-grade products in North America, as well as softness in certain key European markets of $77 million, currency movements of $16 million, net unfavorable productivity of $11 million, $2 million allocation of expense associated with retired CEO payment and other decreases of $7 million, inclusive of a $9 million legal and contractual settlement. These decreases were partially offset by materials and services sourcing savings of $48 million and customer price increases of $6 million – largely the non-recurrence of prior year customer incentives.

Selling, General and Administrative Expense

Selling, general and administrative expenses (“SG&A”) were $702 million, or 10.9% of net sales, for the year ended December 31, 2012 as compared to $680 million, or 10.1% of net sales, for the year ended December 31, 2011. This $22 million increase was due to increased costs in excess of labor and benefits inflation of $35 million, inclusive of $6 million in expense associated with a payment made to the Company’s retired CEO, José Maria Alapont, acquisition-related expenses of $7 million and $10 million of other expenses, partially offset by currency movements of $22 million, materials and services sourcing savings of $6 million and decreased stock-based compensation of $2 million.

The Company maintains technical centers throughout the world designed to integrate the Company’s leading technologies into advanced products and processes, to provide engineering support for all of the Company’s manufacturing sites, and to provide technological expertise in engineering and design development providing solutions for customers and bringing new, innovative products to market. Included in SG&A were research and development (“R&D”) costs, including product and validation costs, of $173 million for the year ended December 31, 2012 compared with $166 million for the year ended December 31, 2011.

OPEB Curtailment Gains

In July 2012, as a result of contract negotiations with a union at one of the Company’s U.S. manufacturing locations, the benefits under the U.S. Welfare Benefit Plan were eliminated for the location’s active participants. Since this plan change reduced benefits attributable to employee service already rendered, it was treated as a negative plan amendment, which created a $13 million prior service credit in accumulated other comprehensive income (“AOCI”). The corresponding reduction in the average remaining future service period to the full eligibility date also triggered the recognition of a $51 million OPEB curtailment gain which was recognized in the consolidated statements of operations during the third quarter of 2012. It should be noted that the calculation of the curtailment excluded the newly created prior service credit.

In December 2011 the Company ceased operations at one of its U.S. manufacturing locations. The resulting reduction in the average remaining future service period to the full eligibility date of the remaining active plan participants in the Company’s U.S. Welfare Benefit Plan triggered the recognition of a $1 million OPEB curtailment gain, which was recognized in the consolidated statements of operations during the fourth quarter of 2011.

On May 6, 2010, the Company approved an amendment to its U.S. Welfare Benefit Plan which eliminated OPEB for certain salaried and non-union hourly employees and retirees effective July 1, 2010. Given that this event eliminated the accrual of defined benefits for a significant number of active participants, the Company re-measured its OPEB obligation. Since this plan change reduced benefits attributable to employee service already rendered, it was treated as a negative plan amendment, which created a $162 million prior service credit in AOCI. The corresponding reduction in the average remaining future service period to the full eligibility date of the remaining active plan participants also triggered the recognition of a $4 million OPEB curtailment gain which was recognized in the consolidated statements of operations during the second quarter of 2010. The calculation of the curtailment excluded the newly created prior service credit.

On July 23, 2010, as a result of contract negotiations with a union at one of the Company’s U.S. manufacturing locations, the benefits under the U.S. Welfare Benefit Plan were eliminated. Since this plan change reduced benefits attributable to employee service already rendered, it was treated as a negative plan amendment, which created a $2 million prior service credit in AOCI. The corresponding reduction in the average remaining future service period to the full eligibility date of the remaining active plan participants also triggered the recognition of a $24 million OPEB curtailment gain which was recognized in the consolidated statements of operations during the third quarter of 2010.

Interest Expense, Net

Net interest expense was $128 million in the year ended December 31, 2012 compared to $127 million for the year ended December 31, 2011.

Other Expense, Net

Other expense, net was $(26) million for the year ended December 31, 2012 compared to $(18) million for the year ended December 31, 2011.

Foreign currency exchange: The Company recognized $18 million in foreign currency exchange losses during the year ended December 31, 2012, $10 million of which relates to unrealized losses associated with outstanding foreign currency hedge contracts that settle over the next twelve months. The Company recognized $9 million in foreign currency exchange losses during the year ended December 31, 2011.

Reporting Segment Results 2011 versus 2010

The following table provides a reconciliation of changes in net sales, cost of products sold, gross margin and operational EBITDA for the year ended December 31, 2011 compared with the year ended December 31, 2010 for each of the Company’s reporting segments. Operational EBITDA is defined as earnings from continuing operations before interest, income taxes, depreciation and amortization, and certain items such as restructuring and impairment charges, Chapter 11 and U.K. Administration related reorganization expenses, gains or losses on the sales of businesses, the non-service cost components of the U.S. based funded pension plan, OPEB curtailment gains or losses and the income statement impacts associated with stock appreciation rights. Prior periods have been reclassified to conform to the presentation used in this filing.

	PT	VCS	Inter-segment Elimination	Total Reporting Segment	Corporate	Total
	(Millions of Dollars)

2010 Sales	$3,497	$2,945	$(397)	$6,045	$—	$6,045
External sales volumes	491	(6)	—	485	—	485
Inter-segment sales volumes	(1)	1	—	—	—	—
Customer pricing	30	(10)	—	20	—	20
Acquisitions	16	1	—	17	—	17
Foreign currency	98	54	—	152	—	152

2011 Sales	$4,131	$2,985	$(397)	$6,719	$—	$6,719

	PT	VCS	Inter-segment Elimination	Total Reporting Segment	Corporate	Total
2010 Cost of Products Sold	$(3,034)	$(2,406)	$397	$(5,043)	$(6)	$(5,049)
External sales volumes / mix	(403)	(41)	—	(444)	—	(444)
Inter-segment sales volumes	(13)	(1)	—	(14)	—	(14)
Productivity, net of inflation	(38)	14	—	(24)	—	(24)
Materials and services sourcing	(22)	—	—	(22)	—	(22)
Pension	—	—	—	—	1	1
Depreciation	33	15	—	48	—	48
Acquisitions	(12)	(1)	—	(13)	—	(13)
Foreign currency	(81)	(42)	—	(123)	—	(123)

2011 Cost of Products Sold	$(3,570)	$(2,462)	$397	$(5,635)	$(5)	$(5,640)

	PT	VCS	Inter-segment Elimination	Total Reporting Segment	Corporate	Total
2010 Gross Margin	$463	$539	$—	$1,002	$(6)	$996
External sales volumes / mix	88	(47)	—	41	—	41
Inter-segment sales volumes / mix	—	—	—	—	—	—
Unabsorbed fixed costs on inter-segment sales	(14)	—	—	(14)	—	(14)
Customer pricing	30	(10)	—	20	—	20
Productivity, net of inflation	(38)	14	—	(24)	—	(24)
Materials and services sourcing	(22)	—	—	(22)	—	(22)
Pension	—	—	—	—	1	1
Depreciation	33	15	—	48	—	48
Acquisitions	4	—	—	4	—	4
Foreign currency	17	12	—	29	—	29

2011 Gross Margin	$561	$523	$—	$1,084	$(5)	$1,079

	PT	VCS	Inter-segment Elimination	Total Reporting Segment	Corporate	Total
2010 Operational EBITDA	$351	$297	$—	$648	$—	$648
External sales volumes / mix	88	(47)	—	41	—	41
Unabsorbed fixed costs on inter-segment sales	(14)	—	—	(14)	—	(14)
Customer pricing	30	(10)	—	20	—	20
Productivity – Cost of products sold	(38)	14	—	(24)	—	(24)
Productivity – SG&A	(3)	(17)	—	(20)	—	(20)
Productivity – Other	3	1	—	4	—	4
Sourcing – Cost of products sold	(22)	—	—	(22)	—	(22)
Sourcing – SG&A	—	—	—	—	—	—
Sourcing – Other	(1)	—	—	(1)	—	(1)
Equity earnings of non-consolidated affiliates	4	(2)	—	2	—	2
Stock-based compensation expense	3	1	—	4	—	4
Acquisitions	4	—	—	4	—	4
Foreign currency	21	4	—	25	—	25
Other	(1)	13	—	12	—	12

2011 Operational EBITDA	$425	$254	$—	$679	$—	$679

Depreciation and amortization						(280)
Interest expense, net						(127)
Adjustment of assets to fair value						(279)
Non-service cost components associated with the U.S. based funded pension plan						(25)
Discontinued operations						(27)
Restructuring expense, net						(5)
OPEB curtailment gains						1
Income tax expense						(16)
Stock appreciation rights						(1)
Other						(3)

Net loss						$(83)

Powertrain

Sales increased by $634 million, or 18%, to $4,131 million for the year ended December 31, 2011 from $3,497 million for the year ended December 31, 2010. Sales volumes increased by $491 million due to OE production volume increases and market share gains in all regions. The acquisition of the Daros Group increased sales volume by $16 million. PT generates approximately 70% of its revenue outside the United States and the resulting currency movements increased sales by $98 million. Customer pricing increased sales by $30 million.

Cost of products sold increased by $536 million to $3,570 million for the year ended December 31, 2011 compared to $3,034 million for the year ended December 31, 2010. This was due to a $403 million increase directly associated with improved sales volumes, currency movements of $81 million, unfavorable productivity of $38 million, increased materials and services sourcing costs of $22 million and a $12 million increase directly associated with the Daros acquisition, partially offset by a decrease in depreciation of $33 million.

Gross margin increased by $98 million to $561 million, or 13.6% of sales, for the year ended December 31, 2011 compared to $463 million, or 13.2% of sales, for the year ended December 31, 2010. The favorable impact of sales volumes contributed to an $88 million increase in gross margin. Other factors contributing to the improved margin were decreased depreciation of $33 million, customer price increases of $30 million and currency movements of $17 million. These increases were partially offset by unfavorable productivity of $38 million, increased materials and services sourcing costs of $22 million and unabsorbed fixed costs on inter-segment sales volumes of $14 million.

Operational EBITDA increased by $74 million to $425 million for the year ended December 31, 2011 from $351 million for the year ended December 31, 2010. The favorable impact of sales volumes of $88 million, customer price increases of $30 million, currency movements of $21 million, partially offset by unfavorable productivity of $38 million, increased materials and services sourcing costs of $23 million, unabsorbed fixed costs on inter-segment sales volumes of $14 million.

Vehicle Components Solutions

Sales increased by $40 million to $2,985 million for the year ended December 31, 2011 from $2,945 million for the year ended December 31, 2010. This increase was due to currency movements of $54 million, partially offset by customer price decreases of $10 million and sales volume decreases of $6 million.

Cost of products sold increased by $56 million to $2,462 million for the year ended December 31, 2011 compared to $2,406 million for the year ended December 31, 2010. This increase was due to currency movements of $42 million and $41 million directly associated with changes in customer and product mix, partially offset by decreased depreciation of $15 million and productivity improvements of $14 million.

Gross margin decreased by $16 million to $523 million, or 17.5% of sales, for the year ended December 31, 2011 compared to $539 million, or 18.3% of sales, for the year ended December 31, 2010. This decrease was due to adverse mix impacts of $47 million and customer price decreases of $10 million, partially offset by decreased depreciation of $15 million, productivity improvements of $14 million and currency movements of $12 million.

Operational EBITDA decreased by $43 million to $254 million for the year ended December 31, 2011 from $297 million for the year ended December 31, 2010. This decrease was due to adverse product mix impact in excess of volume impacts of $47 million and customer price decreases of $10 million, partially offset by currency movements of $4 million.

Selling, General and Administrative Expense

Selling, general and administrative expenses (“SG&A”) were $680 million, or 10.1% of net sales, for the year ended December 31, 2011 as compared to $676 million, or 11.2% of net sales, for the year ended December 31, 2010. This $4 million increase was due to increased costs, net of labor and benefits inflation, of $18 million and currency movements of $14 million, partially offset by lower pension expense of $11 million, reduced depreciation expense of $5 million, lower stock-based compensation expense of $4 million, materials and services sourcing savings of $4 million, and other reductions of $4 million.

The Company maintains technical centers throughout the world designed to integrate the Company’s leading technologies into advanced products and processes, to provide engineering support for all of the Company’s manufacturing sites, and to provide technological expertise in engineering and design development providing solutions for customers and bringing new, innovative products to market. Included in SG&A were research and development (“R&D”) costs, including product and validation costs, of $166 million for the year ended December 31, 2011 compared with $151 million for the year ended December 31, 2010.

OPEB Curtailment Gains

In December 2011 the Company ceased operations at one of its U.S. manufacturing locations. The resulting reduction in the average remaining future service period to the full eligibility date of the remaining active plan participants in the Company’s U.S. Welfare Benefit Plan triggered the recognition of a $1 million OPEB curtailment gain, which was recognized in the consolidated statements of operations during the fourth quarter of 2011.

On May 6, 2010, the Company approved an amendment to its U.S. Welfare Benefit Plan which eliminated OPEB for certain salaried and non-union hourly employees and retirees effective July 1, 2010. Given that this event eliminated the accrual of defined benefits for a significant number of active participants, the Company re-measured its OPEB obligation. Since this plan change reduced benefits attributable to employee service already rendered, it was treated as a negative plan amendment, which created a $162 million prior service credit in AOCI. The corresponding reduction in the average remaining future service period to the full eligibility date of the remaining active plan participants also triggered the recognition of a $4 million OPEB curtailment gain which was recognized in the consolidated statements of operations during the second quarter of 2010. The calculation of the curtailment excluded the newly created prior service credit.

On July 23, 2010, as a result of contract negotiations with a union at one of the Company’s U.S. manufacturing locations, the benefits under the U.S. Welfare Benefit Plan were eliminated. Since this plan change reduced benefits attributable to employee service already rendered, it was treated as a negative plan amendment, which created a $2 million prior service credit in AOCI. The corresponding reduction in the average remaining future service period to the full eligibility date of the remaining active plan participants also triggered the recognition of a $24 million OPEB curtailment gain which was recognized in the consolidated statements of operations during the third quarter of 2010.

Interest Expense, Net

Net interest expense was $127 million in the year ended December 31, 2011 compared to $129 million for the year ended December 31, 2010.

Other Expense, Net

Other expense, net was $(18) million and $(17) million for the years ended December 31, 2011 and 2010, respectfully.

Foreign currency exchange: The Company recognized $9 million in foreign currency exchange losses during the year ended December 31, 2011. This was due to unfavorable foreign currency volatility in regions where the transactional currency differs from the functional currency. The Company recognized $26 million in foreign currency exchange losses during the year ended December 31, 2010.

The Company has operated an aftermarket distribution center in Venezuela for several years, supplying imported replacement automotive parts to the local independent aftermarket. Since 2005, two exchange rates have existed in Venezuela: the official rate, which had been frozen since 2005 at 2.15 bolivars per U.S. dollar; and the parallel rate, which floats at a rate much higher than the official rate. Given the existence of the two rates in Venezuela, the Company deemed the official rate was appropriate for the purpose of conversion into U.S. dollars at December 31, 2009 based on no positive intent to repatriate cash at the parallel rate and demonstrated ability to repatriate cash at the official rate.

Near the end of 2009, the three year cumulative inflation rate for Venezuela was above 100%, which requires the Venezuelan operation to report its results as though the U.S. dollar is its functional currency in accordance with FASB ASC Topic 830, Foreign Currency Matters, commencing January 1, 2010 (“inflationary accounting”). The impact of this transition to a U.S. dollar functional currency requires any change in the U.S. dollar value of bolivar denominated monetary assets and liabilities to be recognized directly in earnings.

On January 8, 2010, the Venezuelan government devalued its currency. All of the Company’s Venezuelan balances are translated at 4.3 bolivars per U.S. dollar at December 31, 2010. During the year ended December 31, 2010, the Company recorded $25 million in expense due to this currency devaluation, comprised of foreign currency exchange expense of $21 million, tax expense of $3 million and cost of products sold of $1 million.

Gain on liabilities subject to compromise: During 2010, the Company recognized a $14 million gain related to a change in estimate to amounts payable to holders of unsecured claims in the Predecessor Company’s Chapter 11 proceedings.

Adjustment of Assets to Fair Value

The Company recorded total impairment charges for the years ended December 31, 2012, 2011 and 2010 as follows:

	Year Ended December 31
	2012	2011	2010
	(Millions of Dollars)

Goodwill A	$96	$231	$7
Other indefinite-lived intangible assets	46	37	(12)
Property, plant and equipment B	43	11	7
Investments in non-consolidated affiliates	2	—	—

	$187	$279	$2

A	2011 impairment of goodwill excludes $28 million related to discontinued operations. Discontinued operations are further discussed in Note 5 to the Consolidated Financial Statements, included in Item 8 of this report.
B	The 2012 impairment of property, plant and equipment excludes $7 million related to discontinued operations. Discontinued operations are further discussed in Note 5 to the Consolidated Financial Statements, included in Item 8 of this report.

The Company’s adjustment of assets to fair value are further discussed in Note 3 to the Consolidated Financial Statements, included in Item 8 of this report.

Restructuring Activities

The Company, as part of its sustainable global profitable growth strategy, has undertaken various restructuring activities to streamline its operations, consolidate and take advantage of available capacity and resources, and ultimately achieve cost reductions. These restructuring activities include efforts to integrate and rationalize the Company’s businesses and to relocate manufacturing operations to best cost markets. Such activities have resulted in the redeployment of human and capital resources to the Company’s core businesses.

In June 2012, the Company announced a restructuring plan (“Restructuring 2012”) to reduce or eliminate capacity at several high cost VCS facilities and transfer production to lower cost locations. Restructuring 2012 is anticipated to be completed within two years. In connection with Restructuring 2012, the Company expects to incur restructuring charges totaling approximately $15 million.

Net charges by type of exit cost are as follows:

	Total Expected Costs	Charges in 2012	Estimated Additional Charges

Employee costs	$12	$11	$1
Facility costs	3	—	3

	$15	$11	$4

Of the $14 million in net restructuring expenses outside of Restructuring 2009 and Restructuring 2012 that were recognized during the year ended December 31, 2012, $5 million related to headcount reduction actions associated with the VCS segment.

The Company’s restructuring activities are further discussed in Note 2 to the Consolidated Financial Statements, included in Item 8 of this report.

Income Taxes

For the year ended December 31, 2012, the Company recorded income tax benefit of $29 million on a loss from continuing operations before income taxes of $120 million, compared to income tax expense of $16 million on a loss from continuing operations before income taxes of $40 million for the year ended December 31, 2011, and compared to income tax expense of $11 million on income before income taxes of $176 million for the year ended December 31, 2010. The income tax benefit for the year ended December 31, 2012 differs from statutory rates due primarily to a goodwill impairment with no tax benefit and pre-tax losses with no tax benefit, partially offset by pre-tax income taxed at rates lower than the U.S. statutory rate, income in jurisdictions with no tax expense due to offsetting valuation allowance releases, release of uncertain tax positions due to audit settlements, valuation allowance release, and a tax benefit recorded related to a special economic zone tax incentive in Poland. The income tax expense for the year ended December 31, 2011 differs from the U.S. statutory rate primarily due to a goodwill impairment with no tax benefit and pre-tax losses with no tax benefit, partially offset by pre-tax income taxed at rates lower than the U.S. statutory rate, income in jurisdictions with no tax expense due to offsetting valuation allowance releases, tax refund from prior years, release of uncertain tax positions due to audit settlement and a tax benefit recorded related to a special economic zone tax incentive in Poland. The income tax expense for the year ended December 31, 2010 differs from the U.S. statutory rate due primarily to pre-tax income taxed at rates lower than the U.S. statutory rate, income in jurisdictions with no tax expense due to offsetting valuation allowance releases, and the reversal of a valuation allowance against net deferred assets of a subsidiary, partially offset by pre-tax losses with no tax benefits.

The Company believes that it is reasonably possible that its unrecognized tax benefits in multiple jurisdictions may decrease in the next 12 months due to audit settlements or statute expirations. During the year ended December 31, 2012, certain tax positions became effectively settled and decreased unrecognized tax benefits by $313 million, of which only $23 million was included in the income tax benefit due to the impact of valuation allowances.

In conjunction with the Company’s ongoing review of its actual results and anticipated future earnings, the Company reassesses the possibility of releasing valuation allowances. The factors considered by management in its determination of the probability of the realization of the deferred tax assets include but are not limited to: recent historical financial results; historical taxable income; projected future taxable income; the expected timing of the reversals of existing temporary differences; and tax planning strategies. Based upon this assessment, the Company has concluded based on available evidence that the deferred tax assets in Germany are more likely than not to be realized. Therefore based upon this conclusion, the valuation allowance was reversed.

On August 17, 2012, a 3% surtax levied on dividends and other certain distributions was enacted in France. The Company has decided to use the lower undistributed tax rate, therefore, applicable deferred taxes have not been remeasured or recognized on any additional inside basis differences including prior undistributed earnings. The Company is required to pay additional taxes at the applicable tax rate on all distributions of dividends and the additional taxes will be recorded as income tax expense in the period in which the divided is declared.

The Company’s income taxes are further discussed in Note 15 to the Consolidated Financial Statements, included in Item 8 of this report.

Liquidity and Capital Resources

Operating Activities

Net cash (used by) provided from operating activities was $(53) million, $241 million and $404 million for the years ended December 31, 2012, 2011 and 2010, respectively.

Working Capital

The cash outflows from changes in working capital were $(292) million, $(190) million and $(54) million for the years ended December 31, 2012, 2011 and 2010, respectively.

The cash outflow due to changes in accounts receivable for the year ended December 31, 2012 of $(197) million is a result of terms extensions with certain customers in the North American aftermarket.

The cash outflow due to changes in accounts receivable for the year ended December 31, 2011 of $(137) million is a result of year-over-year volume increases along with terms extensions with certain customers in the North American aftermarket.

The cash outflow due to changes in accounts receivable for the year ended December 31, 2010 of $(149) million is due to an increase in sales volume. Excluding the impact of foreign exchange, sales revenue in the last two months of 2010 was approximately $174 million higher than the equivalent period of 2009. This outflow is partially mitigated by collection efficiencies and favorable customer mix.

The cash outflow due to changes in inventory of $(93) million for the year ended December 31, 2012 is largely in support of increased customer service and delivery.

The cash outflow due to changes in inventory of $(140) million and the cash inflow due to changes in accounts payable of $87 million for the year ended December 31, 2011 are both largely as a result of the increase in global revenues for full year 2011 as compared to full year 2010.

The cash outflow due to changes in inventory of $(27) million and the cash inflow due to changes in accounts payable of $122 million for the year ended December 31, 2010 are both largely as a result of the increase in global revenues for full year 2010 as compared to full year 2009.

Investing Activities

Cash flow used by investing activities was $427 million, $356 million and $283 million for the years ended December 31, 2012, 2011 and 2010, respectively. Expenditures for property, plant and equipment were $387 million, $348 million and $251 million for the years ended December 31, 2012, 2011 and 2010, respectively.

In June 2012, the Company entered into a definitive agreement to purchase the BERU spark plug business from BorgWarner, Inc. The purchase was completed in September 2012 for $52 million, net of cash acquired.

In June 2010, the Company acquired 100% ownership of the Daros Group, a privately-owned supplier of high technology piston rings for large-bore engines used in industrial energy generation and commercial shipping, with manufacturing operations in China, Germany and Sweden, for $39 million in cash.

Financing Activities and Liquidity

Cash flow used by financing activities was $22 million, $15 million, and $44 million for the years ended December 31, 2012, 2011, and 2010 respectively. Financing activity during 2012 and 2011 primarily related to scheduled debt repayments, partially offset by increased short-term debt borrowing. Financing activity during 2010 primarily related to scheduled debt repayments and net remittances on servicing of factoring arrangements.

On December 27, 2007, the Company entered into a Term Loan and Revolving Credit Agreement (the “Debt Facilities”) with Citicorp U.S.A. Inc. as Administrative Agent, JPMorgan Chase Bank, N.A. as Syndication Agent and certain lenders. The Debt Facilities include a $540 million revolving credit facility (which is subject to a borrowing base and can be increased under certain circumstances and subject to certain conditions) and a $2,960 million term loan credit facility divided into a $1,960 million tranche B loan and a $1,000 million tranche C loan. The obligations under the revolving credit facility mature December 27, 2013 and bear interest for the first nine months at LIBOR plus 1.75% or at the alternate base rate (“ABR,” defined as the greater of Citibank, N.A.’s announced prime rate or 0.50% over the Federal Funds Rate) plus 0.75%, and thereafter shall be adjusted in accordance with a pricing grid based on availability under the revolving credit facility. Interest rates on the pricing grid range from LIBOR plus 1.50% to LIBOR plus 2.00% and ABR plus 0.50% to ABR plus 1.00%. The tranche B term loans mature December 27, 2014 and the tranche C term loans mature December 27, 2015. All Debt Facilities term loans bear interest at LIBOR plus 1.9375% or at the ABR plus 0.9375% at the Company’s election. To the extent that interest rates change by 25 basis points, the Company’s annual interest expense would show a corresponding change of approximately $6 million, $7 million and $2 million for years 2013 – 2015, the term of the Company’s Debt Facilities.

Off Balance Sheet Arrangements

The Company does not have any material off-balance sheet arrangements.

The Company has the following contractual obligations and commercial commitments outstanding at December 31, 2012:

	2013	2014	2015	2016	2017	Thereafter	Total
	(Millions of Dollars)

Debt obligations	$94	$1,852	$931	$1	$1	$—	$2,879
Interest payments	76	60	20	—	—	—	156
Letters of credit	37	—	—	—	—	—	37
Pension and other postemployment benefit plans	112	99	103	101	90	267	772
Operating leases	39	35	26	22	14	24	160

Total	$358	$2,046	$1,080	$124	$105	$291	$4,004

In addition, the Company estimates its 2013 capital expenditures to be in the range of $385-$435 million.

The Company’s ability to obtain cash adequate to fund its needs depends generally on the results of its operations, restructuring initiatives, and the availability of financing. Management believes that cash on hand, cash flow from operations, and available borrowings under its Debt Facilities will be sufficient to fund capital expenditures and meet its operating obligations through the end of 2013. In the longer term, the Company believes that its base operating potential, supplemented by the benefits from its announced restructuring programs, will provide adequate long-term cash flows. However, there can be no assurance that such initiatives are achievable in this regard.

The Debt Facilities contain some affirmative and negative covenants and events of default, including, subject to certain exceptions, restrictions on incurring additional indebtedness, mandatory prepayment provisions associated with specified asset sales and dispositions, and limitations on: i) investments; ii) certain acquisitions, mergers or consolidations; iii) sale and leaseback transactions; iv) certain transactions with affiliates; and v) dividends and other payments in respect of capital stock. The Company was in compliance with all debt covenants under its Debt Facilities as of December 31, 2012. Based on current forecasts, the Company expects to be in compliance with the covenants under the Debt Facilities through December 31, 2013.

As of December 31, 2012, the Company had $467 million of cash and cash equivalents, of which $219 million was held by foreign subsidiaries. In accordance with FASB ASC 740-30-25-17 through 19, the Company asserts that these funds are indefinitely reinvested due to operational and investing needs of the foreign locations. Furthermore, the Company will accrue any applicable taxes in the period when the Company no longer intends to indefinitely reinvest these funds. The Company would expect that the impact on cash taxes would be immaterial due to: the availability of net operation loss carryforwards and related valuation allowances; earnings considered previously taxed; and applicable tax treaties.

The Company received $30 million in insurance proceeds directly associated with the Thailand manufacturing facility flood during the year ended December 31, 2012. For further details, see Note 21 to the Consolidated Financial Statements, included in Item 8 of this report.

The Company maintains investments in several non-consolidated affiliates, which are located in China, France, Germany, Italy, Korea, Turkey and the United States. The Company’s direct ownership in such affiliates ranges from approximately 2% to 50%. The aggregate investments in these affiliates were $240 million and $228 million as of December 31, 2012 and 2011, respectively. Dividends received from non-consolidated affiliates by the Company for the years ended December 31, 2012, 2011 and 2010 were $31 million, $16 million and $43 million, respectively.

The Company’s joint ventures are businesses established and maintained in connection with its operating strategy and are not special purpose entities. In general, the Company does not extend guarantees, loans or other instruments of a variable nature that may result in incremental risk to the Company’s liquidity position. Furthermore, the Company does not rely on dividend payments or other cash flows from its non-consolidated affiliates to fund its operations and, accordingly, does not believe that they have a material effect on the Company’s liquidity.

The Company holds a 50% non-controlling interest in a joint venture located in Turkey (“Turkey JV”). The Turkey JV was established in 1995 for the purpose of manufacturing and marketing automotive parts, including pistons, piston rings, piston pins, and cylinder liners, to original equipment and aftermarket customers. The Company purchases/sells inventory from/to the Turkey JV. Purchases from the Turkey JV for the years ended December 31,

2012, 2011 and 2010 were $150 million, $171 million and $127 million, respectively. Sales to the Turkey JV for the years ended December 31, 2012, 2011 and 2010 were $45 million, $46 million and $36 million, respectively. The Company had net accounts payable balances with the Turkey JV of $5 million and $6 million as of December 31, 2012 and 2011, respectively.

The Company has determined that its investments in Chinese joint venture arrangements are considered to be “limited-lived” as such entities have specified durations ranging from 30 to 50 years pursuant to regional statutory regulations. In general, these arrangements call for extension, renewal or liquidation at the discretion of the parties to the arrangement at the end of the contractual agreement. Accordingly, a reasonable assessment cannot be made as to the impact of such contingencies on the future liquidity position of the Company.

Federal-Mogul subsidiaries in Brazil, France, Germany, Italy, and the United States are party to accounts receivable factoring and securitization facilities. Gross accounts receivable transferred under these facilities were $217 million and $203 million as of December 31, 2012 and 2011, respectively. Of those gross amounts, $216 million and $202 million, respectively, qualify as sales as defined in FASB ASC Topic 860, Transfers and Servicing. The remaining transferred receivables were pledged as collateral and accounted for as secured borrowings and recorded in the consolidated balance sheets within “Accounts receivable, net” and “Short-term debt, including current portion of long-term debt.” Under the terms of these facilities, the Company is not obligated to draw cash immediately upon the transfer of accounts receivable, however, as of both December 31, 2012 and December 31, 2011, the Company had drawn all such cash. Proceeds from the transfers of accounts receivable qualifying as sales were $1.5 billion, $1.7 billion and $1.3 billion for the years ended December 31, 2012, 2011 and 2010, respectively.

Expenses associated with transfers of receivables were $7 million, $9 million and $6 million for the years ended December 31, 2012, 2011 and 2010, respectively. These expenses were recorded in the consolidated statements of operations within “Other expense, net.”

Where the Company receives a fee to service and monitor these transferred receivables, such fees are sufficient to offset the costs and as such, a servicing asset or liability is not incurred as a result of such activities.

Certain of the facilities contain terms that require the Company to share in the credit risk of the sold receivables. The maximum exposures to the Company associated with these certain facilities’ terms were $19 million and $23 million as of December 31, 2012 and 2011, respectively. The fair values of the exposures to the Company associated with these certain facilities’ terms were determined to be immaterial.

ITEM 7A.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Refer to Note 6 to the Consolidated Financial Statements, included in Item 8 of this report, for information with respect to interest rate risk, commodity price risk and foreign currency risk.

The translated values of revenue and expense from the Company’s international operations are subject to fluctuations due to changes in currency exchange rates. During the year ended December 31, 2012, the Company derived 39% of its sales in the United States and 61% internationally. Of these international sales, 55% are denominated in the euro, with no other single currency representing more than 8%. To minimize foreign currency risk, the Company generally maintains natural hedges within its non-U.S. activities, including the matching of operational revenues and costs. Where natural hedges are not in place, the Company manages certain aspects of its foreign currency activities and larger transactions through the use of foreign currency options or forward contracts. The Company estimates that a hypothetical 10% adverse movement of all foreign currencies in the same direction against the U.S. dollar over the year ended December 31, 2012 would have increased “Net loss attributable to Federal-Mogul” by approximately $21 million.

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Rules 13a-15(f) and 15d-15(f) under the U.S. Securities Exchange Act of 1934. Under the supervision and with the participation of the principal executive and financial officers of the Company, an evaluation of the effectiveness of internal controls over financial reporting was conducted based upon the framework in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations (the “COSO Framework”) of the Treadway Commission. Based on the evaluation performed under the COSO Framework as of December 31, 2012, management has concluded that the Company’s internal control over financial reporting was effective.

Grant Thornton LLP, an independent registered public accounting firm, has audited the Company’s internal control over financial reporting as of December 31, 2012, as stated in their report which is included herein.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

Federal-Mogul Corporation

We have audited the internal control over financial reporting of Federal-Mogul Corporation (a Delaware corporation) and subsidiaries (the “Company”) as of December 31, 2012, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control – Integrated Framework issued by COSO.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements of the Company as of and for the year ended December 31, 2012, and our report dated February 27, 2013 (except for Notes 5 and 23, as to which the date is November 1, 2013) expressed an unqualified opinion on those financial statements.

/s/ GRANT THORNTON LLP

Southfield, Michigan

February 27, 2013 (except for Notes 5 and 23, as to which the date is November 1, 2013)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

Federal-Mogul Corporation

We have audited the accompanying consolidated balance sheet of Federal-Mogul Corporation (a Delaware corporation) and subsidiaries (the “Company”) as of December 31, 2012 and the related consolidated statements of operations, comprehensive (loss) income, shareholders’ equity, and cash flows for year then ended. Our audit of the basic consolidated financial statements included the financial statement schedule listed in the index appearing under Item 15(a)(2) for the year ended December 31, 2012. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Federal-Mogul Corporation and subsidiaries as of December 31, 2012, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 27, 2013 (except for Notes 5 and 23, as to which the date is November 1, 2013) expressed an unqualified opinion.

/s/ GRANT THORNTON LLP

Southfield, Michigan

February 27, 2013 (except for Notes 5 and 23, as to which the date is November 1, 2013)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Federal-Mogul Corporation

We have audited the accompanying consolidated balance sheet of Federal-Mogul Corporation (the Company) as of December 31, 2011, and the related consolidated statements of operations, comprehensive (loss) income, shareholders’ equity, and cash flows for the years ended December 31, 2011 and 2010. Our audits also included the financial statement schedule listed in the Index at Item 15(a) for the years ended December 31, 2011 and 2010. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Federal-Mogul Corporation at December 31, 2011, and the consolidated results of their operations and their cash flows for the years ended December 31, 2011 and 2010, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule for the years ended December 31, 2011 and 2010, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

Detroit, Michigan

February 28, 2012

except for Notes 2 and 10 as to which the date is February 27, 2013, Note 7 as to which the date is April 26, 2013 and Notes 1, 3, 4, 5, 9, 14, 15, 20 and 23 as to which the date is November 1, 2013

FEDERAL-MOGUL CORPORATION

Consolidated Statements of Operations

	Year Ended December 31
	2012	2011	2010
	(Millions of Dollars, Except Per Share Amounts)

Net sales	$6,444	$6,719	$6,045
Cost of products sold	(5,531)	(5,640)	(5,049)

Gross margin	913	1,079	996

Selling, general and administrative expenses	(702)	(680)	(676)
OPEB curtailment gains	51	1	29
Adjustment of assets to fair value	(187)	(279)	(2)
Interest expense, net	(128)	(127)	(129)
Amortization expense	(49)	(48)	(49)
Equity earnings of non-consolidated affiliates	34	37	32
Restructuring expense, net	(26)	(5)	(8)
Other expense, net	(26)	(18)	(17)

(Loss) income from continuing operations before income taxes	(120)	(40)	176
Income tax benefit (expense)	29	(16)	(11)

Net (loss) income from continuing operations	(91)	(56)	165
(Loss) income from discontinued operations, net of tax	(19)	(27)	2

Net (loss) income	(110)	(83)	167

Less net income attributable to noncontrolling interests	(7)	(7)	(6)

Net (loss) income attributable to Federal-Mogul	$(117)	$(90)	$161

Net (loss) income per common share attributable to Federal-Mogul – basic:
Net (loss) income from continuing operations	$(0.99)	$(0.64)	$1.61
(Loss) income from discontinued operations, net of tax	(0.19)	(0.27)	0.02

Net (loss) income	$(1.18)	$(0.91)	$1.63

Net (loss) income per common share attributable to Federal-Mogul – diluted:
Net (loss) income from continuing operations	$(0.99)	$(0.64)	$1.60
(Loss) income from discontinued operations, net of tax	(0.19)	(0.27)	0.02

Net (loss) income	$(1.18)	$(0.91)	$1.62

Amounts attributable to Federal-Mogul
Net (loss) income from continuing operations	$(98)	$(63)	$159
(Loss) income from discontinued operations, net of tax	(19)	(27)	2

Net (loss) income	$(117)	$(90)	$161

See accompanying notes to consolidated financial statements.

FEDERAL-MOGUL CORPORATION

Consolidated Statements of Comprehensive (Loss) Income

	Year Ended December 31
	2012	2011	2010
	(Millions of Dollars)

Net (loss) income	$(110)	$(83)	$167

Other comprehensive (loss) income:

Foreign currency translation adjustments and other	56	(132)	13

Postemployment benefits:
Net unrealized postemployment benefits (costs) credits arising during year	(211)	(121)	81
Reclassification of net postemployment benefits (credits) costs included in net (loss) income during year	(29)	8	(16)
Income taxes	27	1	—

Postemployment benefits, net of tax	(213)	(112)	65

Hedge instruments:
Net unrealized hedging gains (losses) arising during year	1	(32)	(41)
Reclassification of net hedging losses included in net (loss) income during year	47	34	28
Income taxes	(2)	3	—

Hedge instruments, net of tax	46	5	(13)

Other comprehensive (loss) income, net of tax	(111)	(239)	65

Comprehensive (loss) income	(221)	(322)	232

Less comprehensive income attributable to noncontrolling interests	(7)	(2)	(5)

Comprehensive (loss) income attributable to Federal-Mogul	$(228)	$(324)	$227

See accompanying notes to consolidated financial statements.

FEDERAL-MOGUL CORPORATION

Consolidated Balance Sheets

	December 31
	2012	2011
	(Millions of Dollars)
ASSETS
Current assets:
Cash and equivalents	$467	$953
Accounts receivable, net	1,396	1,186
Inventories, net	1,074	956
Prepaid expenses and other current assets	203	204

Total current assets	3,140	3,299

Property, plant and equipment, net	1,971	1,855
Goodwill and other indefinite-lived intangible assets	1,019	1,115
Definite-lived intangible assets, net	408	434
Investments in non-consolidated affiliates	240	228
Other noncurrent assets	149	98

	$6,927	$7,029

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt, including current portion of long-term debt	$94	$88
Accounts payable	751	767
Accrued liabilities	423	367
Current portion of pensions and other postemployment benefits liability	47	43
Other current liabilities	174	165

Total current liabilities	1,489	1,430

Long-term debt	2,733	2,741
Pensions and other postemployment benefits liability	1,362	1,229
Long-term portion of deferred income taxes	388	434
Other accrued liabilities	123	142

Shareholders’ equity:
Preferred stock ($.01 par value; 90,000,000 authorized shares; none issued)	—	—
Common stock ($.01 par value; 450,100,000 authorized shares; 100,500,000 issued shares; 98,904,500 outstanding shares as of both December 31, 2012 and 2011)	1	1
Additional paid-in capital, including warrants	2,150	2,150
Accumulated deficit	(559)	(442)
Accumulated other comprehensive loss	(850)	(739)
Treasury stock, at cost	(17)	(17)

Total Federal-Mogul shareholders’ equity	725	953

Noncontrolling interests	107	100

Total shareholders’ equity	832	1,053

	$6,927	$7,029

See accompanying notes to consolidated financial statements.

FEDERAL-MOGUL CORPORATION

Consolidated Statements of Cash Flows

	Year Ended December 31
	2012	2011	2010
	(Millions of Dollars)
Cash Provided From (Used By) Operating Activities
Net (loss) income	$(110)	$(83)	$167
Adjustments to reconcile net (loss) income to net cash provided from (used by) operating activities:
Depreciation and amortization	289	284	333
Adjustment of assets to fair value (Note 3)	194	307	2
Change in postemployment benefits, excluding curtailment gains	(66)	(45)	(26)
Deferred tax benefit	(78)	(17)	(41)
Equity earnings of non-consolidated affiliates	(34)	(37)	(32)
Cash dividends received from non-consolidated affiliates	31	16	43
Restructuring expense, net	26	5	8
Payments against restructuring liabilities	(15)	(21)	(36)
OPEB curtailment gains	(51)	(1)	(29)
Insurance proceeds related to Thailand flood	17	—	—
Gains from sales of property, plant, and equipment	(2)	—	—
Loss on Venezuelan currency devaluation	—	—	25
Gain on liabilities subject to compromise	—	—	(14)
Changes in operating assets and liabilities:
Accounts receivable	(197)	(137)	(149)
Inventories	(93)	(140)	(27)
Accounts payable	(2)	87	122
Other assets and liabilities	38	23	58

Net Cash (Used by) Provided From Operating Activities	(53)	241	404

Cash Provided From (Used By) Investing Activities
Expenditures for property, plant and equipment	(387)	(348)	(251)
Payments to acquire businesses, net of cash acquired	(52)	(8)	(39)
Insurance proceeds related to Thailand flood	13	—	—
Net proceeds from sales of property, plant and equipment	5	—	3
Investment in non-consolidated affiliates	(6)	—	—
Other	—	—	4

Net Cash Used By Investing Activities	(427)	(356)	(283)

Cash Provided From (Used By) Financing Activities
Principal payments on term loans	(30)	(29)	(30)
Net proceeds (remittances) on servicing of factoring arrangements	2	2	(10)
Decrease in other long-term debt	—	(4)	(3)
Increase (decrease) in short-term debt	6	16	(1)

Net Cash Used By Financing Activities	(22)	(15)	(44)

Effect of foreign currency exchange rate fluctuations on cash	16	(22)	14
Effect of Venezuelan currency devaluation on cash	—	—	(20)

Effect of foreign currency fluctuations on cash	16	(22)	(6)

(Decrease) increase in cash and equivalents	(486)	(152)	71

Cash and equivalents at beginning of year	953	1,105	1,034

Cash and equivalents at end of year	$467	$953	$1,105

See accompanying notes to consolidated financial statements.

FEDERAL-MOGUL CORPORATION

Consolidated Statements of Shareholders’ Equity

	Common Stock	Additional Paid-in Capital	Retained Deficit	Accumulated Other Comprehensive Loss	Treasury Stock, at Cost	Total	Noncontrolling Interests
	(Millions of Dollars)

Balance at January 1, 2010	$1	$2,123	$(513)	$(571)	$(17)	$1,023	$76

Net income			167			167	6
Less net income attributable to noncontrolling interests			(6)			(6)
Other comprehensive income, net of tax				66		66	(1)
Capital investment in subsidiary by non-controlling shareholder							7
Stock-based compensation (see Note 19)		27				27

Balance at December 31, 2010	1	2,150	(352)	(505)	(17)	1,277	88

Net (loss) income			(83)			(83)	7
Less net income attributable to noncontrolling interests			(7)			(7)
Other comprehensive loss, net of tax				(234)		(234)	(5)
Capital investment in subsidiary by non-controlling shareholder							10

Balance at December 31, 2011	1	2,150	(442)	(739)	(17)	953	100

Net (loss) income			(110)			(110)	7
Less net income attributable to noncontrolling interests			(7)			(7)
Other comprehensive loss, net of tax				(111)		(111)	—

Balance at December 31, 2012	$1	$2,150	$(559)	$(850)	$(17)	$725	$107

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Financial Statement Presentation: The audited consolidated financial statements of Federal-Mogul Corporation (the “Company”) have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”).

Principles of Consolidation: The Company consolidates into its financial statements the accounts of the Company, all wholly-owned subsidiaries, and any partially-owned subsidiary that the Company has the ability to control. Control generally equates to ownership percentage, whereby investments that are more than 50% owned are consolidated, investments in affiliates of 50% or less but greater than 20% are accounted for using the equity method, and investments in affiliates of 20% or less are accounted for using the cost method. The Company does not consolidate any entity for which it has a variable interest based solely on power to direct the activities and significant participation in the entity’s expected results that would not otherwise be consolidated based on control through voting interests. Further, the Company’s joint ventures are businesses established and maintained in connection with the Company’s operating strategy. All intercompany transactions and balances have been eliminated.

Reclassifications: Certain prior period amounts have been reclassified to conform with the presentation used in this filing. See Notes 5 and 23 for further details on the re-segmentation.

Use of Estimates: The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported therein. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be based upon amounts that differ from these estimates.

Controlling Ownership: Mr. Carl C. Icahn indirectly controls approximately 78% of the voting power of the Company’s capital stock and, by virtue of such stock ownership, is able to control or exert substantial influence over the Company, including the election of directors, business strategy and policies, mergers or other business combinations, acquisition or disposition of assets, future issuances of common stock or other securities, incurrence of debt or obtaining other sources of financing, and the payment of dividends on the Company’s common stock. The existence of a controlling stockholder may have the effect of making it difficult for, or may discourage or delay, a third party from seeking to acquire a majority of the Company’s outstanding common stock, which may adversely affect the market price of the stock.

Mr. Icahn’s interests may not always be consistent with the Company’s interests or with the interests of the Company’s other stockholders. Mr. Icahn and entities controlled by him may also pursue acquisitions or business opportunities that may or may not be complementary to the Company’s business. To the extent that conflicts of interest may arise between the Company and Mr. Icahn and his affiliates, those conflicts may be resolved in a manner adverse to the Company or its other shareholders.

Icahn Sourcing, LLC (“Icahn Sourcing”) is an entity formed and controlled by Mr. Icahn in order to maximize the potential buying power of a group of entities with which Mr. Icahn has a relationship in negotiating with a wide range of suppliers of goods, services and tangible and intangible property at negotiated rates. Icahn Enterprises was a member of the buying group in 2012. Prior to December 31, 2012 Icahn Enterprises did not pay Icahn Sourcing any fees or other amounts with respect to the buying group arrangement.

In December, 2012, Icahn Sourcing advised the Company that effective January 1, 2013 it would restructure its ownership and change its name to Insight Portfolio Group LLC (“Insight Portfolio Group”). In connection with the restructuring, the Company acquired a minority equity interest in Insight Portfolio Group and agreed to pay a portion of Insight Portfolio Group’s operating expenses in 2013. In addition to the minority equity interest held by Icahn Enterprises Holdings, certain subsidiaries of Icahn Enterprises Holdings, including CVR, Tropicana, ARI,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

Viskase PSC Metals and WPH also acquired minority equity interests in Icahn Portfolio Group and agreed to pay a portion of Insight Portfolio Group’s operating expenses in 2013. A number of other entities with which Mr. Icahn has a relationship also acquired equity interests in Insight Portfolio Group and also agreed to pay certain of Insight Portfolio Group’s operating expenses in 2013.

Cash and Equivalents: The Company considers all highly liquid investments with maturities of 90 days or less from the date of purchase to be cash equivalents.

Acquisition: In June 2012, the Company entered into a definitive agreement to purchase the BERU spark plug business from BorgWarner, Inc. These spark plugs are manufactured in France and Germany and are sold to European original equipment manufacturers. The purchase closed at the end of September 2012 for $52 million, net of cash acquired. The Company has performed a preliminary allocation of the purchase price in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codifications (“ASC”) Topic 805, Business Combinations. The Company is utilizing a third party to assist in the fair value determination of certain components of the purchase price allocation, namely fixed assets and intangible assets. The Company has preliminarily recorded $22 million of definite-lived intangible assets (primarily customer relationships) and $1 million of indefinite-lived intangible assets (trademarks) associated with this acquisition.

Trade Accounts Receivable and Allowance for Doubtful Accounts: Trade accounts receivable is stated at net realizable value, which approximates fair value. The Company does not generally require collateral for its trade accounts receivable. Accounts receivable is reduced by an allowance for amounts that may become uncollectible in the future. This estimated allowance is based primarily on management’s evaluation of specific balances as the balances become past due, the financial condition of its customers and the Company’s historical experience of write-offs. The Company’s general policy for uncollectible accounts, if not reserved through specific examination procedures, is to reserve based upon the aging categories of accounts receivable and whether amounts are due from an original equipment manufacturer or servicer (“OE”) or aftermarket customer. Past due status is based upon the invoice date of the original amounts outstanding. Included in selling, general and administration (“SG&A”) expenses are bad debt expenses of $2 million, $3 million and $1 million for the years ended December 31, 2012, 2011 and 2010, respectively. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company’s allowance for doubtful accounts was $13 million at both December 31, 2012 and 2011.

Federal-Mogul subsidiaries in Brazil, France, Germany, Italy and the United States are party to accounts receivable factoring and securitization facilities. Amounts factored under these facilities consist of the following:

	December 31
	2012	2011
	(Millions of Dollars)

Gross accounts receivable factored	$217	$203
Gross accounts receivable factored, qualifying as sales	216	202
Undrawn cash on factored accounts receivable	—	—

Proceeds from the factoring of accounts receivable qualifying as sales and expenses associated with the factoring of accounts receivable are as follows:

	Year Ended December 31
	2012	2011	2010
	(Millions of Dollars)

Proceeds from factoring qualifying as sales	$1,475	$1,731	$1,302
Expenses associated with factoring of receivables	7	9	6

Accounts receivables factored but not qualifying as a sale, as defined in FASB ASC Topic 860, Transfers and Servicing, were pledged as collateral and accounted for as secured borrowings and recorded in the consolidated balance sheets within “Accounts receivable, net” and “Short-term debt, including the current portion of long-term

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

debt.” The expenses associated with receivables factoring are recorded in the consolidated statements of operations within “Other expense, net.” Where the Company receives a fee to service and monitor these transferred receivables, such fees are sufficient to offset the costs and as such, a servicing asset or liability is not incurred as a result of such activities.

Certain of the facilities contain terms that require the Company to share in the credit risk of the sold receivables. The maximum exposures to the Company associated with these certain facilities’ terms were $19 million and $23 million as of December 31, 2012 and 2011, respectively. The fair values of the exposures to the Company associated with these certain facilities’ terms were determined to be immaterial.

Inventories: The Company values inventory at the lower of cost or market, with cost determined on a first-in, first-out (“FIFO”) basis. Cost of inventory includes direct materials, labor and applicable manufacturing overhead costs. The value of inventories are reduced for excess and obsolete inventories based on management’s review of on-hand inventories compared to historical and estimated future sales and usage.

Long-Lived Assets: As a result of fresh-start reporting, long-lived assets such as property, plant and equipment (PP&E”) that were purchased prior to January 1, 2008 were stated at estimated replacement cost, unless the expected future use of the assets indicated a lower value was appropriate. PP&E purchased since that time are recorded at cost. Definite-lived intangible assets have been stated at fair value established at emergence and at cost thereafter. Long-lived assets are periodically reviewed for impairment indicators. If impairment indicators exist, the Company performs the required analysis and records an impairment charge, if required, in accordance with the subsequent measurement provisions of FASB ASC Topic 360, Property, Plant & Equipment (“FASB ASC 360”). If the carrying value of a long-lived asset is considered impaired, an impairment charge is recorded for the amount by which the carrying value of the long-lived asset exceeds its fair value. Depreciation and amortization is computed principally by the straight-line method for financial reporting purposes and by accelerated methods for income tax purposes.

Goodwill: As of December 31, 2007, goodwill was determined as the excess of reorganization value over amounts attributable to specific tangible and intangible assets, including developed technology and customer relationships. Goodwill is reviewed for impairment annually as of October 1, or more frequently if impairment indicators exist, in accordance with the subsequent measurement provisions of FASB ASC Topic 350, Intangibles – Goodwill and Other (“FASB ASC 350”). This impairment analysis compares the fair values of the Company’s reporting units to their related carrying values. If a reporting unit’s carrying value exceeds its fair value, the Company must then calculate the reporting unit’s implied fair value of goodwill and impairment charges are recorded for any excess of the goodwill carrying value over the implied fair value of goodwill. The reporting units’ fair values are based upon consideration of various valuation methodologies, including projected future cash flows discounted at rates commensurate with the risks involved, guideline transaction multiples, and multiples of current and future earnings.

Trademarks and Brand Names: As of December 31, 2007, trademarks and brand names were stated at fair value as a result of fresh-start reporting. These indefinite-lived intangible assets are reviewed for impairment annually as of October 1, or more frequently if impairment indicators exist, in accordance with the subsequent measurement provisions of FASB ASC 350. This impairment analysis compares the fair values of these assets to the related carrying values, and impairment charges are recorded for any excess of carrying values over fair values. These fair values are based upon the prospective stream of hypothetical after-tax royalty cost savings discounted at rates that reflect the rates of return appropriate for these intangible assets.

Pension and Other Postemployment Obligations: Pension and other postemployment benefit costs are dependent upon assumptions used in calculating such costs. These assumptions include discount rates, health care cost trends, expected returns on plan assets and other factors. In accordance with U.S. GAAP, actual results that differ from the assumptions used are accumulated and amortized over future periods and, accordingly, generally affect recognized expense and the recorded obligation in future periods.

Revenue Recognition: The Company records sales when products are shipped and the risks and rewards of ownership have transferred to the customer, the sales price is fixed and determinable, and the collectability of revenue is reasonably assured. Accruals for sales returns and other allowances are provided at the time of shipment based upon past experience. Adjustments to such returns and allowances are made as new information becomes available.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

Rebates: The Company accrues for rebates pursuant to specific arrangements with certain of its customers, primarily in the aftermarket. Rebates generally provide for price reductions based upon the achievement of specified purchase volumes and are recorded as a reduction of sales as earned by such customers.

Sales and Sales Related Taxes: The Company collects and remits taxes assessed by various governmental authorities that are both imposed on and concurrent with revenue-producing transactions with its customers. These taxes may include, but are not limited to, sales, use, value-added, and some excise taxes. The collection of these taxes is reported on a net basis (excluded from revenues).

Shipping and Handling Costs: The Company recognizes shipping and handling costs as incurred as a component of cost of products sold in the consolidated statements of operations.

Engineering and Tooling Costs: Pre-production tooling and engineering costs that the Company will not own and that will be used in producing products under long-term supply arrangements are expensed as incurred unless the supply arrangement provides the Company with the noncancelable right to use the tools, or the reimbursement of such costs is agreed to by the customer. Pre-production tooling costs that are owned by the Company are capitalized as part of machinery and equipment, and are depreciated over the shorter of the tool’s expected life or the duration of the related program.

Research and Development: The Company expenses research and development (“R&D”) costs as incurred. R&D expense, including product engineering and validation costs, was $173 million, $166 million and $151 million for the years ended December 31, 2012, 2011 and 2010, respectively. R&D expense is recorded in the consolidated statements of operations within “Selling, general and administrative expenses.”

Advertising Costs: Advertising and promotion expenses for continuing operations are expensed as incurred and were $37 million, $49 million and $40 million for the years ended December 31, 2012, 2011 and 2010, respectively. Advertising and promotion expenses are recorded in the consolidated statements of operations within “Selling, general and administrative expenses.”

Restructuring: The costs contained within “Restructuring expense, net” in the Company’s consolidated statements of operations are comprised of two types: employee costs (principally termination benefits) and facility closure costs. Termination benefits are accounted for in accordance with FASB ASC Topic 712, Compensation – Nonretirement Postemployment Benefits (“FASB ASC 712”), and are recorded when it is probable that employees will be entitled to benefits and the amounts can be reasonably estimated. Estimates of termination benefits are based on the frequency of past termination benefits, the similarity of benefits under the current plan and prior plans, and the existence of statutory required minimum benefits. Facility closure and other costs are accounted for in accordance with FASB ASC Topic 420, Exit or Disposal Cost Obligations (“FASB ASC 420”), and are recorded when the liability is incurred.

Foreign Currency Translation: Exchange adjustments related to international currency transactions and translation adjustments for international subsidiaries whose functional currency is the United States dollar (principally those located in highly inflationary economies) are reflected in the consolidated statements of operations. Translation adjustments of international subsidiaries for which the local currency is the functional currency are reflected in the consolidated balance sheets as a component of “Accumulated other comprehensive loss.” Deferred taxes are not provided on translation adjustments as the earnings of the subsidiaries are considered to be permanently reinvested.

Environmental Liabilities: The Company recognizes environmental liabilities when a loss is probable and reasonably estimable. Such liabilities are generally not subject to insurance coverage. Engineering and legal specialists within the Company estimate each environmental obligation based on current law and existing technologies. Such estimates are based primarily upon the estimated cost of investigation and remediation required and the likelihood that other potentially responsible parties will be able to fulfill their commitments at the sites where the Company may be jointly and severally liable with such parties. The Company regularly evaluates and revises its estimates for environmental obligations based on expenditures against established accruals and the availability of additional information.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

Asset Retirement Obligations: The Company records asset retirement obligations (“ARO”) in accordance with FASB ASC Topic 410, Asset Retirement and Environmental Obligations (“FASB ASC 410”). The Company’s primary ARO activities relate to the removal of hazardous building materials at its facilities. The Company records ARO when amounts can be reasonably estimated, typically upon the expectation that facilities may be closed or sold.

Derivative Financial Instruments: The Company uses interest rate swaps, commodity forward contracts and currency swaps to manage volatility of underlying exposures. The Company recognizes all of its derivative instruments as either assets or liabilities at fair value. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated, and is effective, as a hedge and further, on the type of hedging relationship. For those derivative instruments that are designated and qualify as hedging instruments, a company must designate the hedging instrument, based upon the exposure being hedged, as a fair value hedge, cash flow hedge or a hedge of a net investment in a foreign operation. Gains and losses related to a hedge are either recognized in income immediately to offset the gain or loss on the hedged item or are deferred and reported as a component of “Accumulated other comprehensive loss” and subsequently recognized in earnings when the hedged item affects earnings. The change in fair value of the ineffective portion of a financial instrument, determined using the hypothetical derivative method, is recognized in earnings immediately. The gain or loss related to financial instruments that are not designated as hedges are recognized immediately in earnings. Cash flows related to hedging activities are included in the operating section of the consolidated statements of cash flows. The Company does not hold or issue derivative financial instruments for trading or speculative purposes. The Company’s objectives for holding derivatives are to minimize risks using the most effective and cost-efficient methods available.

New Accounting Pronouncements: In May 2011, the FASB issued Accounting Standards Update (“ASU”) No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS. This ASU makes changes to fair value principles related to premiums and discounts and the measurement of financial instruments, requires new disclosures with a focus on level 3 measurements and makes clarifications regarding the definition of a principal market. This guidance is effective for fiscal years beginning after December 15, 2011. The Company adoption of this ASU effective January 1, 2012 had no impact on its financial position, results of operations or cash flows.

In June 2011, the FASB issued ASU No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income (“ASU 2011-05”). This ASU changes the manner in which entities present comprehensive income in their financial statements. This guidance is effective for fiscal years beginning after December 15, 2011. The Company adopted this new guidance effective January 1, 2012. In December 2011, the FASB issued ASU No. 2011-12, Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05. The Company complied with this deferral as it adopted ASU 2011-05 effective January 1, 2012. In February 2013, the FASB issued ASU No. 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified out of Accumulated Other Comprehensive Income. The guidance is effective prospectively for interim and annual periods beginning after December 15, 2012. The Company will adopt these additional disclosure requirements effective January 1, 2013.

In September 2011, the FASB issued ASU No. 2011-08, Intangibles – Goodwill and Other (Topic 350): Testing Goodwill for Impairment. This ASU will allow for the option to perform a qualitative assessment that may allow companies to forego the annual two-step impairment test for goodwill. The guidance is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011 with early adoption permitted.

In December 2011, the FASB issued ASU No. 2011-11, Balance Sheet (Topic 210) – Disclosures about Offsetting Assets and Liabilities. This ASU requires companies to disclose both gross and net information about instruments and transactions eligible for offset in the statement of financial position as well as instruments and transactions subject to an agreement similar to a master netting arrangement. In January 2013, the FASB issued ASU No. 2013-01, Balance Sheet (Topic 210) – Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities. This ASU limits the scope of the original guidance. These ASU’s are effective retrospectively for interim and annual periods beginning on or after January 1, 2013. The Company anticipates the adoption of this guidance will have minimal impact to its current disclosures.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

In July 2012, the FASB issued ASU No. 2012-02, Intangibles – Goodwill and Other (Topic 350): Testing indefinite-Lived Intangible Assets for Impairment. This ASU allows for the option to perform a qualitative assessment that may allow companies to forego the annual two-step impairment test for indefinite-lived intangibles. The guidance is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after September 15, 2012 with early adoption permitted. The Company will not elect early adoption.

2.	RESTRUCTURING

The Company’s restructuring activities are undertaken as necessary to execute management’s strategy and streamline operations, consolidate and take advantage of available capacity and resources, and ultimately achieve net cost reductions. Restructuring activities include efforts to integrate and rationalize the Company’s businesses and to relocate manufacturing operations to best cost markets.

The costs contained within “Restructuring expense, net” in the Company’s consolidated statements of operations are comprised of two types: employee costs (principally termination benefits) and facility closure costs. Termination benefits are accounted for in accordance with FASB ASC 712 and are recorded when it is probable that employees will be entitled to benefits and the amounts can be reasonably estimated. Estimates of termination benefits are based on the frequency of past termination benefits, the similarity of benefits under the current plan and prior plans, and the existence of statutory required minimum benefits. Facility closure and other costs are accounted for in accordance with FASB ASC 420 and are recorded when the liability is incurred.

Estimates of restructuring expenses are based on information available at the time such charges are recorded. In certain countries where the Company operates, statutory requirements include involuntary termination benefits that extend several years into the future. Accordingly, severance payments continue well past the date of termination at many international locations. Thus, restructuring programs appear to be ongoing when, in fact, terminations and other activities have been substantially completed.

Management expects to finance its restructuring programs through cash generated from its ongoing operations or through cash available under its existing credit facility, subject to the terms of applicable covenants. Management does not expect that the execution of such programs will have an adverse impact on its liquidity position.

The following table is a summary of the Company’s consolidated restructuring liabilities and related activity for 2012, 2011 and 2010 by reporting segment. “PT,” represents Powertrain and “VCS” represents Vehicle Components Solutions.

	PT	VCS	Total Reporting Segment	Corporate	Total Company
	(Millions of Dollars)

Balance at January 1, 2010	$44	$8	$52	$3	$55
Provisions	12	4	16	—	16
Reversals	(7)	(1)	(8)	—	(8)
Payments	(27)	(8)	(35)	(1)	(36)
Foreign currency	(3)	—	(3)	—	(3)

Balance at December 31, 2010	19	3	22	2	24
Provisions	7	2	9	—	9
Reversals	(3)	(1)	(4)	—	(4)
Payments	(17)	(3)	(20)	(1)	(21)

Balance at December 31, 2011	6	1	7	1	8
Provisions	6	16	22	4	26
Reversals	(1)	—	(1)	—	(1)
Payments	(7)	(6)	(13)	(2)	(15)
Reclassification to pension liability	—	(6)	(6)	—	(6)

Balance at December 31, 2012	$4	$5	$9	$3	$12

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

The following table provides a summary of the Company’s consolidated restructuring liabilities and related activity for each type of exit cost for 2012, 2011 and 2010. As the table indicates, facility closure costs are typically paid within the year of incurrence.

	Employee Costs	Facility Costs	Total
	(Millions of Dollars)

Balance at January 1, 2010	$55	—	55
Provisions	10	6	16
Reversals	(8)	—	(8)
Payments	(30)	(6)	(36)
Foreign currency	(3)	—	(3)

Balance at December 31, 2010	24	—	24
Provisions	4	5	9
Reversals	(4)	—	(4)
Payments	(16)	(5)	(21)

Balance at December 31, 2011	8	—	8
Provisions	25	1	26
Reversals	(1)	—	(1)
Payments	(14)	(1)	(15)
Reclassification to pension liability	(6)	—	(6)

Balance at December 31, 2012	$12	$—	$12

Due to the inherent uncertainty involved in estimating restructuring expenses, actual amounts paid for such activities may differ from amounts initially estimated. Accordingly, the Company reversed $1 million, $4 million and $8 million of previously recorded liabilities in 2012, 2011 and 2010, respectively. Such reversals result from: changes in estimated amounts to accomplish previously planned activities; changes in expected (based on historical practice) outcome of negotiations with labor unions, which reduced the level of originally committed actions; newly implemented government employment programs, which lowered the expected cost; and changes in approach to accomplish restructuring activities.

Activities under “Restructuring 2012” Program

In June 2012, the Company announced a restructuring plan (“Restructuring 2012”) to reduce or eliminate capacity at several high cost VCS facilities and transfer production to lower cost locations. Restructuring 2012 is anticipated to be completed within two years. In connection with Restructuring 2012, the Company expects to incur restructuring charges totaling approximately $15 million.

The following table provides a summary of the Company’s Restructuring 2012 liabilities and related activity for each type of exit cost as of and for the year ended December 31, 2012:

	Employee Costs	Facility Costs	Total
	(Millions of Dollars)

Balance at January 1, 2012	$—	$—	$—
Provisions	11	—	11
Payments	(1)	—	(1)
Reclassification to pension liability	(6)	—	(6)

Balance at December 31, 2012	$4	$—	$4

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

Net Restructuring 2012 costs by type of exit cost are as follows:

	Total Expected Costs	Costs in 2012	Estimated Additional Costs
	(Millions of Dollars)

Employee costs	$12	$11	$1
Facility costs	3	—	3

	$15	$11	$4

Activities under Global “Restructuring 2009” Program

An unprecedented downturn in the global automotive industry and global financial markets led the Company to announce, in September and December 2008, certain restructuring actions, herein referred to as “Restructuring 2009,” designed to improve operating performance and respond to increasingly challenging conditions in the global automotive market.

The following table provides a summary of the Company’s Restructuring 2009 liabilities and related activity as of and for the years ended December 31, 2012, 2011 and 2010 by reporting segment:

	PT	VCS	Total Reporting Segment	Corporate	Total
	(Millions of Dollars)

Balance at January 1, 2010	$43	$8	$51	$1	$52
Provisions	7	1	8	—	8
Reversals	(7)	(1)	(8)	—	(8)
Payments	(25)	(5)	(30)	(1)	(31)
Foreign currency	(3)	—	(3)	—	(3)

Balance at December 31, 2010	15	3	18	—	18
Provisions	4	—	4	—	4
Reversals	(3)	(1)	(4)	—	(4)
Payments	(12)	(1)	(13)	—	(13)

Balance at December 31, 2011	4	1	5	—	5
Provisions	1	—	1	—	1
Reversals	(1)	—	(1)	—	(1)
Payments	(2)	(1)	(3)	—	(3)

Balance at December 31, 2012	$2	$—	$2	$—	$2

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

The following table provides a summary of the Company’s Restructuring 2009 liabilities and related activity for each type of exit cost for 2012, 2011 and 2010. As the table indicates, facility closure costs are typically paid within the year of incurrence.

	Employee Costs	Facility Costs	Total
	(Millions of Dollars)

Balance at January 1, 2010	$52	$—	$52
Provisions	3	5	8
Reversals	(8)	—	(8)
Payments	(26)	(5)	(31)
Foreign currency	(3)	—	(3)

Balance at December 31, 2010	18	—	18
Provisions	1	3	4
Reversals	(4)	—	(4)
Payments	(10)	(3)	(13)

Balance at December 31, 2011	5	—	5
Provisions	—	1	1
Reversals	(1)	—	(1)
Payments	(2)	(1)	(3)

Balance at December 31, 2012	$2	$—	$2

The Company incurred total expenses of $157 million since the inception of this program, of which $146 million were employee costs and $11 million were facility closure costs. The Company does not expect to incur any additional costs under the Restructuring 2009 Program. Cumulative net charges related to Restructuring 2009 are as follows (in millions of dollars):

Total Incurred Costs

Powertrain	$110
Vehicle Components Solutions	42
Corporate	5

$157

Other Restructuring Activities

During the years ended December 31, 2012, 2011 and 2010, the Company recorded $14 million, $5 million and $8 million, respectively, in net restructuring expenses outside of Restructuring 2009 and Restructuring 2012. The Company recorded $14 million in employee costs related to other restructuring activities during 2012. The Company recorded $3 million in employee costs and $2 million in facility closure costs related to other restructuring activities during 2011. The Company recorded $7 million in employee costs and $1 million in facility closure costs related to other restructuring activities during 2010.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

3.	ADJUSTMENT OF ASSETS TO FAIR VALUE

The Company recorded total impairment charges for the years ended December 31, 2012, 2011 and 2010 as follows:

	Year Ended December 31
	2012	2011	2010
	(Millions of Dollars)

Goodwill A	$96	$231	$7
Other indefinite-lived intangible assets	46	37	(12)
Property, plant and equipment B	43	11	7
Investments in non-consolidated affiliates	2	—	—

	$187	$279	$2

A	The 2011 impairment of goodwill excludes $28 million related to discontinued operations.
B	The 2012 impairment of property, plant and equipment excludes $7 million related to discontinued operations.

Impairments of goodwill and other indefinite-lived intangible assets are discussed further in Note 7 and Note 10.

The Company recorded impairment charges to adjust property, plant and equipment to their fair values in accordance with the subsequent measurement provisions of FASB ASC 360 (see Note 7). The charges for the years ended December 31, 2012, 2011 and 2010 by reporting segment are as follows:

	Year Ended December 31
	2012	2011	2010
	(Millions of Dollars)

Powertrain A	$19	$5	$4
Vehicle Components Solutions	23	6	3
Corporate	1	—	—

	$43	$11	$7

A	The 2012 impairment for the PT segment excludes $7 million related to discontinued operations.

4.	OTHER EXPENSE, NET

The specific components of “Other expense, net” are as follows:

	Year Ended December 31
	2012	2011	2010
	(Millions of Dollars)

Foreign currency exchange	$(18)	$(9)	$(26)
Accounts receivable discount expense	(7)	(9)	(6)
Gain on liabilities subject to compromise	—	—	14
Other	(1)	—	1

	$(26)	$(18)	$(17)

Foreign currency exchange: The Company recognized $18 million, $9 million and $26 million in foreign currency exchange losses during the years ended December 31, 2012, 2011 and 2010, respectively. Of the $18 million in foreign currency exchange losses during the year ended December 31, 2012, $10 million relates to unrealized losses associated with outstanding foreign currency hedge contracts that settle over the next twelve months (see Note 6 for further details).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

Near the end of 2009, the three year cumulative inflation rate for Venezuela was above 100%, which required the Venezuelan operation to report its results as though the U.S. dollar is its functional currency in accordance with FASB ASC Topic 830, Foreign Currency Matters, commencing January 1, 2010 (“inflationary accounting”). The impact of this transition to a U.S. dollar functional currency is that any change in the U.S. dollar value of bolivar denominated monetary assets and liabilities must be recognized directly in earnings. On January 8, 2010, the Venezuelan government devalued its currency. During the year ended December 31, 2010, the Company recorded $25 million in expense due to this currency devaluation, comprised of foreign currency exchange expense of $21 million, tax expense of $3 million and cost of products sold of $1 million. The remaining Venezuelan cash balance of $9 million as of December 31, 2012 is expected to be used to pay intercompany balances for the purchase of product and to pay dividends, subject to local government restrictions.

Gain on liabilities subject to compromise: During 2010, the Company recognized a $14 million gain related to a change in estimate to amounts payable to holders of unsecured claims in the predecessor company’s Chapter 11 proceedings.

5.	DISCONTINUED OPERATIONS

In connection with its strategic planning process, the Company assesses its operations for market position, product technology and capability, and profitability. Those businesses not core to the Company’s long-term portfolio may be considered for divestiture.

Operating results related to the Company’s discontinued operations are as follows:

	Year Ended December 31
	2012	2011	2010
	(Millions of Dollars)

Net sales	$220	$190	$175
Cost of products sold	(222)	(181)	(164)

Gross margin	(2)	9	11

Selling, general and administrative expenses	(9)	(9)	(8)
Adjustment of assets to fair value	(7)	(28)	—
Other expense, net	(1)	1	(1)

(Loss) income before income taxes	(19)	(27)	2
Income tax expense	—	—	—

(Loss) income from discontinued operations, net of income taxes	$(19)	$(27)	$2

In addition to this footnote other conforming changes have been made throughout the consolidated financial statements and notes thereto to reflect discontinued operations.

6.	FINANCIAL INSTRUMENTS

Interest Rate Risk

The Company, during 2008, entered into a series of five-year interest rate swap agreements with a total notional value of $1,190 million to hedge the variability of interest payments associated with its variable-rate term loans. Through these swap agreements, the Company has fixed its base interest and premium rate at a combined average interest rate of approximately 5.37% on the hedged principal amount of $1,190 million. Since the interest rate swaps hedge the variability of interest payments on variable rate debt with the same terms, they qualify for cash flow hedge accounting treatment. As of December 31, 2012 and 2011, unrealized net losses of $10 million and $44 million,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

respectively, were recorded in “Accumulated other comprehensive loss” as a result of these hedges. As of December 31, 2012, losses of $10 million are expected to be reclassified from “accumulated other comprehensive loss” to the consolidated statement of operations within the next 12 months.

These interest rate swaps reduce the Company’s overall interest rate risk. However, due to the remaining outstanding borrowings on the Company’s Debt Facilities and other borrowing facilities that continue to have variable interest rates, management believes that interest rate risk to the Company could be material if there are significant adverse changes in interest rates. To the extent that interest rates change by 25 basis points, the Company’s annual interest expense would show a corresponding change of approximately $6 million, $7 million, and $2 million for years 2013 – 2015, the term of the Company’s variable-rate term loans.

Commodity Price Risk

The Company’s production processes are dependent upon the supply of certain raw materials that are exposed to price fluctuations on the open market. The primary purpose of the Company’s commodity price forward contract activity is to manage the volatility associated with forecasted purchases. The Company monitors its commodity price risk exposures regularly to maximize the overall effectiveness of its commodity forward contracts. Principal raw materials hedged include natural gas, copper, nickel, tin, zinc, high-grade aluminum and aluminum alloy. Forward contracts are used to mitigate commodity price risk associated with raw materials, generally related to purchases forecast for up to fifteen months in the future.

The Company had commodity price hedge contracts outstanding with combined notional values of $45 million and $117 million at December 31, 2012 and 2011, respectively, of which substantially all mature within one year and substantially all were designated as hedging instruments for accounting purposes. Unrealized net gains of $1 million and losses of $15 million were recorded in “Accumulated other comprehensive loss” as of December 31, 2012 and 2011, respectively.

Foreign Currency Risk

The Company manufactures and sells its products in North America, South America, Asia, Europe and Africa. As a result, the Company’s financial results could be significantly affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets in which the Company manufactures and sells its products. The Company’s operating results are primarily exposed to changes in exchange rates between the U.S. dollar and European currencies.

The Company generally tries to use natural hedges within its foreign currency activities, including the matching of revenues and costs, to minimize foreign currency risk. Where natural hedges are not in place, the Company considers managing certain aspects of its foreign currency activities and larger transactions through the use of foreign currency options or forward contracts. Principal currencies hedged have historically included the euro, British pound and Polish zloty. The Company had notional values of $160 million and $27 million of foreign currency hedge contracts outstanding at December 31, 2012 and 2011, respectively, of which substantially all mature in less than one year. Of these outstanding contracts, $11 million and $27 million in combined notional values at December 31, 2012 and 2011, respectively, were designated as cash flow hedging instruments for accounting purposes. Unrealized net gains of less than $1 million and $3 million were recorded in “Accumulated other comprehensive loss” as of December 31, 2012 and 2011, respectively, for the contracts designated as hedging instruments. The remaining outstanding foreign currency contracts with a combined notional value of $149 million were entered into by the Company to offset fluctuations in consolidated earnings caused by changes in currency rates used to translate earnings at foreign subsidiaries into U.S. dollars. These contracts are not designated as hedging instruments for accounting purposes and are marked to market through the income statement. Unrealized losses of $10 million related to these contracts were recorded in “Other expense, net” for the year ended December 31, 2012.

Other

The Company presents its derivative positions and any related material collateral under master netting agreements on a net basis. For derivatives designated as cash flow hedges, changes in the time value are excluded from the assessment of hedge effectiveness. Unrealized gains and losses associated with ineffective hedges, determined using

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

the hypothetical derivative method, are recognized in “Other expense, net”. Derivative gains and losses included in “Accumulated other comprehensive loss” for effective hedges are reclassified into operations upon recognition of the hedged transaction. Derivative gains and losses associated with undesignated hedges are recognized in “Other expense, net” for outstanding hedges and “Cost of products sold” upon hedge maturity. The Company’s undesignated hedges are primarily commodity hedges and such hedges have become undesignated mainly due to forecasted volume declines.

Concentrations of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of accounts receivable and cash investments. The Company’s customer base includes virtually every significant global light and commercial vehicle manufacturer and a large number of retailers, distributors and installers of automotive aftermarket parts. The Company’s credit evaluation process and the geographical dispersion of sales transactions help to mitigate credit risk concentration. No individual customer accounted for more than 6% of the Company’s direct sales during 2012. During 2011, The Company granted terms extensions with certain customers in the North American aftermarket. As a result, the Company has one VCS customer that accounts for 19% of the Company’s net accounts receivable balance as of December 31, 2012. The Company requires placement of cash in financial institutions evaluated as highly creditworthy.

The following table discloses the fair values and balance sheet locations of the Company’s derivative instruments:

	Asset Derivatives			Liability Derivatives
	Balance Sheet Location	December 31 2012	December 31 2011	Balance Sheet Location	December 31 2012	December 31 2011
	(Millions of Dollars)
Derivatives designated as cash flow hedging instruments:
Interest rate swap contracts		$—	$—	Other current liabilities	$(10)	$(36)
				Other noncurrent liabilities	—	(8)
Commodity contracts	Other current liabilities	2	—	Other current liabilities	(1)	(16)
Foreign currency contracts	Other current liabilities	—	3		—	—

		$2	$3		$(11)	$(60)

Derivatives not designated as cash flow hedging instruments:

Foreign currency contracts		$—	$—	Other current liabilities	$(10)	$—

The following tables disclose the effect of the Company’s derivative instruments on the consolidated statement of operations for the year ended December 31, 2012:

Derivatives Designated as Hedging Instruments	Amount of Gain (Loss) Recognized in OCI on Derivatives (Effective Portion)	Location of Gain (Loss) Reclassified from AOCI into Income (Effective Portion)	Amount of Gain (Loss) Reclassified from AOCI into Income (Effective Portion)
(Millions of Dollars)

Interest rate swap contracts	$(4)	Interest expense, net	$(38)

Commodity contracts	7	Cost of products sold	(10)

Foreign currency contracts	(2)	Cost of products sold	1

	$1		$(47)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

Derivatives Not Designated as Hedging Instruments	Location of Loss Recognized in Income on Derivatives	Amount of Loss Recognized in Income on Derivatives
		(Millions of Dollars)

Foreign currency contracts	Other expense, net	$(10)

The following tables disclose the effect of the Company’s derivative instruments on the consolidated statement of operations for the year ended December 31, 2011:

Derivatives Designated as Hedging Instruments	Amount of Gain (Loss) Recognized in OCI on Derivatives (Effective Portion)	Location of Gain (Loss) Reclassified from AOCI into Income (Effective Portion)	Amount of Gain (Loss) Reclassified from AOCI into Income (Effective Portion)	Location of Loss Recognized in Income on Derivatives (Ineffective Portion and Amount Excluded from Effectiveness Testing)	Amount of Loss Recognized in Income on Derivatives (Ineffective Portion and Amount Excluded from Effectiveness Testing)
(Millions of Dollars)
Interest rate swap contracts	$(13)	Interest expense, net	$(39)		$—

Commodity contracts	(22)	Cost of products sold	5	Other expense, net	(1)

Foreign currency contracts	3	Cost of products sold	—		—

	$(32)		$(34)		$(1)

The following tables disclose the effect of the Company’s derivative instruments on the consolidated statement of operations for the year ended December 31, 2010:

Derivatives Designated as Hedging Instruments	Amount of Gain (Loss) Recognized in OCI on Derivatives (Effective Portion)	Location of Gain (Loss) Reclassified from AOCI into Income (Effective Portion)	Amount of Gain (Loss) Reclassified from AOCI into Income (Effective Portion)
(Millions of Dollars)
Interest rate swap contracts	$(58)	Interest expense, net	$(38)

Commodity contracts	16	Cost of products sold	9

Foreign currency contracts	1	Cost of products sold	1

	$(41)		$(28)

Derivatives Not Designated as Hedging Instruments	Location of Gain Recognized in Income on Derivatives	Amount of Gain Recognized in Income on Derivatives
		(Millions of Dollars)

Commodity contracts	Cost of products sold	$1

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

7.	FAIR VALUE MEASUREMENTS

FASB ASC Topic 820, Fair Value Measurements and Disclosures (“FASB ASC 820”), clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based upon assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, FASB ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1:	Observable inputs such as quoted prices in active markets;

Level 2:	Inputs, other than quoted prices in active markets, that are observable either directly or indirectly; and

Level 3:	Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

An asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

Assets and liabilities measured at fair value are based on one or more of the following three valuation techniques noted in FASB ASC 820:

A.	Market approach: Prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities.

B.	Cost approach: Amount that would be required to replace the service capacity of an asset (replacement cost).

C.	Income approach: Techniques to convert future amounts to a single present amount based upon market expectations (including present value techniques, option-pricing and excess earnings models).

Assets and liabilities remeasured and disclosed at fair value on a recurring basis at December 31, 2012 and 2011 are set forth in the table below:

	Asset (Liability)	Level 2	Valuation Technique
	(Millions of Dollars)
December 31, 2012:
Interest rate swap contracts	$(10)	$(10)	C
Commodity contracts	1	1	C
Foreign currency contracts	(10)	(10)	C

December 31, 2011:
Interest rate swap contracts	$(44)	$(44)	C
Commodity contracts	(16)	(16)	C
Foreign currency contracts	3	3	C

The Company calculates the fair value of its interest rate swap contracts, commodity contracts and foreign currency contracts using quoted interest rate curves, quoted commodity forward rates and quoted currency forward rates, respectively, to calculate forward values, and then discounts the forward values.

The discount rates for all derivative contracts are based on quoted swap interest rates or bank deposit rates. For contracts which, when aggregated by counterparty, are in a liability position, the rates are adjusted by the credit spread that market participants would apply if buying these contracts from the Company’s counterparties.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

The following table presents the Company’s defined benefit plan assets measured at fair value on a recurring basis as of December 31, 2012:

	Total	Level 1	Level 2	Level 3	Valuation Technique
		(Millions of Dollars)
U.S. Plans:
Cash	$34	$34	$—	$—	A
Investments with registered investment companies:
Equity securities	257	257	—	—	A
Fixed income securities	143	143	—	—	A
Real estate and other	4	4	—	—	A
Equity securities	217	217	—	—	A
Fixed income collective trust	45	—	45	—	B
Debt securities:
Corporate and other	37	—	37	—	B
Government	27	—	27	—	A
Hedge funds	14	—	—	14	A, C

	$778	$655	$109	$14

Non-U.S. Plans:
Insurance contracts	$42	$—	$—	$42	B
Investments with registered investment companies:
Fixed income securities	10	10	—	—	A
Equity securities	1	1	—	—	A
Corporate bonds	2	—	2	—	B

	$55	$11	$2	$42

The following table summarizes the activity for the U.S. plan assets classified in level 3:

	Balance at January 1, 2012	Net Realized/ Unrealized Gains (Loss)	Purchases, and Settlements, Net	Sales, Net	Transfers Into/(Out) of Level 3	Foreign Currency Exchange Rate Movements	Balance at December 31, 2012
	(Millions of Dollars)
Assets
Hedge funds and other	$—	$2	$12	$—	$—	$—	$14

The following table summarizes the activity for the non-U.S. plan assets classified in level 3:

	Balance at January 1, 2012	Net Realized/ Unrealized Gains (Loss)	Purchases, and Settlements, Net	Sales, Net	Transfers Into/(Out) of Level 3	Foreign Currency Exchange Rate Movements	Balance at December 31, 2012
	(Millions of Dollars)
Assets
Insurance contracts	$35	$1	$7	$(2)	$—	$1	$42

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

The following table presents the Company’s defined benefit plan assets measured at fair value on a recurring basis as of December 31, 2011:

	Total	Level 1	Level 2	Level 3	Valuation Technique
	(Millions of Dollars)
U.S. Plans:
Amounts due from broker	$669	$669	$—	$—	A
Investments with registered investment companies:
Equity securities	1	1	—	—	A

	$670	$670	$—	$—

Non-U.S. Plans:
Insurance contracts	$35	$—	$—	$35	B
Cash	1	1	—	—	A
Investments with registered investment companies:
Fixed income securities	9	9	—	—	A
Equity securities	1	1	—	—	A
Corporate bonds	2	—	2	—	B

	$48	$11	$2	$35

The following table summarizes the activity for the non-U.S. plan assets classified in level 3:

	Balance at January 1, 2011	Net Realized/ Unrealized Gains (Loss)	Purchases, and Settlements, Net	Sales, Net	Transfers Into/(Out) of Level 3	Foreign Currency Exchange Rate Movements	Balance at December 31, 2011
	(Millions of Dollars)
Assets
Insurance contracts	$33	$2	$4	$(3)	$—	$(1)	$35

U.S. Plan

As of December 31, 2012, plan assets were comprised of 61% equity investments, 33% fixed income investments, and 6% in other investments which include hedge funds. Approximately 95% of the U.S. plan assets were invested in actively managed investment funds. The Company’s investment strategy includes a target asset allocation of 50% equity investments, 25% fixed income investments and 25% in other investment types including hedge funds.

The Company changed investment managers for its U.S. pension plan assets near the end of 2011. The transition was implemented on December 31, 2011 and almost all of the plan assets were sold and the proceeds reinvested as funds became available on January 3, 2012. Accordingly, the plans assets were comprised almost entirely of amounts due from broker at December 31, 2011 and then immediately reinvested beginning January 3, 2012.

Investments with registered investment companies, common and preferred stocks, and government debt securities are valued at the closing price reported on the active market on which the funds are traded. Corporate debt securities are valued by third-party pricing sources. Hedge funds and collective trusts are valued at net asset value (“NAV”) per share.

Non-U.S. Plans

The insurance contracts guarantee a minimum rate of return. The Company has no input into the investment strategy of the assets underlying the contracts, but they are typically heavily invested in active bond markets and are highly regulated by local law.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

Assets and liabilities measured at fair value on a nonrecurring basis at December 31, 2012 and 2011 are set forth in the table below:

	Asset (Liability)	Level 3	(Loss)	Valuation Technique
	(Millions of Dollars)

December 31, 2012:
Trademarks and brand names	$231	$231	$(46)	C
Goodwill	—	—	(95)	C
Property, plant and equipment	100	100	(50)	C
Investments in non-consolidated affiliates	—	—	(2)	C
Asset retirement obligation	(8)	(8)	—	C

December 31, 2011:
Trademarks and brand names	$277	$277	$(37)	C
Goodwill	206	206	(260)	C
Property, plant and equipment	8	8	(11)	C
Asset retirement obligation	(4)	(4)	—	C

Trademarks and brand names with a carrying value of $277 million were written down to their fair value of $231 million, resulting in an impairment charge of $46 million, which was recorded within “Adjustment of assets to fair value” for the year ended December 31, 2012. Trademarks and brand names with a carrying value of $314 million were written down to their fair value of $277 million, resulting in an impairment charge of $37 million, which was recorded within “Adjustment of assets to fair value” for the year ended December 31, 2011. These fair values are based upon the prospective stream of hypothetical after-tax royalty cost savings discounted at rates that reflect the rates of return appropriate for these intangible assets.

Goodwill at two of the Company’s reporting units with a combined carrying value of $95 million was written down to its fair value of zero, resulting in a $95 million impairment charge for the year ended December 31, 2012. Goodwill at three of the Company’s reporting units with a combined carrying value of $466 million was written down to its fair value of $206 million, resulting in a preliminary impairment charge of $259 million (which includes $28 million related to discontinued operations) for the year ended December 31, 2011 and a finalization impairment charge of $1 million during the first quarter of 2012. These goodwill impairment charges were recorded within “Adjustment of assets to fair value.” The estimated fair values were determined based upon consideration of various valuation methodologies, including projected future cash flows discounted at rates commensurate with the risks involved, guideline transaction multiples, and multiples of current and future earnings.

Property, plant and equipment with a carrying value of $150 million were written down to their fair value of $100 million, resulting in an impairment charge of $43 million from continuing operations, which was recorded within “Adjustment of assets to fair value” for the year ended December 31, 2012, and $7 million from discontinued operations. Property, plant and equipment with a carrying value of $19 million were written down to their fair value of $8 million, resulting in an impairment charge of $11 million, which was recorded within “Adjustment of assets to fair value” for the year ended December 31, 2011. The Company determined the fair value of these assets through the use of valuation specialists.

Asset retirement obligations with carrying values of $8 million were established during the year ended December 31, 2012. An asset retirement obligation with a carrying value of $4 million was written down to its fair value of $2 million, resulting in a $2 million credit to impairment expense during the year ended December 31, 2011. An asset retirement obligation with a carrying value of $2 million was established in 2011 related to a facility that is closed. As the fair value of the facility did not support the capitalization of this asset retirement obligation, it was immediately impaired, resulting in a $2 million debit to impairment expense during the year ended December 31, 2011.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

8.	INVENTORY

Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out (“FIFO”) method at December 31, 2012 and 2011. Inventories are reduced by an allowance for excess and obsolete inventories based on management’s review of on-hand inventories compared to historical and estimated future sales and usage.

Net inventories consist of the following:

	December 31 2012	December 31 2011
	(Millions of Dollars)

Raw materials	$200	$177
Work-in-process	161	145
Finished products	812	717

	1,173	1,039
Inventory valuation allowance	(99)	(83)

	$1,074	$956

9.	PROPERTY, PLANT AND EQUIPMENT

As a result of fresh-start reporting, PP&E that were purchased prior to January 1, 2008 were stated at estimated replacement cost, unless the expected future use of the assets indicated a lower value was appropriate. PP&E purchased since that time are recorded at cost. Depreciation expense for the years ended December 31, 2012, 2011 and 2010 was $236 million, $232 million and $277 million, respectively.

PP&E consist of the following:

	Useful Life	December 31 2012	December 31 2011
		(Millions of Dollars)

Land	—	$226	$238
Buildings and building improvements	10 - 40 years	477	435
Machinery and equipment	2 - 12 years	2,420	2,116

		3,123	2,789
Accumulated depreciation		(1,152)	(934)

		$1,971	$1,855

The Company leases PP&E used in its operations. Future minimum payments under non-cancelable operating leases with initial or remaining terms of more than one year are as follows (in millions of dollars):

2013	$39
2014	35
2015	26
2016	22
2017	14
Thereafter	24

$160

Total rental expense under operating leases for the years ended December 31, 2012, 2011 and 2010 was $55 million, $56 million and $54 million, respectively, exclusive of property taxes, insurance and other occupancy costs generally payable by the Company.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

10.	GOODWILL AND OTHER INTANGIBLE ASSETS

At December 31, 2012 and 2011, goodwill and other indefinite-lived intangible assets consist of the following:

	December 31, 2012			December 31, 2011
	Gross Carrying Amount	Accumulated Impairment	Net Carrying Amount	Gross Carrying Amount	Accumulated Impairment	Net Carrying Amount
	(In Millions of Dollars)

Goodwill	$1,385	$(598)	$787	$1,340	$(502)	$838
Trademarks and brand names	433	(201)	232	432	(155)	277

	$1,818	$(799)	$1,019	$1,772	$(657)	$1,115

At December 31, 2012 and 2011, definite-lived intangible assets consist of the following:

	December 31, 2012			December 31, 2011
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
	(Millions of Dollars)

Developed technology	$117	$(53)	$64	$115	$(42)	$73
Customer relationships	562	(218)	344	541	(180)	361

	$679	$(271)	$408	$656	$(222)	$434

The Company’s net goodwill balances by reporting segment as of December 31, 2012 and 2011 are as follows:

	December 31	December 31
	2012	2011
	(Millions of Dollars)

Powertrain	$480	$467
Vehicle Components Solutions	307	371

	$787	$838

The Company’s net trademarks and brand names balances by reporting segment as of December 31, 2012 and 2011 are as follows:

	December 31	December 31
	2012	2011
	(Millions of Dollars)

Vehicle Components Solutions	$228	$274
Powertrain	4	3

	$232	$277

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

The following is a rollforward of the Company’s goodwill and other intangible assets (net) for the years ended December 31, 2012 and 2011:

	Net Goodwill	Trademarks and Brand Names	Total Goodwill and Indefinite- Lived Intangibles	Definite- Lived Intangibles (Net)
	(In Millions of Dollars)

Balance at January 1, 2011	$1,117	$314	$1,431	$484
2011 impairment	(259)	(37)	(296)	—
Tax adjustment	(19)	—	(19)	—
Amortization expense	—	—	—	(48)
Foreign currency	(1)	—	(1)	(2)

Balance at December 31, 2011	838	277	1,115	434
2011 impairment finalization	(1)	—	(1)	—
2012 impairment	(95)	(46)	(141)	—
Alleged defective products liability adjustment	36	—	36	—
Property, plant and equipment adjustment	8	—	8	—
BERU acquisition	—	1	1	22
Amortization expense	—	—	—	(49)
Foreign currency	1	—	1	1

Balance at December 31, 2012	$787	$232	$1,019	$408

Goodwill

As of December 31, 2007, goodwill was determined as the excess of reorganization value over amounts attributable to specific tangible and intangible assets, including developed technology and customer relationships. Goodwill is reviewed for impairment annually as of October 1, or more frequently if impairment indicators exist, in accordance with the subsequent measurement provisions of FASB ASC 350. This impairment analysis compares the fair values of the Company’s reporting units to their related carrying values. If a reporting unit carrying value exceeds its fair value, the Company must then calculate the reporting unit’s implied fair value of goodwill and impairment charges are recorded for any excess of the goodwill carrying value over the implied fair value of goodwill. The reporting units’ fair values are based upon consideration of various valuation methodologies, including projected future cash flows discounted at rates commensurate with the risks involved, guideline transaction multiples, and multiples of current and future earnings.

During the fourth quarter of 2012, the Company determined that it was not properly accounting for alleged defective products as it was recording an expense when a claim was made by a customer as opposed to at point of sale. The Company performed an analysis and determined that it needed to increase its alleged defective products liability by $37 million as of December 31, 2012. As this error predates the Company’s emergence from bankruptcy on December 27, 2007, a $36 million increase to its alleged defective products liability should have been recorded at December 31, 2007 with a direct offset to goodwill.

Due to this retrospective increase in goodwill, the Company re-performed its goodwill impairment testing from 2008 to 2011 and discovered that a previous fresh-start adjustment identified and recorded in 2009 increasing goodwill by $13 million had been incorrectly assigned to one reporting unit instead of being allocated across all reporting units. This specific reporting unit’s goodwill was significantly impaired during the Company’s 2011 annual impairment test, $13 million of which was on goodwill that should not have been assigned to this reporting unit. After properly allocating goodwill to the Company’s reporting units as of December 31, 2007 and re-performing its goodwill impairment testing, the Company determined that the impact to impairment charges taken in each of the years 2008, 2009, 2010 and 2011 was not material to any individual year and the cumulative impact on impairment charges since the December 31, 2007 fresh-start reporting date was less than $1 million.

In June 2012, the Company entered into a definitive agreement to purchase the BERU spark plug business from BorgWarner, Inc. These spark plugs are manufactured in France and Germany and are sold to European original

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

equipment manufacturers. The purchase closed at the end of September 2012 for $52 million, net of cash acquired. The Company has performed a preliminary allocation of the purchase price in accordance with FASB ASC Topic 805, Business Combinations. The Company is utilizing a third party to assist in the fair value determination of certain components of the purchase price allocation, namely fixed assets and intangible assets. The Company has preliminarily recorded $22 million of definite-lived intangible assets (primarily customer relationships) and $1 million of indefinite-lived intangible assets (trademarks) associated with this acquisition.

Effective September 1, 2012, the Company re-segmented its business (see Note 23 for further details). Given the business realignments that occurred due to this re-segmentation and the fact that some reporting units containing goodwill under the former segmentation were being divided within the new Company structure thus requiring the Company to determine the relative fair value of these divided reporting units in order to allocate goodwill, the Company deemed it prudent to perform an interim goodwill impairment test in accordance with FASB ASC 350. As a result of this interim testing, one divided reporting unit that received a relative fair value goodwill allocation of $3 million had a carrying value in excess of fair value, thus requiring the Company to recognize a full impairment charge of $3 million in the third quarter of 2012.

In the second quarter of 2012, the Company determined that goodwill impairment indicators existed in the Company’s friction reporting unit, including lower than expected profits and cash flows due to continued lower aftermarket volumes, further product mix shifts and pressure on margins. In response to these trends, the Company’s board of directors approved a restructuring plan to reduce or eliminate capacity at several high cost facilities and transfer production to lower cost locations. The friction reporting unit goodwill was tested for impairment in accordance with the FASB ASC 350 during the second quarter of 2012. The fair value of friction reporting unit did not support the recorded goodwill and accordingly the Company recognized a full impairment charge of $91 million in the second quarter of 2012.

In the first quarter of 2012, the Company increased goodwill and decreased PP&E by $8 million to correct for PP&E that were incorrectly valued in fresh-start accounting. During 2011, the Company corrected $19 million of tax adjustments that were improperly recorded to goodwill during fresh-start accounting.

Given the complexity of the calculation, the Company had not finalized “Step 2” of its annual goodwill impairment assessment for the year ended December 31, 2011 prior to filing its annual report on Form 10-K. The goodwill impairment charge recognized during the fourth quarter of 2011 was $259 million. During the quarter ended March 31, 2012, the Company completed this assessment, and recorded an additional $1 million goodwill impairment charge.

Other Intangible Assets

The Company performs its annual trademarks and brand names impairment analysis as of October 1, or more frequently if impairment indicators exist, in accordance with the subsequent measurement provisions of FASB ASC 350. In connection with the September 1, 2012 goodwill impairment test, the Company also performed its trademarks and brand names impairment analysis as of September 1, 2012. This impairment analysis compares the fair values of these assets to the related carrying values, and impairment charges are recorded for any excess of carrying values over fair values. These fair values are based upon the prospective stream of hypothetical after-tax royalty cost savings discounted at rates that reflect the rates of return appropriate for these intangible assets. Based upon this annual analysis, the Company recognized a $33 million impairment charge in the third quarter of 2012.

The Company performed a trademarks and brand names impairment analysis in accordance FASB ASC 350 during the second quarter of 2012 due to noted impairment indicators. Based upon this analysis, the Company recognized a $13 million impairment charge in the second quarter of 2012.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

The Company recorded amortization expense of $49 million, $48 million and $49 million associated with definite-lived intangible assets during the years ended December 31, 2012, 2011 and 2010, respectively. The Company utilizes the straight line method of amortization, recognized over the estimated useful lives of the assets. The Company’s developed technology intangible assets have useful lives of between 10 and 14 years. The Company’s customer relationships intangible assets have useful lives of between 1 and 16 years. The Company’s estimated future amortization expense for its definite-lived intangible assets is as follows (in millions of dollars):

2013	$48
2014	48
2015	48
2016	46
2017	46
Thereafter	172

$408

11.	INVESTMENTS IN NON-CONSOLIDATED AFFILIATES

The Company maintains investments in several non-consolidated affiliates, which are located in China, France, Germany, Italy, Korea, Turkey and the United States. The Company does not hold a controlling interest in an entity based on exposure to economic risks and potential rewards (variable interests) for which it is the primary beneficiary. Further, the Company’s joint ventures are businesses established and maintained in connection with its operating strategy and are not special purpose entities.

The following represents the Company’s aggregate investments and direct ownership in these affiliates:

	December 31	December 31
	2012	2011
	(Millions of Dollars)

Investments in non-consolidated affiliates	$240	$228

Direct ownership percentages	2% to 50%	2% to 50%

The following table represents amounts reflected in the Company’s financial statements related to non-consolidated affiliates:

	Year Ended December 31
	2012	2011	2010
	(Millions of Dollars)

Equity earnings of non-consolidated affiliates	$34	$37	$32
Cash dividends received from non-consolidated affiliates	31	16	43

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

The following tables present selected aggregated financial information of the Company’s non-consolidated affiliates:

	Year Ended December 31
	2012	2011	2010
	(Millions of Dollars)
Statements of Operations
Sales	$682	$744	$605
Gross margin	151	138	135
Income from continuing operations	91	101	90
Net income	79	88	72

	December 31	December 31
	2012	2011
	(Millions of Dollars)
Balance Sheets
Current assets	$301	$293
Noncurrent assets	343	358
Current liabilities	153	115
Noncurrent liabilities	39	23

The Company holds a 50% non-controlling interest in a joint venture located in Turkey (“Turkey JV”). The Turkey JV was established in 1995 for the purpose of manufacturing and marketing automotive parts, including pistons, piston rings, piston pins, and cylinder liners to original equipment and aftermarket customers. The Company purchases/sells inventory from/to the Turkey JV. Purchases from the Turkey JV for the years ended December 31, 2012, 2011 and 2010 were $150 million, $171 million and $127 million, respectively. Sales to the Turkey JV for the years ended December 31, 2012, 2011 and 2010 were $45 million, $46 million and $36 million, respectively. The Company had net accounts payable balances with the Turkey JV of $5 million and $6 million as of December 31, 2012 and 2011, respectively.

The Company has determined that its investments in Chinese joint venture arrangements are considered to be “limited-lived” as such entities have specified durations ranging from 30 to 50 years pursuant to regional statutory regulations. In general, these arrangements call for extension, renewal or liquidation at the discretion of the parties to the arrangement at the end of the contractual agreement. Accordingly, a reasonable assessment cannot be made as to the impact of such arrangements on the future liquidity position of the Company.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

12.	ACCRUED LIABILITIES

Accrued liabilities consist of the following:

	December 31
	2012	2011
	(Millions of Dollars)

Accrued compensation	$153	$163
Accrued rebates	113	109
Alleged defective products	42	5
Non-income tax payable	36	25
Accrued product returns	22	16
Accrued professional services	17	14
Accrued income taxes	15	24
Restructuring liabilities	12	8
Accrued warranty	12	2
Other	1	1

	$423	$367

During the fourth quarter of 2012, the Company determined that it was not properly accounting for alleged defective products as it was recording an expense when a claim was made by a customer as opposed to at point of sale. The Company performed an analysis and determined that it needed to increase its alleged defective products liability by $37 million to $42 million as of December 31, 2012. See Note 10 for additional error correction details.

13.	DEBT

On December 27, 2007, the Company entered into a Term Loan and Revolving Credit Agreement (the “Debt Facilities”) with Citicorp U.S.A. Inc. as Administrative Agent, JPMorgan Chase Bank, N.A. as Syndication Agent and certain lenders. The Debt Facilities include a $540 million revolving credit facility (which is subject to a borrowing base and can be increased under certain circumstances and subject to certain conditions) and a $2,960 million term loan credit facility divided into a $1,960 million tranche B loan and a $1,000 million tranche C loan. The obligations under the revolving credit facility mature December 27, 2013 and bear interest for the first six months at LIBOR plus 1.75% or at the alternate base rate (“ABR,” defined as the greater of Citibank, N.A.’s announced prime rate or 0.50% over the Federal Funds Rate) plus 0.75%, and thereafter shall be adjusted in accordance with a pricing grid based on availability under the revolving credit facility. Interest rates on the pricing grid range from LIBOR plus 1.50% to LIBOR plus 2.00% and ABR plus 0.50% to ABR plus 1.00%. The tranche B term loans mature December 27, 2014 and the tranche C term loans mature December 27, 2015. All Debt Facilities term loans bear interest at LIBOR plus 1.9375% or at the alternate base rate (as previously defined) plus 0.9375% at the Company’s election. To the extent that interest rates change by 25 basis points, the Company’s annual interest expense would show a corresponding change of approximately $6 million, $7 million and $2 million for years 2013 – 2015, the term of the Company’s Debt Facilities.

The Company, during 2008, entered into a series of five-year interest rate swap agreements with a total notional value of $1,190 million to hedge the variability of interest payments associated with its variable-rate term loans under the Debt Facilities. Through these swap agreements, the Company has fixed its base interest and premium rate at a combined average interest rate of approximately 5.37% on the hedged principal amount of $1,190 million. Since the interest rate swaps hedge the variability of interest payments on variable rate debt with the same terms, they qualify for cash flow hedge accounting treatment.

The Debt Facilities were initially negotiated and agreement was reached on the majority of significant terms in early 2007. Between the time the terms were agreed in early 2007 and December 27, 2007, interest rates charged on similar debt instruments for companies with similar debt ratings and capitalization levels rose to higher levels. As such, when applying the provisions of fresh-start reporting, the Company estimated a fair value adjustment of $163 million for the available borrowings under the Debt Facilities. This estimated fair value was recorded within the fresh-start reporting, and is being amortized as interest expense over the terms of each of the underlying components of the Debt Facilities. Interest expense associated with the amortization of this fair value adjustment, recognized in the Company’s consolidated statements of operations, consists of the following:

	Year Ended December 31
	2012	2011	2010
	(Millions of Dollars)

Amortization of fair value adjustment	$22	$23	$22

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

Debt consists of the following:

	December 31
	2012	2011
	(Millions of Dollars)
Debt Facilities:
Revolver	$—	$—
Tranche B term loan	1,862	1,882
Tranche C term loan	950	960
Debt discount	(52)	(74)
Other debt, primarily foreign instruments	67	61

	2,827	2,829
Less: short-term debt, including current maturities of long-term debt	(94)	(88)

Total long-term debt	$2,733	$2,741

The obligations of the Company under the Debt Facilities are guaranteed by substantially all of the domestic subsidiaries and certain foreign subsidiaries of the Company, and are secured by substantially all personal property and certain real property of the Company and such guarantors, subject to certain limitations. The liens granted to secure these obligations and certain cash management and hedging obligations have first priority.

The Debt Facilities contain some affirmative and negative covenants and events of default, including, subject to certain exceptions, restrictions on incurring additional indebtedness, mandatory prepayment provisions associated with specified asset sales and dispositions, and limitations on: i) investments; ii) certain acquisitions, mergers or consolidations; iii) sale and leaseback transactions; iv) certain transactions with affiliates and v) dividends and other payments in respect of capital stock. Per the terms of the credit facility, $50 million of the Tranche C Term Loan proceeds were deposited in a Term Letter of Credit Account. The Company was in compliance with all debt covenants as of December 31, 2012.

The revolving credit facility has an available borrowing base of $451 million and $496 million as of December 31, 2012 and 2011, respectively. The Company had $37 million and $38 million of letters of credit outstanding at December 31, 2012 and 2011, respectively, pertaining to the term loan credit facility. To the extent letters of credit associated with the revolving credit facility are issued, there is a corresponding decrease in borrowings available under this facility.

Estimated fair values of the Company’s Debt Facilities were:

	Estimated Fair Value (Level 1)	Carrying Value in Excess of Fair Value	Valuation Technique
	(Millions of Dollars)
December 31, 2012:
Debt Facilities	$2,587	$173	A

December 31, 2011:
Debt Facilities	$2,660	$108	A

Fair market values are developed by the use of estimates obtained from brokers and other appropriate valuation techniques based on information available as of December 31, 2012 and 2011. The fair value estimates do not necessarily reflect the values the Company could realize in the current markets. Refer to Note 7, Fair Value Measurements, for definitions of input levels and valuation techniques.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

The Company has the following contractual debt obligations outstanding at December 31, 2012 (in millions of dollars):

2013	$94
2014	1,852
2015	931
2016	1
2017	1

Total	$2,879

The weighted average cash interest rates for debt were approximately 2.6% and 3.7% as of December 31, 2012 and 2011, respectively. Interest paid on debt in 2012, 2011 and 2010 was $106 million, $104 million and $107 million, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

14.	PENSIONS AND OTHER POSTEMPLOYMENT BENEFITS

The Company sponsors defined benefit pension plans (“Pension Benefits”) and postretirement health care and life insurance benefits (“Other Postemployment Benefits” or “OPEB”) for certain employees and retirees around the world. Using appropriate actuarial methods and assumptions, the Company’s defined benefit pension plans and postemployment benefits other than pensions are accounted for in accordance with FASB ASC Topic 715, Compensation – Retirement Benefits (“FASB ASC 715”).

The measurement date for all defined benefit plans is December 31. The following provides a reconciliation of the plans’ benefit obligations, plan assets, funded status and recognition in the consolidated balance sheets:

	Pension Benefits				Other Postemployment
	United States Plans		Non-U.S. Plans		Benefits
	2012	2011	2012	2011	2012	2011
	(Millions of Dollars)
Change in benefit obligation:
Benefit obligation, beginning of year	$1,227	$1,151	$362	$352	$350	$366
Service cost	21	19	9	9	1	1
Interest cost	53	58	16	17	14	18
Benefits paid	(62)	(60)	(21)	(22)	(29)	(30)
Medicare subsidies received	—	—	—	—	3	3
Plan amendments	—	—	1	—	(16)	(4)
Curtailments	(16)	—	—	—	—	—
Settlements	(4)	—	—	—	—	—
Contractual termination benefit	6	—	—	—	—	—
Actuarial losses (gains) and changes in actuarial assumptions	98	59	94	21	75	(3)
Net transfers (out) in	(25)	—	3	1	(3)	—
Currency translation	—	—	10	(16)	—	(1)

Benefit obligation, end of year	$1,298	$1,227	$474	$362	$395	$350

Change in plan assets:
Fair value of plan assets, beginning of year	$670	$662	$48	$48	$—	$—
Actual return on plan assets	82	9	3	2	—	—
Company contributions	93	64	24	23	26	27
Benefits paid	(62)	(60)	(21)	(22)	(29)	(30)
Expenses	(5)	(5)	—	—	—	—
Medicare subsidies received	—	—	—	—	3	3
Currency translation	—	—	1	(3)	—	—

Fair value of plan assets, end of year	$778	$670	$55	$48	$—	$—

Funded status of the plan	$(520)	$(557)	$(419)	$(314)	$(395)	$(350)

Amounts recognized in the consolidated balance sheets:
Noncurrent assets	$—	$—	$2	$2	$—	$—
Current liabilities	(3)	(3)	(15)	(14)	(29)	(26)
Noncurrent liabilities	(517)	(554)	(406)	(302)	(366)	(324)

Net amount recognized	$(520)	$(557)	$(419)	$(314)	$(395)	$(350)

Amounts recognized in accumulated other comprehensive loss, inclusive of tax impacts:
Net actuarial loss	$435	$415	$107	$36	$113	$41
Prior service cost (credit)	—	—	4	3	(75)	(124)

Total	$435	$415	$111	$39	$38	$(83)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

U. S. Pension Plan

In the fourth quarter of 2012, the Company froze contributions credits under its U.S. qualified pension plan for salaried and non-union hourly employees. The elimination of benefit accruals related to participants’ future service is treated as a curtailment and is shown as a $16 million reduction to the benefit obligation.

U.S. Welfare Benefit Plan

In July 2012, as a result of contract negotiations with a union at one of the Company’s U.S. manufacturing locations, the benefits under the U.S. Welfare Benefit Plan were eliminated for the location’s active participants. Since this plan change reduced benefits attributable to employee service already rendered, it was treated as a negative plan amendment, which created a $13 million prior service credit in accumulated other comprehensive income (“AOCI”). The corresponding reduction in the average remaining future service period to the full eligibility date also triggered the recognition of a $51 million OPEB curtailment gain which was recognized in the consolidated statements of operations during the third quarter of 2012. It should be noted that the calculation of the curtailment excluded the newly created prior service credit.

In December 2011, the Company ceased operations at one of its U.S. manufacturing locations. The resulting reduction in the average remaining future service period to the full eligibility date of the remaining active plan participants in the Company’s U.S. Welfare Benefit Plan triggered the recognition of a $1 million OPEB curtailment gain, which was recognized in the consolidated statements of operations during the fourth quarter of 2011.

On May 6, 2010, the Company approved an amendment to its U.S. Welfare Benefit Plan which eliminated OPEB for certain salaried and non-union hourly employees and retirees effective July 1, 2010. Given that this event eliminated the accrual of defined benefits for a significant number of active participants, the Company re-measured its OPEB obligation. Since this plan change reduced benefits attributable to employee service already rendered, it was treated as a negative plan amendment, which created a $162 million prior service credit in AOCI. The corresponding reduction in the average remaining future service period to the full eligibility date of the remaining active plan participants also triggered the recognition of a $4 million OPEB curtailment gain which was recognized in the consolidated statements of operations during the second quarter of 2010. The calculation of the curtailment excluded the newly created prior service credit.

On July 23, 2010, as a result of contract negotiations with a union at one of the Company’s U.S. manufacturing locations, the benefits under the U.S. Welfare Benefit Plan were eliminated. Since this plan change reduced benefits attributable to employee service already rendered, it was treated as a negative plan amendment, which created a $2 million prior service credit in AOCI. The corresponding reduction in the average remaining future service period to the full eligibility date of the remaining active plan participants also triggered the recognition of a $24 million OPEB curtailment gain which was recognized in the consolidated statements of operations during the third quarter of 2010.

Weighted-average assumptions used to determine the benefit obligation as of December 31:

	Pension Benefits				Other Postemployment
	United States Plans		Non-U.S. Plans		Benefits
	2012	2011	2012	2011	2012	2011

Discount rate	3.70%	4.50%	2.99%	4.69%	3.60%	4.45%
Rate of compensation increase	—	3.50%	3.13%	3.16%	—	—

Weighted-average assumptions used to determine net periodic benefit cost (credit) for the years ended December 31:

	Pension Benefits				Other Postemployment
	United States Plans		Non-U.S. Plans		Benefits
	2012	2011	2012	2011	2012	2011

Discount rate	4.50%	5.15%	4.69%	4.92%	4.45%	5.10%
Expected return on plan assets	7.60%	8.50%	5.27%	5.34%	—	—
Rate of compensation increase	3.50%	3.50%	3.16%	3.18%	—	—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

The Company evaluates its discount rate assumption annually as of December 31 for each of its retirement-related benefit plans based upon the yield of high quality, fixed-income debt instruments, the maturities of which correspond to expected benefit payment dates.

The Company’s expected return on assets is established annually through analysis of anticipated future long-term investment performance for the plan based upon the asset allocation strategy. While the study gives appropriate consideration to recent fund performance and historical returns, the assumption is primarily a long-term prospective rate.

The U.S. investment strategy mitigates risk by incorporating diversification across appropriate asset classes to meet the plan’s objectives. It is intended to reduce risk, provide long-term financial stability for the plan and maintain funded levels that meet long-term plan obligations while preserving sufficient liquidity for near-term benefit payments. Risk assumed is considered appropriate for the return anticipated and consistent with the diversification of plan assets. The Company’s investment strategy includes a target asset allocation of 50% equity investments, 25% fixed income investments and 25% in other investment types including hedge funds. Approximately 87% of the U.S. plan assets will be invested in actively managed investment funds.

The majority of the assets of the non-U.S. plans are invested through insurance contracts. The insurance contracts guarantee a minimum rate of return. The Company has no input into the investment strategy of the assets underlying the contracts, but they are typically heavily invested in active bond markets and are highly regulated by local law. The target asset allocation for the non-U.S. pension plans is 70% insurance contracts, 25% debt investments and 5% equity investments.

Refer to Note 7, “Fair Value Measurements,” for more detail surrounding the fair value of each major category of plan assets, including the inputs and valuation techniques used to develop the fair value measurements of the plans’ assets, at December 31, 2012 and 2011.

Information for defined benefit plans with projected benefit obligations in excess of plan assets:

	Pension Benefits				Other Postemployment
	United States Plans		Non-U.S. Plans		Benefits
	2012	2011	2012	2011	2012	2011
	(Millions of Dollars)

Projected benefit obligation	$1,298	$1,227	$472	$359	$395	$350
Fair value of plan assets	778	670	51	44	—	—

Information for pension plans with accumulated benefit obligations in excess of plan assets:

	Pension Benefits
	United States Plans		Non-U.S. Plans
	2012	2011	2012	2011
	(Millions of Dollars)

Projected benefit obligation	$1,298	$1,227	$471	$359
Accumulated benefit obligation	1,298	1,213	436	338
Fair value of plan assets	778	670	50	44

The accumulated benefit obligation for all pension plans is $1,735 million and $1,554 million as of December 31, 2012 and 2011, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

Components of net periodic benefit cost (credit) for the years ended December 31:

	Pension Benefits						Other Postemployment
	United States Plans			Non-U.S. Plans			Benefits
	2012	2011	2010	2012	2011	2010	2012	2011	2010
	(Millions of Dollars)

Service cost	$21	$19	$21	$9	$9	$8	$1	$1	$1
Interest cost	53	58	61	16	17	16	14	18	21
Expected return on plan assets	(52)	(55)	(50)	(2)	(3)	(2)	—	—	—
Amortization of actuarial losses	35	24	25	—	—	—	2	1	—
Amortization of prior service credit	—	—	—	1	—	—	(14)	(16)	(12)
Settlement gain	(1)	—	—	—	—	—	—	—	—
Curtailment gain	(1)	—	—	—	—	—	(51)	(1)	(29)

Net periodic cost (credit)	$55	$46	$57	$24	$23	$22	$(48)	$3	$(19)

Amounts in “Accumulated other comprehensive loss” expected to be recognized as components of net periodic benefit cost over the next fiscal year:

	Pension Benefits		Other Postemployment
	United States	Non-U.S. Plans	Benefits
	(Millions of Dollars)

Amortization of actuarial losses	$14	$8	$6
Amortization of prior service cost	—	—	(11)

Total	$14	$8	$(5)

The assumed health care and drug cost trend rates used to measure next year’s postemployment healthcare benefits are as follows:

	Other Postemployment Benefits
	2012	2011

Health care cost trend rate	7.25%	7.63%
Ultimate health care cost trend rate	5.00%	5.00%
Year ultimate health care cost trend rate reached	2018	2018

Drug cost trend rate	8.38%	8.94%
Ultimate drug cost trend rate	5.00%	5.00%
Year ultimate drug cost trend rate reached	2018	2018

The assumed health care cost trend rate has a significant impact on the amounts reported for Other Postemployment Benefits plans. The following table illustrates the sensitivity to a change in the assumed health care cost trend rate:

	Total Service and Interest Cost	APBO
	(Millions of Dollars)

100 basis point (“bp”) increase in health care cost trend rate	$1	$27
100 bp decrease in health care cost trend rate	(1)	(23)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

The following table illustrates the sensitivity to a change in certain assumptions for projected benefit obligations (“PBO”), associated expense and other comprehensive loss (“OCL”). The changes in these assumptions have no impact on the Company’s 2012 funding requirements.

	Pension Benefits						Other Postemployment
	United States Plans			Non-U.S. Plans			Benefits
	Change in 2013 pension expense	Change in PBO	Change in accumulated OCL	Change in 2013 pension expense	Change in PBO	Change in accumulated OCL	Change in 2013 expense	Change in PBO
	(Millions of dollars)

25 bp decrease in discount rate	$—	$35	$(35)	$1	$15	$(15)	$—	$9
25 bp increase in discount rate	—	(34)	34	(1)	(14)	14	—	(9)
25 bp decrease in return on assets rate	2	—	—	—	—	—	—	—
25 bp increase in return on assets rate	(2)	—	—	—	—	—	—	—

Projected benefit payments from the plans are estimated as follows:

	Pension Benefits		Other Postemployment
	United States	Non-U.S. Plans	Benefits
	(Millions of Dollars)

2013	$81	$27	$30
2014	80	24	30
2015	81	25	30
2016	83	24	29
2017	78	25	29
Years 2018 - 2022	413	134	128

The Company expects to contribute approximately $82 million to its pension plans in 2013.

Defined Contribution Pension Plans

The Company also maintains certain defined contribution pension plans for eligible employees. The total expenses attributable to the Company’s defined contribution savings plan were $23 million, $23 million and $20 million for the years ended December 31, 2012, 2011 and 2010, respectively.

The amounts contributed to defined contribution pension plans include contributions to multi-employer plans in France, Italy and the United States of $1 million during each of the years ended December 31, 2012, 2011 and 2010. None of the multiemployer plans in which the Company participates are individually significant.

Other Benefits

The Company accounts for benefits to former or inactive employees paid after employment but before retirement pursuant to FASB ASC 712. The liabilities for such U.S. and European postemployment benefits were $34 million and $36 million at December 31, 2012 and 2011, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

15.	INCOME TAXES

Under the liability method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

The components of (loss) income from continuing operations before income taxes consist of the following:

	Year Ended December 31
	2012	2011	2010
	(Millions of Dollars)

Domestic	$(103)	$(215)	$(10)
International	(17)	175	186

Total	$(120)	$(40)	$176

Significant components of the benefit (expense) for income taxes are as follows:

	Year Ended December 31
	2012	2011	2010
	(Millions of Dollars)
Current:
Federal, state and local	$(2)	$6	$1
International	(47)	(39)	(53)

Total current	(49)	(33)	(52)

Deferred:
Federal, state and local	32	9	(3)
International	46	8	44

Total deferred	78	17	41

	$29	$(16)	$(11)

The reconciliation of income taxes computed at the United States federal statutory tax rate to income tax benefit (expense) is:

	Year Ended December 31
	2012	2011	2010
	(Millions of Dollars)

Income tax benefit (expense) at United States statutory rate	$42	$14	$(62)
Tax effect from:
Goodwill impairment	(34)	(91)	—
U.S. income inclusions from foreign subsidiaries	(27)	(33)	(43)
Non-consolidated foreign affiliates	11	10	8
Tax holidays, incentives and minimum tax	9	13	9
Foreign rate variance	13	9	8
State income taxes	(1)	(1)	(1)
Uncertain tax positions and assessments	335	25	1
Valuation allowances	(327)	36	74
Other	8	2	(5)

Income tax benefit (expense)	$29	$(16)	$(11)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

The following table summarizes the Company’s total benefit (provision) for income taxes by component:

	Year Ended December 31
	2012	2011	2010
	(Millions of Dollars)

Income tax benefit (expense)	$29	$(16)	$(11)
Adjustments to goodwill	—	20	16
Allocated to equity:
Postemployment benefits	(71)	(37)	(23)
Derivatives	18	1	4
Foreign currency translation	(2)	4	—
Valuation allowances	29	32	17

Significant components of the Company’s deferred tax assets and liabilities are as follows:

	December 31
	2012	2011
	(Millions of Dollars)
Deferred tax assets
Net operating loss carryforwards	$777	$484
Postemployment benefits, including pensions	414	371
Reorganization costs	51	78
Inventory	46	31
Other temporary differences	94	58
Tax credits	126	113

Total deferred tax assets	1,508	1,135
Valuation allowances for deferred tax assets	(1,223)	(824)

Net deferred tax assets	285	311

Deferred tax liabilities
Investment in U.S. subsidiaries	(307)	(366)
Intangible assets	(199)	(240)
Fixed assets	(30)	(61)

Total deferred tax liabilities	(536)	(667)

	$(251)	$(356)

Deferred tax assets and liabilities are recorded in the consolidated balance sheets as follows:

	December 31
	2012	2011
	(Millions of Dollars)
Assets:
Prepaid expenses and other current assets	$42	$39
Other noncurrent assets	95	39
Liabilities:
Other current liabilities	—	—
Long-term portion of deferred income taxes	(388)	(434)

	$(251)	$(356)

The Company continues to maintain a valuation allowance related to its net deferred tax assets in multiple jurisdictions. As of December 31, 2012, the Company had valuation allowances of $849 million related to tax loss and credit carryforwards. The current and future provision for income taxes may be significantly impacted by changes to valuation allowances in certain countries. These allowances will be maintained until it is more likely than

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

not that the deferred tax assets will be realized. The future provision for income taxes will include no tax benefit with respect to losses incurred and no tax expense with respect to income generated in these countries until the respective valuation allowance is eliminated.

At December 31, 2012, the Company had a deferred tax asset before valuation allowance of $903 million for tax loss carryforwards and tax credits, including: $507 million in the United States with expiration dates from 2013 through 2032; $199 million in the United Kingdom with no expiration date; and $197 million in other jurisdictions with various expiration dates.

Income taxes paid, net of income tax refunds received, were $56 million, $43 million and $43 million for the years ended December 31, 2012, 2011 and 2010, respectively.

The Company did not record taxes on its undistributed earnings of $719 million at December 31, 2012 since these earnings are considered by the Company to be permanently reinvested. If at some future date these earnings cease to be permanently reinvested, the Company may be subject to United States income taxes and foreign withholding taxes on such amounts. Determining the unrecognized deferred tax liability on the potential distribution of these earnings is not practicable as such liability, if any, is dependent on circumstances existing when remittance occurs.

As of December 31, 2012, the Company had $467 million of cash and cash equivalents, of which $219 million was held by foreign subsidiaries. In accordance with FASB ASC 740-30-25-17 through 19, the Company asserts that these funds are indefinitely reinvested due to operational and investing needs of the foreign locations. Furthermore, the Company will accrue any applicable taxes in the period when the Company no longer intends to indefinitely reinvest these funds. The Company would expect that the impact on cash taxes would be immaterial due to: the availability of net operation loss carryforwards and related valuation allowances; earnings considered previously taxed; and applicable tax treaties.

At December 31, 2012, 2011 and 2010, the Company had total unrecognized tax benefits of $69 million, $375 million and $399 million, respectively. Of these totals, $39 million, $66 million and $76 million, respectively, represent the amounts of unrecognized tax benefits that, if recognized, would affect the effective income tax rates. The total unrecognized tax benefits differ from the amounts which would affect the effective tax rates primarily due to the impact of valuation allowances.

A summary of the changes in the gross amount of unrecognized tax benefits for the years ended December 31, 2012, 2011 and 2010 are shown below:

	Year Ended December 31
	2012	2011	2010
	(Millions of Dollars)
Change in unrecognized tax benefits
Balance at January 1	$375	$399	$419
Additions based on tax positions related to the current year	7	6	6
Additions for tax positions of prior years .	10	22	6
Decreases for tax positions of prior years	(9)	(20)	(8)
Decreases for statute of limitations expiration	(13)	(8)	(18)
Settlements	(300)	(21)	(5)
Impact of currency translation	(1)	(3)	(1)

Balance at December 31	$69	$375	$399

The Company classifies tax-related penalties and net interest as income tax expense. As of December 31, 2012, 2011 and 2010, the Company recorded $15 million, $13 million and $16 million, respectively, in liabilities for tax-related net interest and penalties on its consolidated balance sheet. During the years ended December 31, 2012, 2011 and 2010, the Company recorded tax expenses related to a net increase (decrease) in its liability for interest and penalties of $2 million, $(3) million and $3 million, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

The Company operates in multiple jurisdictions throughout the world. The Company is no longer subject to U.S. federal tax examinations for years before 2010 or state and local for years before 2008, with limited exceptions. Furthermore, the Company is no longer subject to income tax examinations in major foreign tax jurisdictions for years prior to 2005. The income tax returns of foreign subsidiaries in various tax jurisdictions are currently under examination.

The Company believes that it is reasonably possible that its unrecognized tax benefits in multiple jurisdictions, which primarily relate to transfer pricing, corporate reorganization and various other matters, may decrease by approximately $22 million in the next 12 months due to audit settlements or statute expirations, of which approximately $5 million, if recognized, could impact the effective tax rate.

16.	COMMITMENTS AND CONTINGENCIES

Environmental Matters

The Company is a defendant in lawsuits filed, or the recipient of administrative orders issued or demand letters received, in various jurisdictions pursuant to the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980 (“CERCLA”) or other similar national, provincial or state environmental remedial laws. These laws provide that responsible parties may be liable to pay for remediating contamination resulting from hazardous substances that were discharged into the environment by them, by prior owners or occupants of property they currently own or operate, or by others to whom they sent such substances for treatment or other disposition at third party locations. The Company has been notified by the United States Environmental Protection Agency, other national environmental agencies, and various provincial and state agencies that it may be a potentially responsible party (“PRP”) under such laws for the cost of remediating hazardous substances pursuant to CERCLA and other national and state or provincial environmental laws. PRP designation typically requires the funding of site investigations and subsequent remedial activities.

Many of the sites that are likely to be the costliest to remediate are often current or former commercial waste disposal facilities to which numerous companies sent wastes. Despite the potential joint and several liability which might be imposed on the Company under CERCLA and some of the other laws pertaining to these sites, the Company’s share of the total waste sent to these sites has generally been small. The Company believes its exposure for liability at these sites is limited.

The Company has also identified certain other present and former properties at which it may be responsible for cleaning up or addressing environmental contamination, in some cases as a result of contractual commitments and/or federal or state environmental laws. The Company is actively seeking to resolve these actual and potential statutory, regulatory and contractual obligations. Although difficult to quantify based on the complexity of the issues, the Company has accrued amounts corresponding to its best estimate of the costs associated with such regulatory and contractual obligations on the basis of available information from site investigations and best professional judgment of consultants.

Total environmental liabilities, determined on an undiscounted basis are included in the consolidated balance sheets as follows:

	December 31	December 31
	2012	2011
	(Millions of Dollars)

Other current liabilities	$6	$5
Other accrued liabilities (noncurrent)	9	11

	$15	$16

Management believes that recorded environmental liabilities will be adequate to cover the Company’s estimated liability for its exposure in respect to such matters. In the event that such liabilities were to significantly exceed the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

amounts recorded by the Company, the Company’s results of operations and financial condition could be materially affected. At December 31, 2012, management estimates that reasonably possible material additional losses above and beyond management’s best estimate of required remediation costs as recorded approximate $43 million.

Asset Retirement Obligations

The Company records asset retirement obligations (“ARO”) in accordance with FASB ASC 410. The Company’s primary ARO activities relate to the removal of hazardous building materials at its facilities. The Company records an ARO at fair value upon initial recognition when the amount can be reasonably estimated, typically upon the expectation that an operating site may be closed or sold. ARO fair values are determined based on the Company’s determination of what a third party would charge to perform the remediation activities, generally using a present value technique.

For those sites that the Company identifies in the future for closure or sale, or for which it otherwise believes it has a reasonable basis to assign probabilities to a range of potential settlement dates, the Company will review these sites for both ARO and impairment issues.

The Company has identified sites with contractual obligations and several sites that are closed or expected to be closed and sold. In connection with these sites, the Company maintains ARO liabilities in the consolidated balance sheets as follows:

	December 31	December 31
	2012	2011
	(Millions of Dollars)

Other current liabilities	$3	$1
Other accrued liabilities (noncurrent)	26	21

	$29	$22

The following is a rollforward of the Company’s ARO liability for the two years ended December 31, 2012 (in millions of dollars):

Balance at January 1, 2011	$25
Liabilities incurred	2
Liabilities settled/adjustments	(5)

Balance at December 31, 2011	22
Liabilities incurred	9
Liabilities settled/adjustments	(2)

Balance at December 31, 2012	$29

The Company has conditional asset retirement obligations (“CARO”), primarily related to removal costs of hazardous materials in buildings, for which it believes reasonable cost estimates cannot be made at this time because the Company does not believe it has a reasonable basis to assign probabilities to a range of potential settlement dates for these retirement obligations. Accordingly, the Company is currently unable to determine amounts to accrue for CARO at such sites.

Other Matters

The Company is involved in other legal actions and claims, directly and through its subsidiaries. Management does not believe that the outcomes of these other actions or claims are likely to have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

17.	ACCUMULATED OTHER COMPREHENSIVE LOSS

Accumulated other comprehensive loss consists of the following:

	December 31
	2012	2011
	(Millions of Dollars)

Foreign currency translation adjustments and other	$(242)	$(298)

Hedge instruments	(8)	(56)
Income taxes	(16)	(14)

Hedge instruments, including tax impact	(24)	(70)

Postemployment benefits	(601)	(361)
Income taxes	17	(10)

Postemployment benefits, including tax impact	(584)	(371)

	$(850)	$(739)

18.	WARRANTS

On December 27, 2007, the Company issued 6,951,871 warrants to purchase 6,951,871 common shares of the Company at an exercise price equal to $45.815, exercisable through December 27, 2014. All of these warrants remain outstanding as of December 31, 2012.

19.	STOCK-BASED COMPENSATION

CEO Stock-Based Compensation Agreements

Effective March 31, 2012, José Maria Alapont retired as president and chief executive officer of the Company. Mr. Alapont’s retirement had no accounting impact on either the stock options or the deferred compensation agreement discussed below.

On March 23, 2010, the Company entered into the Second Amended and Restated Employment Agreement, which extended José Maria Alapont’s employment with the Company for three years. Also on March 23, 2010, the Company amended and restated the Stock Option Agreement by and between the Company and Mr. Alapont dated as of February 15, 2008 (the “Restated Stock Option Agreement”). The Restated Stock Option Agreement removed Mr. Alapont’s put option to sell stock received from a stock option exercise to the Company for cash. The Restated Stock Option Agreement provides for pay out of any exercise of Mr. Alapont’s stock options in stock or, at the election of the Company, in cash. The awards were previously accounted for as liability awards based on the optional cash exercise feature, however the accounting impact associated with this modification is that the options are now considered an equity award as of March 23, 2010. The Company revalued the 4,000,000 stock options granted to Mr. Alapont at March 23, 2010, resulting in a revised fair value of $27 million. This amount was reclassified from “Other accrued liabilities” to “Additional paid-in capital” due to their equity award status. As these stock options were fully vested as of March 23, 2010, no further expense related to these options was recognized subsequent to that date. These options had an intrinsic value of zero as of December 31, 2011. These options expired on June 29, 2012.

Mr. Alapont’s Deferred Compensation Agreement was also amended and restated on March 23, 2010. The amended and restated agreement included no changes that impacted the accounting for this agreement. Mr. Alapont received his payout associated with this agreement of $9.7 million (500,000 shares of stock multiplied by the March 23, 2010 stock price of $19.46) on October 3, 2012. The Company recognized $1 million, $1 million and $2 million in expense associated with Mr. Alapont’s Deferred Compensation Agreement during the years ended December 31, 2012, 2011 and 2010, respectively. The Deferred Compensation Agreement had an intrinsic value of $9.7 million as of December 31, 2011.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

The Deferred Compensation Agreement fair values were estimated using the Monte Carlo valuation model with the following assumptions:

	December 31
	2011	2010

Exercise price of options connected to deferred compensation	$19.50	$19.50
Expected volatility	60%	58%
Expected dividend yield	0%	0%
Risk-free rate over the estimated expected life	0.17%	0.59%
Expected life (in years)	1.5	2.0
Fair value (in millions)	$8.0	$6.6
Fair value of vested portion (in millions)	$8.0	$6.6

For all noted valuations, expected volatility is based on the average of five-year historical volatility and implied volatility for a group of comparable auto industry companies as of the measurement date. Risk-free rate is determined based upon U.S. Treasury rates over the estimated expected option lives. Expected dividend yield is zero as the Company has not paid dividends to holders of its common stock in the recent past nor does it expect to do so in the future. Expected option lives are primarily equal to one-half of the time between the measurement date and the end of the option term.

Stock Appreciation Rights

A summary of the Company’s stock appreciation rights (“SARs”) activity on an annual basis since inception is as follows:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	SARs	Price	Life	Value
	(Thousands)		(Years)	(Millions)

Outstanding at January 1, 2010	—	$—
Granted	437	17.16
Forfeited	(36)	17.16

Outstanding at December 31, 2010	401	$17.16	4.2	$1
Granted	1,043	21.03
Exercised	(34)	19.49
Forfeited	(22)	20.18

Outstanding at December 31, 2011	1,388	$19.96	3.9	$—
Granted	809	17.64
Forfeited	(311)	18.50

Outstanding at December 31, 2012	1,886	$19.21	3.4	$—

Exercisable at December 31, 2012	785	$19.46	3.2	$—

In February 2012, 2011 and 2010, the Company granted approximately 809,000, 1,043,000 and 437,000 SARs, respectively, to certain employees. The SARs granted in February 2012 (“2012 SARs”) and in February 2011 (“2011 SARs”) vested 25.0% on grant date and 25.0% on each of the next three anniversaries of the grant date. The SARs granted in February 2010 (“2010 SARs”) vest 33.3% on each of the three anniversaries of the grant date. All

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

SARs have a term of five years from date of grant. The SARs are payable in cash or, at the election of the Company, in stock. As the Company anticipates paying out SARs exercises in the form of cash, the SARs are being treated as liability awards for accounting purposes. The Company valued the 2012 SARs, the 2011 SARs and the 2010 SARs at December 31, 2012 resulting in fair values of $0.8 million, $0.4 million and $0.1 million, respectively. The Company recognized SARs income of $4 million and $1 million for the years ended December 31, 2012 and 2011, respectively. The Company recognized SARs expense of $1 million for the year ended December 31, 2010. The SARs fair values were estimated using the Black-Scholes valuation model with the following assumptions:

	December 31, 2012			December 31, 2011		Dec 31, 2010
	2012 SARs	2011 SARs	2010 SARs	2011 SARs	2010 SARs	2010 SARs
Exercise price	$17.64	$21.03	$17.16	$21.03	$17.16	$17.16
Expected volatility	56%	56%	56%	60%	60%	58%
Expected dividend yield	0%	0%	0%	0%	0%	0%
Expected forfeitures	0%	0%	0%	0%	0%	0%
Risk-free rate over the expected life	0.30%	0.23%	0.17%	0.29%	0.20%	0.86%
Expected life (in years)	2.5	1.7	1.1	2.5	1.8	2.7
Fair value (in millions)	$0.8	$0.4	$0.1	$3.9	$1.5	$3.6
Fair value of vested portion (in millions)	$0.2	$0.2	$—	$0.9	$0.5	$—

Expected volatility is based on the average of five-year historical volatility and implied volatility for a group of comparable auto industry companies as of the measurement date. Risk-free rate is determined based upon U.S. Treasury rates over the estimated expected lives. Expected dividend yield is zero as the Company has not paid dividends to holders of its common stock in the recent past nor does it expect to do so in the future. Expected forfeitures are zero as the Company has no historical experience with SARs; the impact of forfeitures is recognized by the Company upon occurrence. Expected life is the average of the time until the award is fully vested and the end of the term.

The Company recognized $2 million and $3 million in expense during the years ended December 31, 2011 and 2010, respectively, associated with incentive compensation earned during those years that are paid out through the granting of SARs in February of the subsequent year. The Company will not issue SARs in February 2013.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

20.	(LOSS) INCOME PER SHARE

The following is a reconciliation of the numerators and the denominators of the basic and diluted (loss) income per common share:

	Year Ended December 31
	2012	2011	2010
	(In Millions of Dollars, Except Per Share Amounts)

Amounts attributable to Federal-Mogul:
Net (loss) income from continuing operations	$(98)	$(63)	$159
Loss (income) from discontinued operations, net of tax	(19)	(27)	2

Net (loss) income	$(117)	$(90)	$161

Weighted average shares outstanding, basic (in millions)	98.9	98.9	98.9

Incremental shares on assumed conversion of deferred compensation stock (in millions)	0.5	0.5	0.5

Weighted average shares outstanding, diluted (in millions)	99.4	99.4	99.4

Net (loss) income per common share attributable to Federal-Mogul – basic:
Net (loss) income from continuing operations	$(0.99)	$(0.64)	$1.61
(Loss) income from discontinued operations, net of tax	(0.19)	(0.27)	0.02

Net (loss) income	$(1.18)	$(0.91)	$1.63

Net (loss) income per common share attributable to Federal-Mogul – diluted:
Net (loss) income from continuing operations	$(0.99)	$(0.64)	$1.60
(Loss) income from discontinued operations, net of tax	(0.19)	(0.27)	0.02

Net (loss) income	$(1.18)	$(0.91)	$1.62

The Company had losses for the years ended December 31, 2012 and December 31, 2011. As a result, diluted loss per share is the same as basic in those periods, as any potentially dilutive securities would reduce the loss per share.

Warrants to purchase 6,951,871 common shares were not included in the computation of diluted earnings per share because the exercise price was greater than the average market price of the Company’s common shares during the years ended December 31, 2012, 2011 and 2010. Options to purchase 4,000,000 common shares, which expired on June 29, 2012, were not included in the computation of diluted earnings per share because the exercise price was greater than the average market price of the Company’s common shares during the years ended December 31, 2012, 2011 and 2010.

The 500,000 common shares issued in connection with the Deferred Compensation Agreement described in Note 19 are excluded from the basic earnings per share calculation as required by FASB ASC Topic 710, Compensation.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

21.	THAILAND MANUFACTURING FACILITY FLOOD

In October 2011, a flood occurred at the Company’s manufacturing facility in Ayutthaya, Thailand. This facility was partially submerged in the flood waters for a period of approximately six weeks, resulting in extensive damage to the facility and the loss of substantially all of its related equipment and inventory. Operations at the facility are currently suspended.

In addition to other coverage, the Company believes its insurance policies provide for replacement of damaged property, sales value of destroyed inventory, reimbursement for losses due to interruption of business operations, and reimbursement of expenditures incurred to restore operations. In February and April 2012, the Company received cash advances from its insurance carrier of $25 million and $5 million, respectively. The table below provides, by insurance coverage stream, the amount of insurance recoverable recorded as of December 31, 2011 (in millions of dollars):

Real and personal property:
Property, plant and equipment	$13
Inventory	6
Incremental costs incurred to restore operations	2

$21

The following table presents a rollforward of the insurance recoverable for the year ended December 31, 2012 (in millions of dollars):

Insurance recoverable as of December 31, 2011	$21
Cash advance from insurance carrier	(30)
Incremental costs incurred to restore operations	9

Insurance recoverable as of December 31, 2012	$—

The insurance recoverable of $21 million was classified within the balance sheet as of December 31, 2011 as “Prepaid expenses and other current assets.”

22.	SUBSEQUENT EVENT

In February 2013, the Company’s Board of Directors approved evaluation of restructuring opportunities (with a focus on closing or downsizing manufacturing facilities, primarily in Western Europe) in order to improve operating performance. The restructuring is intended to take place from 2013-2015 and the specific details of the plans, including the impacted facilities, are not yet finalized and subject to Board review.

23.	OPERATIONS BY REPORTING SEGMENT AND GEOGRAPHIC AREA

Effective September 1, 2012, the Company began operating with two end-customer focused business segments. The Powertrain segment focuses on original equipment products for automotive, heavy duty and industrial applications. The Vehicle Components Solutions segment sells and distributes a broad portfolio of products in the global aftermarket, while also serving original equipment manufacturers with products including braking, chassis, wipers and other vehicle components. The new organizational model allows for a strong product line focus benefitting both original equipment and aftermarket customers and will enable the global Federal-Mogul teams to be responsive to customers’ needs for superior products and to promote greater identification with Federal-Mogul premium brands. The division of the global Federal-Mogul business into two operating segments is expected to enhance management focus to capitalize on opportunities for organic or acquisition growth, profit improvement, resource utilization and business model optimization in line with the unique requirements of the two different customer bases. Prior period amounts have been reclassified to conform to the presentation used in this filing.

The Company evaluates reporting segment performance principally on a non-GAAP Operational EBITDA basis. Management believes that Operational EBITDA from continuing operations provides supplemental information for

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

management and investors to evaluate the operating performance of its business. Management uses and believes that investors benefit from referring to Operational EBITDA in assessing the Company’s operating results, as well as in planning, forecasting and analyzing future periods as this financial measure approximates the cash flow associated with the operational earnings of the Company. Additionally, Operational EBITDA presents measures of corporate performance exclusive of the Company’s capital structure and the method by which assets were acquired and financed. Operational EBITDA is defined as earnings from continuing operations before interest, income taxes, depreciation and amortization, and certain items such as restructuring and impairment charges, Chapter 11 and U.K. Administration related reorganization expenses, gains or losses on the sales of businesses, the non-service cost components of the U.S. based funded pension plan, OPEB curtailment gains or losses and the income statement impacts associated with stock appreciation rights. Prior periods have been reclassified to conform to the presentation used in this filing.

Net sales:

	Year Ended December 31
	2012	2011	2010
	(Millions of Dollars)

Powertrain	$3,926	$4,131	$3,497
Vehicle Components Solutions	2,853	2,985	2,945
Inter-segment eliminations	(335)	(397)	(397)

Total	$6,444	$6,719	$6,045

Cost of products sold:

	Year Ended December 31
	2012	2011	2010
	(Millions of Dollars)

Powertrain	$(3,470)	$(3,570)	$(3,034)
Vehicle Components Solutions	(2,390)	(2,462)	(2,406)
Inter-segment eliminations	335	397	397

Total Reporting Segment	(5,525)	(5,635)	(5,043)
Corporate	(6)	(5)	(6)

Total Company	$(5,531)	$(5,640)	$(5,049)

Gross margin:

	Year Ended December 31
	2012	2011	2010
	(Millions of Dollars)

Powertrain	$456	$561	$463
Vehicle Components Solutions	463	523	539

Total Reporting Segment	919	1,084	1,002
Corporate	(6)	(5)	(6)

Total Company	$913	$1,079	$996

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

Operational EBITDA and the reconciliation to net (loss) income were as follows:

	Year Ended December 31
	2012	2011	2010
	(Millions of Dollars)

Powertrain	$288	$425	$351
Vehicle Components Solutions	200	254	297

Total Operational EBITDA	488	679	648

Items required to reconcile Operational EBITDA to net (loss) income:
Depreciation and amortization	(285)	(280)	(326)
Interest expense, net	(128)	(127)	(129)
Adjustment of assets to fair value	(187)	(279)	(2)
Non-service cost components associated with the U.S. based funded pension plan	(35)	(25)	(33)
Restructuring expense, net	(26)	(5)	(8)
Discontinued operations	(19)	(27)	2
OPEB curtailment gains	51	1	29
Income tax benefit (expense)	29	(16)	(11)
Stock appreciation rights	4	(1)	(4)
Other	(2)	(3)	1

Net (loss) income	$(110)	$(83)	$167

Total assets, capital expenditures, and depreciation and amortization information by reporting segment is as set forth in the tables below. Goodwill was assigned to reporting segments and reporting units based on individual reporting unit fair values over values attributed to specific intangible and tangible assets. Reporting units are components of the Company’s reporting segments (which are also its operating segments) and generally align with specific product groups for which segment managers regularly review operating results.

	Total Assets		Capital Expenditures			Depreciation and Amortization
	December 31		Year Ended December 31			Year Ended December 31
	2012	2011	2012	2011	2010	2012	2011	2010
	(Millions of Dollars)

Powertrain	$3,090	$3,145	$278	$259	$172	$165	$157	$184
Vehicle Components Solutions	3,226	3,023	86	68	58	99	102	119

Total Reporting Segment	6,316	6,168	364	327	230	264	259	303
Corporate	516	756	16	14	18	21	21	23
Discontinued operations	95	105	7	7	3	4	4	7

Total Company	$6,927	$7,029	$387	$348	$251	$289	$284	$333

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

The following table shows geographic information:

	Net Sales			Net PPE
	Year Ended December 31			December 31
	2012	2011	2010	2012	2011
	(Millions of Dollars)

United States	$2,479	$2,462	$2,366	$554	$521
Germany	1,160	1,284	1,052	399	388
France	365	430	395	93	84
Mexico	312	292	259	122	109
China	288	262	211	126	127
Belgium	286	299	275	24	22
Italy	263	302	277	71	75
United Kingdom	235	268	244	76	68
India	229	251	206	146	137
Other	827	869	760	360	324

	$6,444	$6,719	$6,045	$1,971	$1,855

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

24.	QUARTERLY FINANCIAL DATA (UNAUDITED)

The following table presents selected unaudited quarterly operating results of the Company for 2012 and 2011, and the audited results of the Company for the years ended December 31, 2012 and 2011.

	First	Second	Third	Fourth	Year
	(Amounts in millions, except per share amounts and stock prices)
Year ended December 31, 2012:
Net sales	$1,714	$1,645	$1,545	$1,540	$6,444
Gross margin	273	257	213	170	913

Amounts attributable to Federal-Mogul:
Net (Loss) income from continuing operations	$32	$(47)	$(8)	$(75)	$(98)
Loss from discontinued operations, net of tax	—	(12)	(3)	(4)	(19)

Net (loss) income attributable to Federal-Mogul *	$32	$(59)	$(11)	$(79)	$(117)

Net (loss) income per common share attributable to Federal-Mogul – basic:
Net (Loss) income from continuing operations	$0.32	$(0.48)	$(0.08)	$(0.76)	$(0.99)
Loss from discontinued operations, net of tax	—	(0.12)	(0.03)	(0.04)	(0.19)

Net (loss) income attributable to Federal-Mogul *	$0.32	$(0.60)	$(0.11)	$(0.80)	$(1.18)

Net (loss) income per common share attributable to Federal-Mogul – diluted:
Net (Loss) income from continuing operations	$0.32	$(0.48)	$(0.08)	$(0.76)	$(0.99)
Loss from discontinued operations, net of tax	—	(0.12)	(0.03)	(0.04)	(0.19)

Net (loss) income attributable to Federal-Mogul *	$0.32	$(0.60)	$(0.11)	$(0.80)	$(1.18)

Weighted avg. shares outstanding – basic (in millions)	98.9	98.9	98.9	98.9	98.9
Weighted avg. shares outstanding – diluted (in millions)	99.4	99.4	99.4	99.4	99.4

Stock price:
High	$17.97	$17.20	$11.79	$10.18
Low	$14.80	$9.96	$8.67	$6.90

Dividend per share	—	—	—	—

*	The Company’s results were impacted by the following:

•	Quarter ended December 31, 2012: The Company recognized adjustment of assets to fair value of $20 million, partially offset by $5 million of tax benefit.

•	Quarter ended September 30, 2012: The Company recognized adjustment of assets to fair value of $53 million, partially offset by $7 million of tax benefit. This net charge was more than offset by the Company’s recognition of a $51 million OPEB curtailment gain with no tax impact.

•	Quarter ended June 30, 2012: The Company recognized adjustment of assets to fair value of $112 million, partially offset by $15 million of tax benefit.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

	First	Second	Third	Fourth	Year
	(Amounts in millions, except per share amounts and stock prices)
Year ended December 31, 2011:
Net sales	$1,675	$1,748	$1,686	$1,610	$6,719
Gross margin	277	295	261	246	1,079

Amounts attributable to Federal-Mogul:
Net (Loss) income from continuing operations	$50	$62	$34	$(209)	$(63)
(Loss) income from discontinued operations, net of tax	1	2	—	(30)	(27)

Net (loss) income *	$51	$64	$34	$(239)	$(90)

Net (loss) income per common share attributable to Federal-Mogul – basic:
Net (Loss) income from continuing operations	$0.51	$0.63	$0.34	$(2.12)	$(0.64)
(Loss) income from discontinued operations, net of tax	0.01	0.02	—	(0.30)	(0.27)

Net (loss) income attributable to Federal-Mogul *	$0.52	$0.65	$0.34	$(2.42)	$(0.91)

Net (loss) income per common share attributable to Federal-Mogul – diluted:
Net (Loss) income from continuing operations	$0.50	$0.62	$0.34	$(2.12)	$(0.64)
(Loss) income from discontinued operations, net of tax	0.01	0.02	—	(0.30)	(0.27)

Net (loss) income attributable to Federal-Mogul *	$0.51	$0.64	$0.34	$(2.42)	$(0.91)

Weighted avg. shares outstanding – basic (in millions)	98.9	98.9	98.9	98.9	98.9
Weighted avg. shares outstanding – diluted (in millions)	99.7	99.8	99.4	99.4	99.4

Stock price:
High	$26.00	$27.20	$23.99	$19.28
Low	$18.91	$19.61	$14.11	$13.06

Dividend per share	—	—	—	—

*	The Company’s results were impacted by the following:

•	Quarter ended December 31, 2011: The Company recognized adjustment of assets to fair value of $276 million, partially offset by $14 million of tax benefit.

SCHEDULE II – VALUATION AND QUALIFYING ACCOUNTS

FEDERAL-MOGUL CORPORATION AND SUBSIDIARIES

Column A	Column B	Column C			Column D		Column E
		Additions
Description	Balance at Beginning of Period	Charged to Costs and Expenses		Charged to Other Accounts	Deductions		Balance at End of Period
	(Millions of Dollars)

Year ended December 31, 2012:
Valuation allowance for trade receivables	$13	$2		$—	$(2	) (1)	$13
Inventory valuation allowance	83	18		—	(2	) (2)	99
Valuation allowance for deferred tax assets	824	334	(3)	65	—		1,223

Year ended December 31, 2011:
Valuation allowance for trade receivables	$13	$3		$—	$(3	) (1)	$13
Inventory valuation allowance	86	14		—	(17	) (2)	83
Valuation allowance for deferred tax assets	871	(27	) (4)	(20)	—		824

Year ended December 31, 2010:
Valuation allowance for trade receivables	$19	$1		$—	$(7	) (1)	$13
Inventory valuation allowance	76	18		—	(8	) (2)	86
Valuation allowance for deferred tax assets	865	(75	) (5)	81	—		871

(1)	Uncollectible accounts charged off net of recoveries.
(2)	Obsolete inventory charged off.
(3)	Includes $(7) million related to discontinued operations.
(4)	Includes $(9) million related to discontinued operations.
(5)	Includes $1 million related to discontinued operations